As filed with the Securities and Exchange Commission on April 18, 2005

Registration No. 333-123412

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

mPHASE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	7385	22-2287503
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 838-2741
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Martin S. Smiley
Chief Financial Officer
mPHASE TECHNOLOGIES, INC.
587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 831-2242
Telecopy: (203) 853-3304
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the

Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of each class of	Amount to be	price per	offering	Registration
securities to be registered	Registered	share(1)	price(1)	fee
Stock, no par value	178,046,810	$0.505	$ 89,913,639	$10,593

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on March 16, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

April 18, 2005

PROSPECTUS
mPHASE TECHNOLOGIES, INC.
178,046,810 Shares of Common Stock

This prospectus relates to the resale of up to 178,046,810 shares of common stock, of which 77,676,057 shares are issued and outstanding and up to 100,370,753 shares may be issued upon the exercise of warrants, options and convertible notes held by the selling stockholders. The selling stockholders listed on pages 67-78 may sell the shares from time to time.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "XDSL.OB" The last reported sales price of our common stock on March 16, 2005 was $.49 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8.

Our principal executive offices are located at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711. Our phone number is (203) 838-2741.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 18, 2005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THOSE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY THAT: (1) THERE HAVE BEEN NO CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS; OR (2) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.

From inception (October 2, 1996), through December 31, 2004 the Company had incurred (unaudited) development stage losses and has an accumulated deficit of approximately $120,912,875 million and a stockholders' deficit of approximately $3,069,329 respectively. Cumulatively, through June 30, 2004 and December 31, 2004, (unaudited) the Company had negative cash flows from operations of approximately $47.8 million and $50.9 million respectively. The auditors report for the fiscal year ended June 30, 2004 is qualified as to the Company's ability to continue as a going concern. Management estimates the Company needs to raise between $5 million and $10 million during the next 12 months to sustain its current level of operations.

mPHASE TECHNOLOGIES, INC.

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 12,000 shareholders and approximately 130,410,957 million shares of common stock outstanding as of March 15, 2005. mPhase is a developer of broadband communications products, specifically, digital subscriber line (DSL) products for telecommunications service providers around the world. Since our inception in 1996 we have been a development-stage company.

The Company's common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL. We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and New York, N.Y. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase sells radio frequency and filtering technologies to the defense and telecommunications industry. Microphase has been in operation for 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

Our primary activities have consisted of designing, manufacturing and testing our flagship products designed to deliver broadcast television over DSL. We have not, as yet, derived significant sales revenue from such products. Our products facilitate telephone companies becoming full service communications providers by enabling the simultaneous delivery of digital broadcast television, high speed data and voice services over the existing telephone line infrastructure. mPhase has developed its flagship line of products primarily for telephone companies in parts of the world where access to multi-channel television is limited.

In February of 2004, the Company entered into the field of Nanotechnology research and development of micro power cell batteries of various voltages. The initial goal is to develop batteries for military applications capable of operating for significantly longer periods of time than are currently available in the market. The Company believes that such development is consistent with its strategy of being a pioneer in areas of high growth technology and potentially diversifies its mix of products.  On March 11, 2005 the Company announced that it had expanded its nanotechnology research and efforts to develop uncooled magnetic ultra sensors as a new product line.

mPhase introduced its first TV over DSL platform, the Traverser Digital Video and Data Delivery System (DVDDS) in 1998. The DVDDS, is a patented end-to-end system that enables a telecommunications service provider to deliver up to several hundred channels of motion picture experts group two (MPEG-2) standard broadcast digital television, high speed internet and plain old telephone service (POTS) over copper telephone lines between a central office facility (CO) of the provider and a customer's premise. mPhase has not, derived any material revenues from sales of the DVDDS and has replaced the product with its newer TV+ platform. The DVDDS is a proprietary technology developed in conjunction with Georgia Tech Research Corporation (GTRC) that allows for the delivery of any television channel to all users at any given time without a dilution in quality. The system is the only system that utilizes non-internet protocol for the delivery of broadcast television over Asymmetric DSL (ADSL). The DVDDS is installed at Hart Telephone Company in Hartwell, Georgia, where a limited user system is currently operational that is currently being replaced by the Company's newer TV + system. A DVDDS system is also installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a telebroadcast system in a commercial setting.

The new mPhase TV+ system replaced the legacy Traverser DVDDS system and is developed in conjunction with Bell Laboratories division of Lucent Technologies, Inc.  The TV+ solution is also designed to allow for the simultaneous delivery of voice, high speed data, and broadcast TV over copper telephone lines between a telephone service provider's central office (CO) and the customer premises. The TV+ system was developed in conjunction with Bell Laboratories as an outgrowth of mPhase's engagement of Bell Labs in fiscal year 2003 to cost reduce mPhase's set top box that operated with the legacy DVDDS system developed by GTRC. The TV+ system replaces the DVDDS system with an open industry standards-based platform. Release 1 of the mPhaseTV+ system is complete and ready for commercial deployment. The TV+ system delivers 255 broadcast television channels over ADSL and utilizes an industry-leading, standards-based Lucent Technologies, Inc.'s Stinger™ DSL Access Concentrator (DSLAM) for transport of digital television plus high speed internet and voice. The mPhase TV+ system consists of a powerful software platform and a cost reduced set top box located in a telephone customer's premises plus the Lucent

Stinger located at the Central Office of a telecommunications service provider or in the loop servicing the customer.

The mPhase TV+ system provides comprehensive end to end management of delivery of digital broadcast television by interfacing with the Stinger and a video headend built by a telephone service provider to downlink broadcast television programming from satellites. mPhase software manages the broadcast television compressed data prior to the distribution to a customer by the Stinger and supports administrative tasks associated with subscriber management. The use of the Lucent Stinger (digital subscriber line access mutiplexer commonly known as a DSLAM) for transport in the TV+ system results in a highly scalable architecture for the delivery of broadcast television. This is accomplished by internally multicasting each television channel for delivery from the CO to a larger number of end users. Release 1.0 of the TV+ system is capable of distributing 255 channels of broadcast television simultaneously to 455 customers by one Lucent Stinger DSLAM concentrator. We believe that the TV+ platform is the most cost-effective standards-based solution for delivery of broadcast television using ADSL. For mPhase the alliance with Lucent marks a change in strategy from selling a complete proprietary platform to providing an industry-standards solution.

The Company believes that the demand for the TV+ system will be greatest in markets primarily outside of the United States that do not have a hybrid fiber coaxial cable ("HFC") infrastructure necessary for cable TV or fiber to the curb necessary for very fast DSL (VDSL). We believe there is a significant cost advantage when our mPhase TV+ solution is compared against other platforms utilizing existing telephone lines containing the same features. Release 2.1 of the mPhase TV+ system completed in March of 2005 does not contain features such as the delivery of two or more TV channels over a single DSL copper telephone line, video on demand, or interactive TV. Release 2.1 of the TV+ contains the same basic characteristics of Release 1.0 plus an enhanced electronic program guide. Releases 1.0 and 2.0 of the TV+ system are designed to operate only with the Lucent Stinger DSLAM.

In December of 2004, the Company announced that Lucent Russia selected the mPhase TV+ platform to deploy to 1000 customers of one of seven regional telecommunications operators in Russia that are part of a Russian Holding Company with over 15 million customers. The Company also announced that it had reached agreement with Beyaz Holding Company, an owner of Turkey's leading television news and entertainment station to provide technology for the introduction of an array of new digital television services throughout Turkey.

Release 3.0 of the TV+ solution, expected to be completed in the fourth quarter of fiscal year 2005, will utilize a communications framework based upon Internet Protocol (IP) instead of Asynchronous Transfer Mode (ATM) that is utilized by Releases 1.0 and 2.1. ATM is an industry standard for transportation of data based upon a packaging of information into a fixed-size cell format for transportation across networks. Many telecommunications service providers currently deploy equipment that handles this protocol because it can support voice, video, data and multimedia applications simultaneously with a high degree of reliability. IP is another transport protocol that maintains network information and routes packets across networks. IP packets are larger and can hold more data than ATM cells. Historically, there have been concerns that service providers would be unable to provide the same quality of service with IP because it is not optimized for time-sensitive signals such as broadcast television and voice. Nevertheless, there is a greater demand by telecommunication service providers for IP systems for delivery of television, voice and high-speed data because such systems are significantly more cost effective to deploy based upon greater scalability.

Release 3.0 of the TV+ system consists primarily of highly scalable system management software designed to deliver IP television, video on demand, high speed internet and voice over both fiber and copper infrastructures of a telephone service provider. It will operate with both the Lucent Stinger as well as the DSLAM's of other major vendors. Release 3.0 of the TV system will also be able to send multiple TV channels down a single DSL line using ADSL2 supported DSLAM's and be capable of delivery of Video on Demand. As ADSL technology migrates forward to ADSL2 or ADSL2+, mPhase plans to include additional features in future versions of the TV+ system in a scalable, cost - effective manner depending upon actual market demand for such features in markets that mPhase is targeting. In addition, mPhase will be continuously updating its set top box to be used as part of the TV+ system and as a stand - alone product.

In those television markets in the United States that are not served by HFC, we believe that the availability of programming content is essential to facilitate potential sales of our systems enabling delivery of broadcast television over ADSL. In March of 2000, we established mPhase Television net., Inc. (mPhase TV), a joint venture between mPhase and Alphastar International, Inc. mPhase TV is experienced in negotiation contracts with broadcast television programming providers for U.S. markets. mPhase TV has secured licenses to resell programming for a significant number of channels of U.S. broadcast television over DSL. mPhase TV is capable of providing and arranging with packagers of television content a full complement of broadcast television channel content for U.S. telecommunications service providers that may be sent over DSL. This enables a U.S. telecommunications service provider to avoid the necessity of securing such contracting rights individually with many different providers of broadcast television content. mPhase owns approximately 57% of mPhase TV.

NanoTechnology Products

Effective February 3, 2004, mPhase entered into a 12 month research and development agreement with the Bell Labs division of Lucent Technologies, Inc. to develop micro power cell battery arrays employing nantextured superhydrophobic materials for $1.2 million. The Company has extended the contract with Lucent for another 12 months at approximately the same cost to continue development of such product. Under the terms of the contract, the Company will share in royalties from any licensing of the products developed with Lucent.

mPhase believes that the initial market for the product will be military applications. A feasibility prototype of the product was completed during the second quarter in fiscal year 2005.

On March 11, 2005, the Company announced that it had entered into a new 12 month research and development agreement with the Bell Labs division of Lucent Technologies Inc at a cost of approximately $1.2 million to co -develop and commercialize uncooled magnetic ultra-sensitive sensors for a host of defense and civilian applications. The sensors, technically referred to as magnetometers, are based upon Micro Electro Mechanical Systems, and are being designed to create a new generation of uncooled ultra sensitive magnetic field sensors.

mPhase DSL Component Products

mPhase also has designed and markets a line of DSL component products ranging from items such as Plain Old Telephone Service (POTS) splitters to innovative loop management products. From our inception in 1996 to date virtually all of mPhase's revenue has been derived from sales of our DSL products such as POTS splitters and low pass filters.

Our newest innovation in our suite of DSL component products is our i POTS or Intelligent POTS splitter product. This product enables telephone service providers comprehensive remote and automated test access to all elements of a DSL network. The i POTS, and i POTS3 allow a telephone service provider to bypass POTS splitters on a DSL network and avoid having to manually intervene and disrupt line usage so a test signal can pass through a DSL network. This product marks an advancement in automating DSL loop management. As DSL deployments increase, it is becoming more important for telecommunications service providers to streamline the process for rolling-out and troubleshooting DSL services. Additionally, as competition for high speed Internet expands, the market is witnessing a reduction in the price for such service. Therefore, it has become imperative that telecommunications service providers lower the operational costs involved with deploying and supporting DSL services. Currently our i POTS 1 is designed for use with the Lucent Stinger, whereas, the iPOTS3 (recently renamed the Broadband Loop Watch product) is compatible with digital subscriber line access multiplexers (data transport devices) DSLAM's manufactured by other vendors. mPhase has a non-exclusive worldwide distribution agreement with Corning Cable Systems for the sale of the i POTS products and continues to market such products directly.

In November of 2004, the Company announced that Lucent Technologies Saudi Arabia's telecommunications deployment selected the Company's Broadband Loop Watch product. The broadband loop management system is designed to reduce operating and maintenance expenses associated with DSL deployments by telecommunications service providers.

For the year ending June 30, 2004 sales from our POTS Splitter Shelves were $4,641,346 with a Net Loss of $7,758,586 as compared to POTS Splitter Shelf sales of $351,027 and a Net Loss of $6,650,211 for the fiscal year ended June 30, 2003. For the six months ending December 31, 2004 (unaudited), sales from POTS Splitter Shelves and our TV + platform totalled $474,687 with a Net Loss of $5,137,792 compared to sales (exclusively of POTS SPLITTERS) of $3,780,137 and a Net Loss of $2,565,373 for the same period ending December 31, 2003. (See Financial Statements which commence on page F-1.)

THE OFFERING

Common stock offered: Up to 178,046,810 shares of common stock, of which 77,676,057 shares are issued and outstanding and up to 100,370,753 shares may be issued pursuant to convertible notes and upon exercise of warrants and options held by the selling stockholders.

Common Stock to be outstanding after this offering: Approximately 130,410,957 shares of common stock. This does not include an aggregate of 102,932,753 shares that are reserved for issuance pursuant to convertible notes, outstanding employee stock options, non-employee stock options and warrants.

Use of proceeds: We will not receive any proceeds from the sale and issuance of the common stock included in this offering. However, we will receive approximately $39,123,042 upon the conversion of convertible notes and the exercise of all of the warrants and options by the selling stockholders, which would be used for general working capital.

Risk Factors: An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend policy: We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

Plan of Distribution: The shares of common stock (OTC Bulletin Board symbol: XDSL.OB) offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under "Plan of Distribution."

We have applied for trademarks on certain marks which relate to our products.  This prospectus also contains product names, trade names and trademarks of ours as well as those of other organizations. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 12, in evaluating an investment in our common stock. This prospectus includes "forward-looking statements". All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes included in this prospectus. The statements of operations data from October 2, 1996 (date of inception) to June 30, 1998 are derived from financial statements that have been audited by (i) Schuhalter, Coughlin & Suozzo, PC, independent auditors from inception to June 30, 1998, and (ii) by Arthur Andersen for the years ended 1999, 2000 and 2001 included in this prospectus. The statement of operations data for the year ended June 30, 2002, June 30, 2003 and June 30, 2004 are derived from the financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company in this prospectus.

		Year Ended June 30,				Cumulative
						from inception
						October 2, 1996
						to June 30, 2004
	2000	2001	2002	2003	2004
	(in thousands, except share data)
STATEMENT OF
OPERATIONS DATA:
Total revenues	$279	$10,524	$2,582	$1,582	$4,641	$19,609
Costs and Expenses:
Cost of sales	132	5,805	2,415	1,493	4,270	14,115
Research and
development	10,157	10,780	3,820	3,538	3,928	38,275
General and
administrative	27,859	17,322	7,039	2,684	4,118	78,995
Depreciation and
amortization	471	660	670	515	123	2,889
Operating loss	(38,340)	(24,043)	(11,361)	(6,649)	(7,798)	(114,666)
Other income (expense), net	20	-	142	50	150	(1,104)
Interest income (expense)	158	43	(26)	(51)	(111)	5
Net loss	$(38,162)	$(24,000)	$(11,245)	$(6,650)	$(7,759)	$(115,775)
Basic and diluted net
loss per share	$(1.41)	$(.72)	$(.23)	$(.10)	$(.10)
Shares used in basic and
diluted
net loss per share	26,974,997	33,436,641	49,617,280	65,217,088	77,677,120

* Does not include any common stock equivalents since their effect would be anti-dilutive.

Year Ended June 30
(in thousands)

	2000	2001	2002	2003	2004
BALANCE SHEET DATA:
Cash and cash equivalents	$6,432	$31	$47	$397	$90
Working capital (deficit)	3,557	(1,458)	(94)	(1,405)	(2,112)
Total assets	11,184	8,997	6,942	3,782	2,591
Long-term obligations, net of current portion	-	90	2,891	2,608	1,038
Total stockholders' equity (deficit)	$7,329	$1,865	$(42)	$(3,229)	$(2,918)

As of
December
31, 2004
(Unaudited)
(in thousands)

BALANCE SHEET DATA:
Cash and cash equivalents	1,011
Working capital (deficit)	(3,094)

Total assets	$2,708
Total stockholders' equity (deficit)	$(3,069)

The balance sheet data as of June 30, 2003 and 2004 is derived from the financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company in this prospectus and the balance sheet data for December 31, 2004, and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements have been derived from the unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company included in this prospectus.

The statement of operations data for the six months ended December 31, 2004 and December 31, 2003 have been derived from the unaudited financial statements reviewed by Rosenberg, Rich Baker Berman & Company included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The (unaudited) results for the six month period ended December 31, 2004 are not necessarily indicative of the operating results to be expected in the future.

			Cumulative
			Totals
			From Inception
	Six Months Ended		(October 2,
	December 31,		1996)
			to December 31,
	2003	2004	2004
	(in thousands, except per share data)
	(Unaudited)	(Unaudited)	(Unaudited)
Total revenues	$3,780	$475	20,084

Expenses:
Cost of sales	3,290	375	14,288
Research and development	1,455	2,156	40,573
General and administrative	1,518,411	2,780,291	81,835,388
Depreciation and amortization	74	129	3,018

Operating loss	(2,557)	(4,965)	(119,631)
Other income (expense), net	23	(173)	(1,282)
Interest income (expense)	(31)	(95)	(100)
Net loss	$(2,565)	(5,138)	(120,913)
Basic and diluted net loss per share*	$(0.04)	$(0.06)
Shares used in basic and diluted
net loss per share*	72,251,251	91,474,828

*Does not include any common stock equivalents since their effect would be anti-dilutive.

RISK FACTORS

An investment in the common stock offered by this prospectus involves a high degree of risk. In addition to the other information in this prospectus and any supplements to this prospectus, you should carefully consider the following risks before making an investment decision.

Risks Related to Financial Aspects of Our Business

In fiscal year 2004, the Company entered into the new and emerging business of Nanotechnology which entails significant development and commercial risk.

The Company has expended a total of $1.2 million pursuant to a contract with Lucent Technologies, Inc. to initially develop longer life fuel cells for military applications. The Company expects to continue exploratory research with Lucent Technologies, Inc. and has extended  its current Development Agreement with Lucent for an additional 12 months at a cost of $100,000 per month. The Company believes that it will be a minimum of two years to develop a commercially viable revenue producing product. Even though a feasibility prototype product has been successfully developed, pure research involves a high degree of risk with significant uncertainty as to whether a commercially viable product will result. On March 10, 2005 the Company undertook an additional capital commitment of $1.2 million to Lucent Technologies Inc for new research and development of uncooled magnetic ultra sensors using the science of Nanotechnology

mPhase's stock price has suffered significant declines during the past four years and remains volatile.

The market price of our common stock closed at $1.91 on February 20, 2001 and closed at $.465 on March 16, 2005. Stocks in telecommunications equipment providers of DSL products have been very volatile during such period. Our common stock is a highly speculative investment and is suitable only for such investors with financial resources that enable them to sustain the loss of their entire investment in such stock. Because the price of our common stock is less than $5.00 per share and is not traded on the NASDAQ National or NASDAQ Small Cap exchanges, it is considered to be a "penny stock" limiting the type of customers that broker/dealers can sell to. Such customers consist only of "established customers" and "Accredited Investors" (within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended-generally individuals and entities of substantial net worth) thereby limiting the liquidity of our common stock.

We have reported net losses for each of our fiscal years from our inception in 1996 and for the six months (unaudited) ended December 31, 2004 and December 31, 2003 respectively and may not be able to operate profitability in the future.

We have had substantial operating losses since our inception in 1996 (including $7,758,586 and $6,650,211 for the fiscal year ended June 30, 2004 and fiscal year ended June 30, 2003, respectively and (unaudited) $5,137,977 and $2,565,377 for the six month period ending December 31, 2004 and December 31, 2003 respectively) and cannot be certain when or if we will ever be profitable. We expect to continue to have net losses for the foreseeable future and have a need to raise not less than $5-10 million in additional cash in the next 12 months through further offerings to continue operations. We have never been profitable from our inception in October, 1996 through December 31, 2004 (unaudited) and we have incurred (a) accumulated losses of $120,912,875 and a stockholder's deficit of $3,069,329 and (b) cumulative negative cash flow of $50,890,701. As of December 31, 2004 (unaudited) we have a negative net worth of $3,069,329 and negative working capital of $3,093,403.

Our independent auditor's report express doubt about our ability to continue as a going concern.

The reports of the Company's outside auditors' Rosenberg, Rich, Baker, Berman & Company with respect to its latest audited 10K for the fiscal years ended June 30, 2004, June 30, 2003 and June 30, 2002 stated that "there is substantial doubt of the Company's ability to continue as a going concern." Such opinion from our outside auditors makes it significantly more difficult and expensive for the Company to raise additional capital necessary to continue our operations.

Our common stock is subject to significant dilution upon issuance of shares we have reserved for future issuance.

As of March 16, 2005, we have warrants, options and convertible notes outstanding convertible into approximately 76,110,420 shares and 24,822,333 shares restricted and 2,000,000 shares respectively of mPhase common stock which, upon conversion, may adversely affect the future price of our common stock. As of March 16, 2005 we have warrants and options convertible into approximately 66,267,795 and 13,215,000 shares of our common stock at $.35 per share or less that, upon exercise, will result in significant dilution to many of our current shareholders and may adversely affect the future price of our common stock. As of March 16, 2005, the Company has approximately 2,000,000 shares of common stock reserved for the issuance upon the conversion of certain 12% convertible notes to related parties at an average exercise price $.28 per share which may adversely affect the future price of our common stock. We may be forced to raise additional cash for operations by selling additional shares of our common stock at depressed prices causing further dilution to our shareholders.

Risk Factors Related to Our Operations

We have been a development-stage company since our inception in 1996 and have not to date had a significant deployment of either of our platform for delivery of televison over DSL.

We have had to date no material revenues derived from sales of our legacy Traverser Digital Video Data Delivery System (DVDDS) that has been replaced by our mPhaseTV+ products or our new line of Intelligence POTS Splitters. There have been to date only one deployment of our TV+ platform for 1000 customers of a telecommunications service provider in Russia and no major deployments of Television over DSL by telephone service providers globally of our products and there currently is uncertainty as to the extent, if at all, that deployments will occur in the future.

We depend upon outsourcing of our research and product development of our television platform and Nanotechnology proucts to Lucent Technologies Inc.

We depend upon Lucent Technologies Inc. for the successful development of our TV+ product, certain design and software used in our Broadband Watch product and our lines of Nanotechnology products and our business would be materially adversely affected if Lucent Technologies Inc. were to terminate our relationship.

The loss of key personnel could adversely effect our business.

Management and employment contracts with all of our officers have expired and no assurances can be given that such executives will remain with the Company or that the Company will be able to successfully enter into agreements with such key executives. All of our officers and other key employees have been granted stock options that are intended to represent a key component of their compensation. Such options may not provided the intended incentives to such persons if our stock price declines or experiences significant volatility.

Economic support from affiliated companies has been significant.

During the downturn in the telecommunications industry that has continued over the past 4 years , both Microphase Corporation, and Janifast Ltd. had provided significant financial support to mPhase in the form of either cash infusions or conversions of related party debt. Such companies, which share common management with mPhase, are under no legal obligation to and may not be able to sustain such economic support of mPhase in the future should such support be necessary.

Sales and margins from our component DSL products has varied dramatically during the past four years and remains volatile.

Sales and gross margins from our POTS Splitter and other DSL products have experienced a general decline and significant volatility during the period from June 30, 2001 through December 31, 2005 as a result of the significant downturn in capital spending by telecommunications service providers. Sales have declined during each quarter of the fiscal year ended June 30, 2004 and continued to decline during the first quarter of fiscal year 2005. Such decline has continued through the second quarter of fiscal year 2005 and the outlook for continuing growth in sales remains uncertain. Failure to achieve significant sales with adequate gross margins with respect to our component DSL products will negatively effect the cash available to the Company prior to commencement of sales of our flagship television platforms thereby having a negative effect upon the overall financial condition of the Company and the price of our common stock.

We rely on single sources for supply of a certain component for out POTS splitter product that has been the source of all of our revenues to date.

We purchase the core torroid which is a key component in our POTS Splitter Product from VAC corporation. We purchase such component on a purchase order basis and have no long term contract for the supply of such component. The loss of this current source of supply could result in us having to redesign our product at additional cost and result in lost revenues from our main source of sales to date.

We may incur substantial expenditures in the future in order to protect our intellectual property.

Although our legacy Traverser DVDDS television platform is patent-protected and not the subject of any infringement allegations we do not have currently patents or patents pending for our TV+ product. The telecommunications industry, in general, is characterized by a large number of patents and frequent patent litigation based upon claims of patent infringement when compared to other industries.

Risk Factors Related to Our Targeted Markets

Historically the sale of infrastructure products to telecommunication providers in the international markets has a long lead time and a multiplicity of risks.

We expect the majority of our future revenues from our TV+ product to be derived from international emerging markets and our success depends upon our ability to sell our flagship television platform outside of the United States where political, currency and regulatory risks are significantly greater. As a result of their distance from the United States, different time zones, culture, management and language differences, these operations pose greater risk than selling in the United States. Our sales cycle for our TV + platform is lengthy (since it involves a major strategic decision by an international telecommunications service provider) and we may incur significant marketing expenses with no guarantee of future sales. A significant market for our legacy Traverser DVDDS never developed  may never develop for our TV + platform  if international telephone service providers fail to successfully deploy broadband services including high speed data and television Telephone service providers worldwide have significantly decreased capital expenditures for broadband and other deployment as a result of the current economic downturn in the industry. Future market demand that will cause telephone service providers to continue to aggressively roll out DSL, in general, is highly unpredictable especially in markets outside of the United States. Certain telephone companies (especially in developing international economies) may have copper wire infrastructure that is not of sufficient quality to accommodate the mPhaseTV+ platform. Changes in foreign taxes and import duties and economic and political instability in international markets pose a greater risk to our operations than U.S. markets.

Our televison platform may not achieve compliance with regulatory requirements in foreign countries.

Our mPhaseTV+ platform may fail to meet foreign regulatory standards. Since our targeted markets for our television platform involves countries outside of the United States, such product is subject to greater regulatory risks since it must comply with different standards of different countries than can vary widely in the telecommunications industry. The failure to meet such regulatory standards would result in potential customers in countries outside of the United States not deploying of our TV+ platform.

The telecommunications industry is subject to intense competition characterized by swift changes in technology.

The telecommunications equipment industry is subject to swift and continuing innovation and technological changes that could render our TV+ product obsolete and intense competition in the industry could prevent our ever becoming profitable. Our competitors that sell DSL systems that compete with and mPhaseTV+ system include much larger and better known and capitalized companies with significantly greater selling and marketing experience and financial resources such as ADC, Alcatel S.A and Microsoft in a joint venture., Calis, Catena Networks, Copper Mountain, Diegeo, Advanced Fiber Communications, ECT Telecommunications, Ericsson, Fujitsu, Marconi, Motorola, NEC, Nortel, Huawei Technologies, Net to Net Technology, Nokia, UTS Starcom, DVTEL, Inc., Turnstone, Paradyne Networks, Samsung, 2 Wire, Siemens, TuT Systems Scientific Atlantic, and Optibase Wesell. We also face competition from companies that provide infrastructure software products to deliver multi-channel digital television over telephone such as Imagic TV, Minerva Corporation and Myrio Corporation.Telephone service providers that are our targeted customers face competition from cable-based technologies, fixed wireless technologies and satellite technologies that may cause them not to deploy our TV+ product.

Deployment of our television platform requires certain additional investments by telecommunications service providers.

Our Customers may need to build a digital head-end to download television content from satellites involving a significant additional capital expenditure to utilize the digital Television capabilities of our TV+ product. Such additional capital costs to build a digital headend may cause a number of potential customers not to deploy our TV+ platform.

We may not be able to evolve our technology, products and services or develop new technology, products and services that are acceptable to our customers.

The market for our broadcast digital television platforms over DSL is characterized by:

Rapid technology change;

New and improved product introductions;

Changing customer Demands; and

Evolving industry standards and product obsolescence.

Our future success will depend upon our ability to continually enhance our existing broadcast digital television platforms as Asymmetric Digital Subscriber Line (ADSL) technology migrates forward to ADSL2 and ADSL2+ with enhanced features such as the ability to deliver multiple television channels to one set top box and continually cost-reduce our platforms consistent with the demands of telecommunications service providers. The development of enhanced and new technology, products and services is a complex and uncertain process requiring high levels of innovation, highly-skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, market or support new or enhanced technology, products, or services on a timely basis, if at all owing to our size and limited financial resources.

Telecommunications service providers outside of the United States must be able to access sources for broadcast television content in order to deploy our either of our television platforms.

In order to have an incentive to deploy either the TV+ platform, an international telecommunications service provider must have access, to multiple channels of Television programming from content providers at prices that enable such provider to earn a profit from the deployment of television programming. In certain of our key target markets, such as Brazil, only cable companies are permitted under current law to provided such content and therefore a local service provider must either establish a working relationship with such a cable provider to have an incentive to utilize our products.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $39,168,942 if all of the warrants, options and convertible notes are converted to purchase shares of common stock registered under this prospectus are exercised, which would be used for general working capital.

PRICE RANGE OF COMMON STOCK

The primary market for our common stock is the OTC Bulletin Board, where it trades under the symbol "XDSL.OB". The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

Year/Quarter	High	Low
Fiscal year ended June 30, 1999
First Quarter	$4.25	$0.75
Second Quarter	3.65625	1.5625
Third Quarter	5.625	1.875
Fourth Quarter	8.75	2.90625
Fiscal year ended June 30, 2000
First Quarter	$9.25	$2.96875
Second Quarter	6.1875	2.50
Third Quarter	19.125	6.50
Fourth Quarter	14.125	6.00
Fiscal year ended June 30, 2001
First Quarter	$9.25	$3.00
Second Quarter	5.9375	1.4688
Third Quarter	3.38	1.22
Fourth Quarter	2.61	1.03
Fiscal year ended June 30, 2002
First Quarter	$1.67	$.31
Second Quarter	.86	.31
Third Quarter	.62	.27
Fourth Quarter	.50	.23
Fiscal year ended June 30, 2003
First Quarter	$.32	$.15
Second Quarter	.31	.15
Third Quarter	.36	.19
Fourth Quarter	.42	.28
Fiscal Year ended June 30, 2004
First Quarter	$.42	$.29
Second Quarter	$.61	$.26
Third Quarter	$.69	$.41
Fourth Quarter	$.46	$.29
Fiscal Year ended June 30, 2005
First Quarter	$.31	$.21
Second Quarter	$.35	$.23

As of March 16, 2005 (unaudited), we had 130,410,957 shares of common stock outstanding and approximately 12,000 stockholders. The last reported sales price of our common stock on March 16, 2005 was $.465 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems are relevant.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with "Company Operations" and the historical financial statements and notes included in this prospectus The statement of operations data for the years ended June 30, 1999, 2000 and 2001, are derived from financial statements that have been audited by Arthur Andersen LLP, and the statement of operations data for the years ended June 30, 2002, 2003 and 2004 are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company, independent auditors, and are included in this prospectus. The operations data for the quarterly periods ended September 30, 1999 and each quarter thereafter to and including the quarter ended December 31, 2001 are derived from unaudited financial statements reviewed by Arthur Andersen LLP and the operations data for the quarterly periods from March 31, 2002 and each quarter thereafter through and including the quarter ended December 31, 2004, have been derived from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company, which include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation. The results for the fiscal year ended June 30, 2004 and the results for the six months ended December 31, 2004 are not necessarily indicative of the operating results to be expected in the future.

	For The Year Ended				For the Six Months Ended December
	June 30,				31, (Unaudited)

	2000	2001	2002	2003	2004	2003	2004
STATEMENT OF
OPERATIONS
DATA:
Total revenues	$279,476	$10,524,134	$2,582,446	$1,581,639	$4,641,346	$3,780,137	$474,687
Costs and
Expenses:
Cost of sales	131,756	5,804,673	2,415,129	1,493,394	4,068,255	3,289,937	374,905
Research and
development	10,156,936	10,779,570	3,819,583	3,538,305	4,069,721	1,454,899	2,156,161
General &
administrative	27,859,330	17,321,614	7,038,923	2,683,534	4,177,961	1,518,411	2,780,291
Depreciation &
amortization	471,101	660,372	670,183	515,417	122,878	74,082	128,805
Operating loss	(38,339,647)	(24,042,095)	(11,361,372)	(6,649,011)	(7,797,469)	(2,557,192)	(4,965,176)
Other income
(expense), net	20,000	-	142,236	49,968	38,833	23,087	(40,500)
Interest income
(expense)	158,105	43,361	(26,225)	(51,168)	(111,175)	(31,272)	(95,205)
Net Loss	$(38,161,542)	$(23,998,734)	$(11,245,361)	$(6,650,211)	$(7,758,586)	(2,565,377)	(5,137,792)
Basic and diluted
net loss per share	$(1.41)	$(0.72)	$(0.23)	$(0.10)	$(.10)	(.04)	(.06)
Shares used in
basic and diluted
net loss per
share(1)	26,974,997	33,436,641	49,617,280	65,217,088	77,677,120	72,251,251	91,474,828

(1) Does not include shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issued in private placements, options or conversion rights for certain notes; of which the underlying shares of the Company's common stock for such common equivalent shares are subject to registration by this prospectus, since their effect is anti-dilutive. Common equivalent shares for such shares other than the options, warrants and convertible rights subject to registration herein, have also been excluded from the computation of diluted earnings per share since their effect is anti-dilutive.

The balance sheet data as of June 30, 1999, 2000, 2001 are derived from financial statements that have been audited by Arthur Andersen LLP and June 30, 2002, 2003 and 2004 are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company and the balance sheet data as of December 31, 2004, have been derived from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company, and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation.

Balance Sheet Data as of:

	June 30,
	2000	2001	2002	2003	2004

Cash and cash
equivalents	$6,432,417	$31,005	$47,065	$396,860	$90,045
Working capital
(deficit)	3,556,587	(1,458,227)	(94)	(1,405,331)	(2,111,452)
Total assets	11,184,246	8,997,182	6,942,515	3,781,649	2,590,718
Total Long-term
obligations, net of
current portion	0	90,000	2,890,535	2,607,552	1,038,050
Total stockholders'
equity (deficit)	$7,328,504	$1,864,642	$(42,849)	$(3,228,886)	$(2,917,962)

December 31, 2004

Cash and cash
equivalents	$1,010,903
Working capital
(deficit)	(3,093,405)
Total assets	2,708,618
Total Long-term
obligations, net of
current portion	398,049
Total stockholders'
equity (deficit)	$(3,069,329)

SELECTED QUARTERLY FINANCIAL DATA

The statement of operations data as of the periods indicated below are derived from unaudited financial statements, of which the quarterly periods ended September 30, 1999 and each quarter thereafter to and including the quarter ended December 31, 2001 are derived from unaudited financial statements reviewed by Arthur Andersen LLP. The operations data for the quarterly periods ended March 31, 2002 and each quarter thereafter through and including the quarter ended December 31, 2004, have been derived from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company. The foregoing include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements.

	Three Months Ended
	September 30,	December 31
	(in thousands, except share amounts)
FISCAL 2005 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$179	$295
Costs and Expenses:
Cost of sales	130	245
Research and development	1,101	1,055
General and administrative	709	2,071
Depreciation and amortization	1,00	127
Operating loss	(1,762)	(3,203)
Interest expense, Net	(29)	(66)
Gain (Loss) on Debt extinguishment	(41)	(37)
Net Loss	$(1,832)	(3,306)
Basic and diluted net loss per share	$(.02)	(.04)
Shares used in basic and diluted net loss per share(1)	89,719,962	93,388,584

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2004 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$2,489	$1,291	$555	$294
Costs and Expenses:
Cost of sales	2,099	1,191	484	294
Research and development	611	843	1,404	1,212
General and administrative	605	914	803	1,856
Depreciation and amortization	46	28	27	22
Operating loss	(872)	(1,685)	(2,162)	(3,078)
Interest expense, Net	(16)	(16)	(20)	(59)
Gain (Loss) on debt extinguishment	23	-	(152)	278
Net Loss	$(865)	$(1,701)	$(2,334)	$(2,859)
Basic and diluted net loss per share	$(.01)	$(.02)	$(.03)	$(.03)
Shares used in basic and dilute net loss	71,725,318	72,814,272	81,564,405	84,885,017
per share

		Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2003 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$210	$562	$210	$600
Costs and Expenses:
Cost of sales	197	547	205	544
Research and development	803	753	906	1,077
General and administrative	893	731	544	516
Depreciation and amortization	131	129	129	127
Operating loss	(1,814)	(1,598)	(1,574)	(1,664)
Interest expense, Net	(18)	(15)	(11)	(6)
Gain on debt extinguishment	41	-	9	11
Gain (Loss) on investments	-	(16)	(12)	17
Net Loss	$(1,791)	$(1,629)	$(1,588)	$(1,642)
Basic and diluted net loss per share	$(.03)	$(.07)	$(.02)	$(.02)
Shares used in basic and diluted net	60,881,131	65,914,466	65,956,810	68,164,160
loss per share(1)

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2002 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$537	$545	$866	$634
Costs and Expenses:
Cost of Sales	457	530	724	704
Research and development	1,111	1,257	539	912
General and administrative	2,862	1,641	1,355	1,182
Depreciation and amortization	193	209	136	132
Operating loss	(4,086)	(3,092)	(1,888)	(2,296)
Interest expense, Net	(10)	(1)	(5)	(10)
Gain (Loss) on debt extinguishment	33	5	85	19
Net Loss	$(4,063)	$(3,088)	$(1,808)	$(2,287)
Basic and diluted net loss per share	$(.10)	$(.07)	$(.03)	$(.04)
Shares used in basic and diluted net	42,037,506	44,645,458	55,606,168	56,459,167
loss per share(1)

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2001 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$1,865	$5,231	$2,959	$469
Costs and Expenses:
Cost of Sales	872	2,779	1,689	465
Research and development	3,162	3,318	2,220	2,080
General and administrative	3,485	3,314	3,105	7,406
Depreciation and amortization	123	136	200	201
Operating loss	(5,779)	(4,316)	(4,255)	(9,683)
Interest income, Net	28	8	4	3
Net loss	$(5,751)	$(4,308)	$(4,251)	$(9,680)
Basic and diluted net loss per share	$(.18)	$(.13)	$(.12)	$(.27)
Shares used in basic and diluted net	31,562,727	32,324,964	34,205,000	35,702,797
loss per share(1)

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2000 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$-	$-	$40	$240
Costs and Expenses:
Cost of sales	-	-	19	113
Research and development	1,491	1,904	2,858	3,904
General and administrative	1,210	1,226	12,776	12,648
Depreciation and amortization	114	116	118	123
Operating loss	(2,815)	(3,246)	(15,731)	(16,548)
Other income, net	-	-	-	20
Interest income, Net	18	41	57	42
Net Loss	$(2,797)	$(3,205)	$(15,674)	$(16,486)
Basic and diluted net loss per share	$(.11)	$(.12)	$(.56)	$(.55)
Shares used in basic and diluted net	24,942,965	25,907,602	27,743,996	29,729,060
loss per share(1)

(1) The quarterly earnings per share data above are computed independently for each of the quarters presented. As such, the sum of the quarterly per common share information may not equal the full year amounts due to rounding differences resulting from changes in the weighted-average number of common shares outstanding.

(1) SELECTED BALANCE SHEET DATA

The summary financial data set forth below should be read in conjunction with "Company's Operations" and the historical consolidated financial statements and notes included in this prospectus. The balance sheet data including the effects of Changes in the Statement of Stockholders from October 2, 1996 (date of inception) to June 30, 1998 are derived from financial statements that have been audited by (i) Schuhalter, Coughlin & Suozzo, PC, independent auditors from inception to June 30, 1998 (ii) from financial statements that have been audited by Arthur Andersen for the years ended 1999, 2000 and 2001 and the balance sheet data as of June 30, 2002, 2003, and 2004 which are included in this prospectus, are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company.

	Year
	Ended
	June 30,
	2000	2001	2002	2003

BALANCE SHEET DATA:
Cash and cash equivalents	$6,432	$31	$47	$397	$90
Working capital (deficit)	3,557	(1,458)	(94)	(1,405)	(2,111)
Total assets	11,184	8,997	6,943	3,781	2,591
Long-term obligations, net
of current portion	-	90	2,890	2,608	1,038
Total stockholders' equity
(deficit)	$7,329	$1,865	$(43)	$(3,229)	$(2,918)

COMPANY OPERATIONS

The following is management's discussion and analysis of the operations of mPhase, since its inception in 1996 which should be read in conjunction with the accompanying financial statements, financial data, and the related notes.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE LITIGATION REFORM ACT OF 1995:

Some of the statements contained in or incorporated by reference in this Prospectus discuss the Company's plans and strategies for its business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements include, among others, statements concerning the Company's expectations regarding its working capital requirements, gross margins, results of operations, business, growth prospects, competition and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Any forward-looking statements contained in this Prospectus are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein.

OVERVIEW

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 12,000 shareholders and approximately 130 million shares of common stock outstanding. The Company's common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL.

mPhase is a developer of broadband communications products, specifically, digital subscriber line (DSL) products for telecommunications service providers around the world. In February of 2004 mPhase has entered into the new and emerging area of NanoTechnology. Since our inception in 1996 we have been a development-stage company and operating activities have related primarily to research and development, establishing third-party manufacturing relationships and developing product brand recognition among telecommunications service providers.

We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and New York, New York. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase is a seller of radio frequency and filtering technologies to the defense industry. Microphase has been in operation for almost 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

Description of Operations

Since our inception in 1996 our primary activities have consisted of designing, manufacturing and testing our flagship products designed to deliver digital broadcast television over DSL. We have not, as yet, derived any significant revenue from such products. The Company's recent entry into the field of nanotechnology is focused upon exploratory development of batteries with significantly longer shelf lives and enhanced capabilities. The Company believes that such development is consistent with its strategy of being a pioneer of high growth technology products and potentially diversifies its product mix.

mPhase introduced its first TV over DSL platform, the Traverser™ Digital Video and Data Delivery System ("DVDDS"), in 1998. The DVDDS is a patented end to end system that enables a telecommunications service provider to deliver up to several hundred channels of motion picture experts group two ("MPEG-2") standard broadcast digital television, high speed internet and voice over copper telephone lines between a central office facility of the provider and a customer's premise. mPhase has not, as yet, derived any material revenues from sales of the DVDDS. The DVDDS is a proprietary technology developed in conjunction with Georgia Tech Research Corporation (GTRC) and is one of the first systems of its kind developed.. The system is the only system on the market that utilizes non- Internet Protocol ("IP") transmission over ADSL. The DVDDS is installed at Hart Telephone Company in Hartwell, Georgia, where a limited user system is currently operational. This trial system is being replaced and updated with Version 1.0 of our new TV+ system at Hart Telephone that is expected to be operational with a limited number of trial customers of broadcast television during fiscal year 2005. A DVDDS™ system is also installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a television broadcast system in a commercial setting.

The new mPhase TV+ system, developed in conjunction with Bell Laboratories division of Lucent Technologies, Inc., is also designed to allow for the simultaneous delivery of voice, high speed data, and broadcast TV over copper telephone lines between a telephone service provider's central office (CO) and the customer premises. The TV+ system was developed in conjunction with Bell Laboratories as an outgrowth of mPhase's engagement of Bell Labs in fiscal year 2003 to cost reduce mPhase's set top box that operates with the legacy DVDDS sytem developed by Georgia Tech Research Corporation (GTRC). The TV+ system has replaced the legacy DVDDS system with an open industry standards-based platform. Release 1 and 2.1 of the mPhaseTV+ system is complete and ready for commercial deployment. The TV+ system delivers 255 broadcast television channels over ADSL and utilizes an industry-leading, standards-based Lucent Technologies, Inc.'s Stinger™ DSL Access Concentrator for

transport of digital television plus high speed internet and voice. The mPhase TV+ system consists of a powerful software platform and a cost reduced set top box located in a telephone customer's premises plus the Lucent Stinger located at the CO or in the loop servicing the customer.

The mPhase TV+ system provides comprehensive end to end management of delivery of digital broadcast television by interfacing with the Stinger and a video headend built by a telephone service provider to downlink broadcast television programming from satellites. mPhase software manages the broadcast television compressed data prior to the distribution to a customer by the Stinger and supports administrative tasks associated with subscriber management. The use of the Lucent Stinger (digital subscriber line access mutiplexer commonly known as a DSLAM) for transport in the TV+ system results in a highly scalable architecture for the delivery of broadcast television. This is accomplished by internally multicasting each television channel for delivery from the CO to a larger number of end users. Release 1.0 and 2.1 of the TV+ system is capable of distributing 255 channels of broadcast television simultaneously to 455 customers by one Lucent Stinger DSLAM concentrator. We believe that the TV+ platform is the most cost-effective standards-based solution for delivery of broadcast television using ADSL. For mPhase the alliance with Lucent marks a change in strategy from selling a complete proprietary platform to providing an industry-standards solution.

The Company believes that the demand for the TV+ system will be greatest in markets primarily outside of the United States that do not have a hybrid fiber coaxial cable ("HFC") infrastructure necessary for cable TV or fiber to the curb necessary for very fast DSL (VDSL). We believe there is a significant cost advantage when our mPhase TV+ solution is compared against other platforms utilizing existing telephone lines containing the same features. Release 1.0 of the mPhase TV+ system completed in July of 2004 does not contain features such as the delivery of two or more TV channels over a single DSL copper telephone line, video on demand, or interactive TV. Release 2.1 of the TV+, completed in March of 2005, contains the same basic characteristics of Release 1.0 plus an enhanced electronic program guide. Releases 1.0 and 2.1 of the TV+ system are designed to operate only with the Lucent Stinger DSLAM.

In December of 2004, the Company announced that a major telecommunications service provider in Russia had chosen to deploy to 1,000 of its customers mPhase's TV+ platform. The Russian service provider has over 1 million customers and is part of a holding company with 15 million customers.

Release 3.0 of the TV+ solution, expected to be completed in the fourth quarter of fiscal year 2005, will utilize a communications framework based upon Internet Protocol (IP) instead of Asynchornous Transfer Mode (ATM) that is utilized by Releases 1.0 and 2.1. ATM is an industry standard for transportation of data based upon a packaging of information into a fixed-size cell format for transportation across networks. Many telecommunications service providers currently deploy equipment that handles this protocol because it can support voice, video, data and multimedia applications simultaneously with a high degree of reliability. IP is another transport protocol that maintains network information and routes packets across networks. IP packets are larger and can hold more data than ATM cells. Historically, there have been concerns that service providers would be unable to provide the same quality of service with IP because it is not optimized for time-sensitive signals such as broadcast television and voice. Nevertheless, there is a greater demand by telecommunication service providers for IP systems for delivery of television, voice and high-speed data because such systems are significantly more cost effective to deploy based upon greater scalability.

Release 3.0 of the TV+ system is a system management software product that will operate with both the Lucent Stinger as well as the DSLAM's of other major vendors. Release 3.0 of the TV system will also be able to send multiple TV channels over both fiber as well as down a single DSL line using ADSL2 supported DSLAM's and be capable of delivery of Video on Demand. As ADSL technology migrates forward to ADSL2 or ADSL2+, mPhase plans to include additional features in future versions of the TV+ system in a scalable, cost - effective manner depending upon actual market demand for such features in markets that mPhase is targeting. In addition, mPhase will be continuously updating its set top box to be used as part of the TV+ system and as a stand - alone product.

In those television markets in the United States that are not served by HFC, we believe that the availability of programming content is essential to facilitate potential sales of our systems enabling delivery of broadcast television over ADSL. In March of 2000, we established mPhase Television net., Inc. (mPhase TV), a joint venture between mPhase and Alphastar International, Inc. mPhase TV is experienced in negotiation contracts with broadcast television programming providers for U.S. markets. mPhase TV has secured licenses to resell programming for a significant number of channels of U.S. broadcast television over DSL. mPhase TV is capable of providing and arranging with packagers of television content a full complement of broadcast television channel content for U.S. telecommunications service providers that may be sent over DSL. This enables a U.S. telecommunications service provider to avoid the necessity of securing such contracting rights individually with many different providers of broadcast television content. mPhase owns approximately 57% of mPhase TV.

mPhase DSL Component Products . mPhase also has designed and markets a line of DSL component products ranging from commodity items such as POTS splitters to innovative loop management products. Most notable in the suite of DSL component products is the recently introduced i POTS or Intelligent POTS Splitter product. The i POTS 1 product is designed to work in conjunction the Lucent Stinger DSLAM. A newly developed version of the product called the i POTS 3 (renamed the Broadband Watch product) is compatible with the Lucent Stinger as well as DSLAM's manufactured by other vendors. This product marks a significant advancement in automating loop management. As DSL deployments scale, it is becoming increasingly more important for telecommunications service providers to streamline the process for provisioning and troubleshooting DSL services. Additionally, as competition for high speed Internet expands, the market is witnessing a reduction in price. Therefore, it has become imperative that telecommunications service providers lower the operational costs involved with supporting DSL services. The i POTS is a device that allows service providers to perform full loop testing without having to deploy manual assets by allowing service providers to temporarily bypass the POTS Splitter and have a comprehensive view of their DSL networks. Prior to the introduction of this product in order to perform full testing, service providers would have to manually intervene so that so that test signals could be passed through the network. In November of 2004, the Company announced that it had been selected to provide its automated Broadband Watch product for Saudi Arabia Telecom under an initial purchase order in excess of $1 million.

Nanotechnology

Effective February 3, 2004, mPhase has entered into a Development Agreement with Lucent Technologies, Inc. to commercialize the use of nano power cell technology. The initial Agreement was for a 12 month period of exploratory development at the cost of $100,000 per month of a new form of power cell having a shelf life far in excess of conventional battery technology. The Company has extended such Agreement for another 12 months at the cost of $100,000 per month through February of 2006 to continue development of the nano power cell product. We believe that this arrangement with the Bell Labs division of Lucent will give mPhase the opportunity to develop and offer breakthrough battery technology and other potential applications, initially to the government market for defense and homeland security and ultimately to the commercial market. It is anticipated that the initial applications for nano power cells will address the need to supply emergency and reserve power to a broad range of products for the defense department.

The Company believes that its entry into this new field of high technology growth will provide product diversification without negatively affecting its focus upon its traditional products aimed at delivery of Television over DSL. The Company developed a lab prototype of its first nano power cell product that was completed in the second quarter of fiscal year 2005. The Company is unable, at this time, to predict when significant commercialization and material revenues will be derived from its entry into the NanoTechnology business.

On March 10, 2005 the Company announced and agreement with the Bell Labs research and development arm of Lucent Technologies, Inc. to codevelop and commercialize uncooled magnetic ultra-sensitive sensors for a host of defense and civilian applications. The sensors, technically referred to as magnetometers, are based upon Micro Electro Mechanical Systems (MEMS) using designs based upon fundamental breakthroughs made in the past few years at Bell Labs as part of the New Jersey Nanotechnology Consortium. Initial tests of theses MEMS magnetometers indicate sensitivities 1000 times those achieved in presently available uncooled magnetometers. Such devices are designed to create a new generation of ultrasensitive magnetic field sensors that will enable military combatants to detect with greater accuracy and range hostile military forces. Commercial applications may include inexpensive navigational components for mobile phones to sensing devices for identification and other homeland security products.

Revenues . To date, all material revenues have been generated from sales of the POTS Splitter Shelves and other DSL component products to a small number of telecommunications companies. mPhase believes that future revenues are difficult to predict because of "the length and variability of the commercial roll-out of the mPhase TV+ product to various telecommunications service providers and (ii) the Company's recent entry into the NanoTechnology business. Since the Company believes that there may be a significant international market for the mPhaseTV+ products involving many different countries, with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to the changing variables and uncertainties. Additionally, the recent instability of the telecommunications market evidenced by reduction in capital spending across the whole in the telecom sector contributes to our difficulty in accurately predicting future revenues.

Cost of revenues . The costs necessary to generate revenues from the sale of POTS Splitter Shelves and other related DSL component products include direct material, labor and manufacturing. mPhase paid these costs to Janifast Ltd., which has facilities in the People's Republic of China and is owned by and managed by certain senior executives of the Company. The cost of revenues also includes certain royalties paid to Microphase Corporation, a privately held corporation organized in 1955, which shares certain common management with the Company and is majority-owned by a director of mPhase. Costs for future production of the TV +  Platform will consist primarily of payments to manufacturers to acquire the necessary components and assemble the product including Lucent Technologies Inc., Espiral Group and Magpie Telecom Insiders, Inc.

Research and development . Research and development expenses consist principally of the payments made to Microphase and Lucent, respectively, for development of the Traverser, the i POTS, the TV+ and nanotechnology products respectively. The TV+ solution consists of the newly developed mPhase Broadcast Television Switch together with the Lucent Stinger voice and data delivery system product. All research and development costs are expensed as incurred.

General and administrative . Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the TV+ platform, the POTS Splitter Shelves, the i POTS and other DSL component products, as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase and mPhase leases its principal office in Norwalk, Connecticut from Microphase.

Non-Cash compensation charges . The Company makes extensive use of stock options and warrants as a form of compensation to employees, directors and outside consultants. We incurred non-cash compensation charges totaling $67,932,341 from inception (October 2, 1996) through June 30, 2004, of which $2,117,769 was included in research and development expenses and $47,133,142 was included in general and administrative expenses.

TWELVE MONTHS ENDED JUNE 30, 2004 VS. JUNE 30, 2003

Revenues. Total revenues for the year ended June 30, 2004 increased to $4,641,346 from $1,581,639 for the year ended June 30, 2003. The increase was primarily attributable to increased sales of the Company's POTS Splitter product line especially during the first quarter of fiscal year ended June 30, 2004, caused by an upturn in July and August of 2004 of orders from one customer that orders component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment. The Company cannot predict when the demand for telecommunication equipment will resume, however we do not expect significant sales in the first two quarters of fiscal 2005.

Cost of revenues. Cost of sales was $4,068,255 for the year ended June 30, 2004 as compared to $1,493,394 in the year ended 30, 2003. Cost of revenues increased for the twelve months ended June 30, 2004 compared to the prior period ending June 30, 2003 primarily because of increased sales. Gross margins for the period ended June 30, 2004 were 12%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product. Discounts, consisting of a 2% discount from the amount invoiced if paid within 10 days were offered during fiscal year 2004 . Such discounts amounted to $71,425 for the period ended June 30, 2004, and were offered to Covad Communication our leading telecommunications service provider customer . Discounts were offered in fiscal 2003 to an existing customer to accelerate collections in connection with an order of our POTS Splitter product and was treated as a purchase discount to each our customers, and the reduction to net sales lowered the gross margins in the period.

Research and Development. Research and development expenses were $4,069,721 for the year ended June 30, 2004 as compared to $3,538,305 in the year ended June 30, 2003, an increase of $531,416. Such expenditures included $2,328,602 incurred with Lucent Technologies, Inc. for the year ended June 30, 2004 as compared to $1,112,500 during the comparable period in 2003. In addition we incurred $99,494 with Microphase and other strategic vendors for the year ended June 30, 2004 as compared to $528,434 during the comparable period in 2003.

The significant increase in research and development expenses with Lucent Technologies, Inc. is due to the continued and accelerated development of the TV+ product together with the entry into a $1.2 million 12 month Development Agreement for battery and power pack product development utilizing Nanotechnology. Such expenditures are expected to increase in fiscal year 2005 since the Company's strategy is to further enhance the features and cost reduce its TV+ and expand its product line in the Nanotechnology area.

The elimination in research expenditures incurred with GTRC is due to the Company's refocus in development from its legacy Traverser DVDDS television delivery platform to its TV+ product.

Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest products, the iPOTS™.

General and Administrative Expenses. Selling, general and administrative expenses were $4,177,961 for the year ended June 30, 2004 up from $2,683,534 for the comparable period in 2003, an increase of $149,427. The increase in the selling, general and administrative costs was primarily the result of the addition of a number of new employees critical to the Company's needs in developing, marketing and selling the TV+ and NanoTechnology product lines with Lucent a respectively.

Included is an increase of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $1,010,895 for the year ended June 30, 2004 as compared to $477,836 during the comparable period in 2003. Other components of the increase in selling, general and administrative expenses were increases in payroll of approximately $461,226 to $953,602, increase in the use of outside consultants of approximately $251,103 to $987,720, marketing expenses such as trade shows of $30,148 to $40,347, and advertising expenses of $20,439 to $21,948, all of which approximated $1,295,975 or 87% of the increase in spending.

Net loss. mPhase recorded a net loss of $7,758,586 for the year ended June 30, 2004 as compared to a loss of $6,650,211 for the same period ended June 30, 2003. This represents a loss per common share of $(.10) in 2004 as compared to $(.10) in 2003, based upon weighted average common shares outstanding of 77,677,120 and 65,217,088 during the periods ending June 30, 2004 and June 30, 2003 respectively.

Twelve Months Ended June 30, 2003 vs. June 30, 2002

Revenue

Total revenues were $1,581,639 for the year ended June 30, 2003 compared to $2,582,446 for the year ended June 30, 2002. The decrease was attributable to the continued slowing sales during fiscal year 2003 of the Company's POTS Splitter product line, caused by the general downturn in the telecommunications market, including customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company cannot say when the demand for telecommunication equipment will resume.

Cost of Revenues

Cost of sales was $1,493,394 for the fiscal year ended June, 2003 as compared to $2,415,219 in the prior period, representing 94% of gross revenues, for each of the fiscal years ended June 30, 2003 and 2002, respectively. The margins have contracted dramatically in the past two fiscal years as spending among the telecommunications providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products.

Research and Development

Research and development expenses were $3,538,305 for the fiscal year ended June 30, 2003 as compared to $3,819,583 during the comparable period in 2002; or a decrease of $281,278.

Such expenditures include $100,000 incurred with GTRC for the fiscal year ended June 30, 2003 as compared to $450,000 during the comparable period in 2002. In addition, the Company incurred research and development expenses for depreciation of test equipment located at Hart Telephone Company and at mPhase of $839,735 and $845,783 for the fiscal years ended June 30, 2003 and 2002, respectively.

Other portions of research and development expenses include (a) a decrease of research and development expenses incurred with

Microphase by $322,640 to $428,434 for the fiscal year ended June 30, 2003 from $751,074 for the comparable period ended June 30,2002, (b) non cash compensation of $385,495 for the twelve month period ended June 30, 2003 compared to $267,338 for the same period ending June 30, 2002 and (c) miscellaneous expenses of $143,024 and $298,227 for the periods ended June 30, 2003 and June 30, 2002, respectively.

The Company incurred increased charges with Lucent Technologies, Inc. in the current year, totaling $1,112,500 incurred on development of the Broadcast Television Switch for use with Lucent's Stinger DSL product, $437,500 incurred for the cost reduction effort for mPhase's set top box. In addition, $75,000 was incurred for software development associated with mPhase's i POTS3 product, as compared with $156,250 incurred in the year ended June 30, 2002.

The elements contributing to the decrease in other research and development expenses included a decrease in the operations of the Company's joint venture, mPhase Television.net. The major costs incurred by the joint venture were payroll expenses attributable to research and development of the Company's transmission capabilities and acquisition of television content. Costs incurred by the joint venture during the fiscal year ended June 30, 2002 were $232,334 as compared to $62,352 for the period ended June 30, 2003. Additionally, this decrease can be attributed to the Company abandoning certain research projects on DSL components the Company believed were no longer commercially viable, this approximated $12,960 in fiscal 2003 compared to $440,295 in fiscal 2002.

The decrease in research expenditures incurred with GTRC is due to the Company's shift of capital expenditures from the Traverser DVDDS to the TV+ product. The Company's project with Lucent provides for cost reduction of the INI set top box and other product enhancements as well as development of a Broadcast Television Switch for use with Lucent's Stinger product. To date expenses incurred with respect to the TV+ platform and development of the new cost reduced InI are $593,750, and $437,500 respectively for the fiscal year ended June 30, 2003.

Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest products, the i POTS and the mPhase Stretch. We believe the mPhase i POTS offers a much needed solution for the DSL industry; the i POTS enables telecommunications service providers to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the i POTS™ loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by various telephone protocol and regulatory standards. The unique (patent pending) i POTS circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll. The Company anticipates future demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch. This product extends the service distance for the mPhase Traverser and can be used in conjunction with other DSL services. The Company believes there will be future demand for the Stretch loop extender product as it addresses a primary issue in DSL services.

General and Administrative Expenses

General and administrative expenses were $2,654,971 for the twelve-month period ended on June 30, 2003 as compared to $6,490,373 for the same period ended June 30, 2002. This represents a decrease of these expenses of $3,836,402, or approximately 59% in fiscal 2003 as a percentage of these expenses in fiscal 2002. The decrease in administrative costs included a decrease of $1,696,771 in non-cash changes for the issuance of options to consultants which totaled $748,840 for the year ended June 30, 2003 as compared to $2,445,561 during the comparable period in 2002. The decrease also occurred as a result of the reduction in workforce and the reduction in marketing expenses which the Company began in Fiscal 2002 in response to the current contraction in the telecommunications equipment market. Other components of the decrease in selling, general and administrative expenses included decreases in (a) executive compensation and administrative payroll and related costs of approximately $775,000, (b) marketing expenses such as trade shows of approximately $250,000, (c) reductions in occupancy costs by approximately $290,000, (d) decreases in shareholder services and related expenses by approximately $190,000, (e) insurance and risk management costs by approximately $145,000 and (f) various decreases in other administrative categories aggregating approximating $490,000. The foregoing approximated reductions of general and administraive expenses other than non-cash charges of $2,125,000 in the twelve months ended June 30, 2003 compared to the same period ended June 30, 2002.

We do not expect this downward trend to continue, yet administrative expenses are expected to remain at the current levels until the Company begins its marketing effort to roll out its TV+ products in the second quarter, and at such time we expect that selling and travel expenses will grow. Further when the Company begins to implement and support its Television over DSL platforms then administrative payroll and related costs will again rise as the Company will need to add employees to its administrative workforce.

Depreciation and Amortization

Depreciation and amortization expense was $515,417 in fiscal 2003 as compared to $670,183 for 2002. These expenses decreased $154,766, or approximately 23% of the prior years expense as a result of the Company's reduced need for and outlays on capital expenditures in its two preceding fiscal years. We do not expect such downward trend to continue but such depreciation and amortization expense should remain at the current reduced levels until the Company commences deployment of its Television over DSL platforms. We expect to increase capital expenditures in connecting with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progresses and such equipment will need to be depreciated or amortized, as the case may be, that will result in increased depreciation at that time.

Net Loss

The Company recorded a net loss of $6,650,211 for the period ended June 30, 2003 as compared to a loss of $11,245,361 for the period ended June 30, 2002. This represents a loss per common share of $.10 for the fiscal year ended June 30, 2003 as compared to a loss per common share of $.23 for the fiscal year ended June 30, 2002 based upon weighted average common shares outstanding of 65,217,088 and 49,617,280 during the fiscal years ended June 30, 2003 and 2002, respectively.

Twelve Months Ended June 30, 2002 vs. June 30, 2001

Revenue

Total revenues for the year ended June 30, 2002 decreased to $2,582,446 from $10,524,134 for the year ended June 30, 2001. The decrease was primarily attributable to slowing sales of the Company's POTS Splitter product line, caused by the general downturn in the telecommunications market, including among customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment. The Company cannot predict when the demand for telecommunication equipment will resume, however we do not expect significant sales in the first two quarters of fiscal 2003.

Cost of Revenues

Cost of sales was $2,415,129 for the year ended June 30, 2002 as compared to $5,804,673 in the year ended June 30, 2001. Cost of revenues declined for the twelve months ended June 30, 2002 compared to the prior period ending June 30, 2001 primarily because of decreased sales. Operating margins for the period ended June 30, 2002 were 6%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product. Discounts, consisting of 2% of the amount invoiced if paid within 29 days of the invoice date, amounted to $14,389 for the period ended June 30, 2002. Such discounts were offered to two major customers that are leading telecommunications service providers. In each case, the discount was offered to an existing customer to accelerate collections in connection with a reorder of our POTS Splitter product and was treated as a purchase discount to our customer, and the resultant reduction to net sales lowered the gross margins in the period.

Research and Development

Research and development expenses were $3,819,583 for the year ended June 30, 2002 as compared to $10,779,570 in the year ended June 30, 2001. Such expenditures include $450,000 incurred with GTRC for the year ended June 30, 2002 as compared to $3,814,000 during the comparable period in 2001. In addition we incurred $1,212,594 with Microphase and additional expenses with other strategic vendors for the year ended June 30, 2002 as compared to $3,405,975 during the comparable period in 2001.

The decrease in research and development expenses with Microphase is due to the completion of the development of the POTS Splitter product line. The decrease in research and development expense of approximately $3.1 million is due to the termination of the Company's relationship with a third party manufacturer, Flextronics, with whom the Company had incurred substantial costs for prototypes and pre-manufacturing costs.

The decrease in research expenditures incurred with GTRC is due to the Company's nearing completion of the design and manufacture of prototypes of the set top box and the central office equipment associated with its Traverser product in 2002. Generally, as the Company anticipates the completion of its Traverser product, overall research and development expenses are expected to decline, with variations based upon product cost reductions, product enhancements, if any, when such are undertaken.

Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest products, the iPOTS and mPhase Stretch. We believe the mPhase iPOTS offers a much needed solution for the DSL industry; the iPOTS enables telcos to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the iPOTS™ loop management could not be remotely performed through a conventional POTS Splitter without manual deployment of personnel. The unique (patent pending) iPOTS circuit allows most test heads to perform both narrow and wideband testing of the local telephone loop from a network operations center central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll to either a central office in the field or a customer premises. The Company believes there will be a demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch. This product extends the service distance for the mPhase Traverser and can be used in conjunction with other DSL services.

The Company believes there will be demand for the Stretch loop extender product as it extends the reach of delivery of television and data over DSL.

General And Administrative Expenses

Selling, general and administrative expenses were $6,490,373 for the year ended June 30, 2002 down from $16,150,711 for the comparable period in 2001. The decrease in the selling, general and administrative costs included a decrease of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $2,445,561 for the year ended June 30, 2002 as compared to $6,227,552 during the comparable period in 2001. The decrease also occurred as a result of the reduction in workforce in Fiscal 2002 and the reduction in marketing expenses in Fiscal 2002 in response to the current contraction in the telecommunications equipment market. Other components of the decrease in selling, general and administrative expenses were a substantial decrease in payroll of approximately $1,100,000 to $450,000, use of outside consultants of approximately $870,000 to $70,000, marketing expenses such as trade shows of $1,200,000 to $270,000, and advertising expenses of $415,000 to $13,000, all of which approximated $2,800,000.

Net Loss

mPhase recorded a net loss of $11,245,361 for the year ended June 30, 2002 as compared to a loss of $23,998,734 for the same period ended June 30, 2001. This represents a loss per common share of $(.23) in 2002 as compared to $(.72) in 2001, based upon weighted average common shares outstanding of 49,617,280 and 33,436,641 during the periods ending June 30, 2002 and June 30, 2001, respectively.

Six Months Ended December 31, 2004 vs. December 31, 2003

Revenue

Total revenues were $474,687 for the six months ended December 31, 2004 compared to $3,780,137 for the six months ended December 31, 2004 representing a decrease of $3,305,450. The decrease was primarily attributable to a decrease in sales of the Company's Pots Splitter product line. The Company continues to believe that its line of Pots Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company has experienced declines during each quarter of fiscal year 2004 that has continued into the first half of fiscal year 2005. The Company cannot predict if the downturn in sales of its Pots Splitter line will continue going forward.

Cost of Revenues

Cost of sales were $374,905 for the six months ended December 31, 2004 as compared to $3,289,937 in the prior period, representing 79% of gross revenues for the first six months of fiscal 2005 which ended December 31, 2004 and 87% for the six months of fiscal 2004 which ended December 31, 2003, respectively. Our gross margins have been very volatile over the past three years as spending among the telecommunications providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. Margins for the first six months of fiscal 2005, which ended December 31, 2004, increased by 10% over the margins for the same period ended December 31, 2003 due to better cost of materials used in the Pots Splitter product line. We are unable to determine whether such increase in margins will continue for the remainder of fiscal year 2005.

Research and Development

Research and development expenses were $2,156,161 for the six months ended December 31, 2004 as compared $1,454,899 during the comparable period in 2003, or an increase of $701,262. This increase consisted of increased spending in the TV+ product development of $201,262 and Nanotechnology battery exploratory research of $500,000 both contracted with Lucent Technologies Inc. This increase was partially offset by a reduction of expenses incurred with Microphase Corporation for Research and Development.

The Company does, expect to increase such level of expenditures for research and development costs during the remainder of fiscal year 2005 In order to broaden and diversify its current line of business into additional high growth technology areas, the Company entered into a Development Agreement, effective February 3, 2004, with the Bell Labs division of Lucent Technologies, Inc. to commercialize the use of nano power cell technology. Under the terms of the $1.2 million contract, Lucent/Bell Labs will develop for mPhase micro-power source arrays fabricated using nanotextured, superhydrophobic materials. This new business arrangement with Lucent Bell Labs will give mPhase the opportunity to develop and offer breakthrough battery technology applications, initially to government market segments including defense and homeland security, and ultimately to the commercial market. The initial applications for the nano power cell technology will address the need to supply emergency and reserved power to a wide range of electronic devices for the defense department. In addition the Company entered into a Second Amendment to its Development Agreement with Lucent Technologies, Inc effective September 20, 2004 for Development of Release 3.0 of its TV+ product which is expected to be completed during the third quarter of fiscal year 2005. The contracts call for payments totaling $1,536,680 payable in project milestones of $158.6 thousand each over the contract. As of December 31, 2004 the Company has made payments equal to $752,680 under such contract with an aggregate of $784,000 remaining in 5 equal payments. In addition the Company anticipates additional development cost to be incurred during fiscal year 2005 of approximately $800,000 for software from other vendors and other development of its Release 3.0 of its TV+ product.

Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of pots Splitters and microfilters and the Company's newest products, the ipots and the mPhase stretch. We believe the mPhase ipots offers a much-needed solution for the DSL industry; the ipots enables telcos to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the ipots , loop management could not be remotely performed without manual intervention. The unique (patent pending) ipots circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office Pots splitter without having to physically disconnect the Pots splitter, thereby eliminating the need to dispatch personnel and a truckroll. On November 23, 2004, the Company announced the first sale of its IPOTS3 product to a European broadband networking company. The Company anticipates future demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services

General and Administrative Expenses

Selling, general and administrative expenses were $2,780,291 for the six months ending December 31, 2004 up from $1,518,411 or an increase of $1,261,880 from the comparable period in 2003. The increase in the selling, general and administrative costs is comprised primarily of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $1,127,283 for the six months ended December 31, 2004 as compared to $307,245 for the comparable period ended December 31, 2003 resulting in an increase of $820,038. The increase in selling, general and administrative expenses is also attributable to $185,721 of expenses associated with adjustments of offering prices of certain of the private placements completed in fiscal year 2005. Additionally travel expenses increased by $69,494 and increased spending in advertising, trade shows and marketing and resulting expenses amounted to an aggregate of $119,503.We expect sales and travel expenses to grow as the Company's approaches the deployment of its TV+ products in the future.

Depreciation and Amortization

Depreciation and amortization expense was $128,506 for the six months ending December 31, 2004, up from $74,082, or an increase of $54,424 from the comparable period in 2003. The decrease is a result of the company's reduced outlays for capital expenditures in its two most recent fiscal years. We do not expect such downward trend to continue but such depreciation and amortization expense should remain at the current reduced levels until the company commences deployment of its television over DSL platforms. We expect to increase capital expenditures in connecting with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progresses.

Net Loss

The Company recorded a net loss of $5,137,192 for the six months ended December 31, 2004 as compared to a loss of $2,565,377 for the six months ended December 31, 2003. This represents a loss per common share of $.06 for the six month period ended December 31, 2004 as compared to a loss per common share of $.04 for the six months ending December 31, 2003; based upon weighted average common shares outstanding of 91,474,828 and 72,251,251 during the periods ending December 31, 2004 and 2003, respectively.

Although it is difficult to predict the exact timing of additional material deployments of its TV+ product, the Company believes that significant revenue is not expected until the fourth quarter of fiscal year 2005, which along with any upturn of spending in the telephone industry, will also increase sales and improve the Company's operating margins and provide the Company with the opportunity to attain profitability sometime in fiscal year 2006.

The Outlook for the Company's Flagship Product

The Company believes the initial deployments and resultant revenues of its Flagship product the TV+ are not expected until the second half of fiscal year 2005, which, if accompanied by a material upturn in spending in the telephone industry could lead to increased sales and improve the Company's margins and provide the Company with the opportunity to become profitable.

Research and Development Activities

mPhase throughout its history has outsourced its research and development activity with respect to both of its TV platforms as well as its POTS splitter products. GTARC has conducted a significant amount of research and development for mPhase pursuant to a research agreement comprised of a series of delivery orders, which outline the timing, necessary actions and form of payment for specific tasks related to the completion of certain components of the DVDDS legacy product. Microphase has performed research and development for mPhase with respect to certain component DSL products such as the iPOTS products, low pass filters and POTS Splitters and the legacy DVDDS product. Most recently, mPhase has engaged Lucent for development of Version 3.0 of its TV+ product and for development of a new extended shelf life battery using nanotechnology.

For the years ended June 30, 2004, 2003 and 2002 and for the period since inception (October 2, 1996) to June 30, 2004, approximately $4,069,721, $3,538,305, $3,819,583 and $38,416,800 , respectively, has been billed to mPhase for research and development conducted by Lucent Technologies, Inc, Microphase Corporation and GTARC. With the completion of the DVDDS legacy product, the Company has shifted its research and development from GTARC to Lucent Technologies Inc. The Company has recently expanded its research and development efforts with Lucent Technologies to the NanoTechnology business segment. The Company incurred research and development expenses with Lucent for fiscal years ended June 30, 2004, June 30, 2003 and 2002 of $2,328,602, $1,112,500 and $156,250, respectively.

In February of 2004, the Company and GTRC entered into a final agreement to convert approximately $1.8 million in payables outstanding to GTRC and exchange mutual releases in consideration for the issuance to GTRC of a Warrant (which may be exercised on a cashless basis) to purchase 5,069,242 shares of the Company's common stock valued at $.35 per share. In January of 2005, GTRC exercised its cashless warrant an received 4,949,684 shares of common stock based upon a formula which took into account the then current value of the Company's common stock. In addition the, under the terms of the final settlement, the Company was obligated to pay GTRC a total of $100,000 in quarterly installments payments commencing at the end of March of 2004 which is currently the subject of a renegotiation of the parties downward as the Company reexamines the need to continue to maintain certain patent protection for the TraverserDVDDS. Under the terms of its license from GTRC mPhase is the sole, worldwide licensee of the technology developed by GTARC in conjunction with the legacy DVDDS product. Upon completion of the legacy DVDDS product, GTRC may receive a royalty of up to 5% of product sales.

The amount of research and development costs the Company has expended from October 2, 1996, its inception date, through June 30, 2004 is $38,416,800. During the year ended June 30, 2004, the Company incurred research and development expenses of $4,069,721 related to the continued development of its current TV+, IPOTS3 products plus exploratory development of certain nanotechnology battery product as compared to $3,538,305 for the same period ended June 30, 2003.

Strategic Alliances Implemented

The Company has entered into a Co-Branding Agreement with Lucent for its redesigned cost reduced INI set top box as part of its TV+ product solution. In addition, pursuant to a Systems Integration Agreement with Lucent, the Company has been designated as the exclusive worldwide reseller of the Lucent Stinger when bundled as part of the mPhase TV+ product.

Critical Accounting Policies

Revenue Recognition

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase's POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidelines on applying generally accepted accounting principals to revenue recognition based upon the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

The deferred revenues balance recorded on the Balance Sheet for the fiscal year ended June 30, 2004 is made up of three customer deposits consisting of $214,180 in the aggregate for the POTS product.

Research and Development

Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards ("SFAS"), No.2, "Accounting for Research and Development Cost."

Income Taxes

mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No.109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carryforwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying financial statements.

Utilization of net operating losses generated through June 30, 2004 may be limited due to "changes in control" of our common stock that occurred.

Stock-based Compensation

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation for grants to employees using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

The Company accounts for non-employee stock based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

Inventory Reserve and Valuation Allowance

The Company carries its inventory at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists mainly of the Company's POTS Splitter Shelf and Filters. In determining the lower of cost or market, the Company periodically reviews and estimates a valuation allowance to reserve for technical obsolescence and marketability. The allowance represents management's assessment and reserve for the technical obsolescence based upon the inter-operability of its component products, primarily filters and splitters, with presently deployed and next generation DSL infrastructures as well as a reserve for marketability based upon current prices and the overall demand for the individual inventory items. Material changes in either the technical standards of future DSL deployments or further erosion in the demand for deployments of DSL infrastructures could affect the estimates and assumptions resulting in the amounts reported. The allowance represents management's assessment and reserve for the technical obsolescence based upon the inter-operability of its component products, primarily filters and splitters, with presently deployed and next generation DSL infrastructures as well as a reserve for marketability based upon current prices and the overall demand for the individual inventory items. Material changes in either the technical standards of future DSL deployments or further erosion in the demand for deployments of DSL infrastructures could affect the estimates and assumptions resulting in the amounts reported. The allowance is estimated as the difference between inventory at historical cost, on a first in first out basis, and market based upon assumptions about future demand, current prices and product liability, and charged to the provision for inventory, which is a component of cost of sales. At the point the historical cost is adjusted, a lower cost-basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

During the fiscal years ended June 30, 2004, 2003 and 2002, the Company reserved approximately $98,000, approximately $302,000, and approximately $928,000, respectively, for technical obsolescence and marketability based upon current prices and overall demand and charged a like amount to expense, representing 5.9% of average inventory, at cost, of approximately $1,671,000 on hand during the period in fiscal 2004; 8.4% of average inventory, at cost, of approximately $3,588,000 on hand during the period in fiscal 2003; and 13.6% of average inventory, at cost, of approximately $4,602,000 on hand during fiscal 2002. The reserve and corresponding charges in fiscal 2002 were increased as the Company experienced a dramatic decrease, along with the entire telephonic industry, in demand for our component products in addition to the decision to table the production of certain product line items built on certain European standards and which the Company does not expect to pursue in the near future. As of June 30, 2004, the Company recorded a cost adjustment of approximately $86,902, recognizing permanent cost reductions due to price adjustments approximating $11,212 and reductions due to obsolescence resulting from a lack of inter-operability of certain components in inventory with the Company's present product line approximating $11,212. As a result on June 30, 2004 the Company had a total inventory valuation reserve of $388,235 against its inventory with a total balance, at cost, of $1,627,207, or 24%. If there was to be a sudden and significant decrease in demand for our products, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements, we could be required to increase our inventory allowances and our gross margins could be adversely affected.

Material Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain retransmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the Traverser within its incorporated joint venture mPhase Television.Net, in which the Company owns a 56.5% interest.

Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotoli, and Necdet F. Ergul.

Mr. Michael McInerney, an outside Director, is employed by Lintel Inc. and Mr. Abraham Biderman was employed until September 30, 2003 by our former investment banking firm Lipper & Company.

Messrs, Biderman, McInerney and Mr. Anthony Guerino own a relatively small amount of stock, warrants and options in mPhase Technologies, Inc.

The Company has also incurred charges for beta testing and on-site marketing, including the display of a live working model at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone, which may commence upon the commercial production of Version 3.0 of the TV+ solution. In addition the Company is currently replacing the Traverser with its new TV+ solution with customers of Hart Telephone. A member of mPhase's Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone.

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and COB of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone have converted significant liabilities to equity in fiscal years June 30, 2001, 2002 and in the current fiscal year. Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company.

Significant charges from related parties are summarized for the periods enumerated as follows:

Charges and Expenses with Related Parties

	For the Years Ended June 30,
	2001	2002	2003	2004
Charges incurred with Janifast
included in:
Cost of sales and ending inventory	$8,932,378	$1,759,308	$178,959	$2,771,925
Total Janifast	$8,932,378	$1,759,308	$178,959	$2,771,925
Charges incurred with Microphase
Corp.
included in:
Cost of sales and ending inventory
(Including Royalties)	$335,777	$200,440	$86,468	$140,123
Research and development	1,660,606	876,074	478,434	84,494
General and administrative	132,600	136,080	133,200	231,068

Total Microphase Corp.	$2,128,983	$1,212,594	$648,102	$386,113
Charges incurred with Lintel &
Affiliates
included in:
Research and development	$192,000	$0	$0	$0
General and administrative	285,000	0	0	0
Total Lintel & Affiliates	$477,000	$0	$0	$0
Charges incurred with Joint Venture
Partners & Affiliates
included in:
Research and development	$949,420	$64,039	$0	$0
General and administrative	60,000	0	0	0
Total Joint Venture Partner & Affiliates	$1,009,420	$64,039	$0	$0
Total Charges with Related Parties
included in:
Cost of sales and ending inventory	$9,268,155	$1,959,748	$265,427	$2,912,048
Research and development	2,802,026	940,113	428,434	84,494
General and administrative	477,600	136,080	133,200	231,068
Total Charges with Related Parties	$12,547,781	$3,035,941	$827,061	$3,158,038

	Six Months Ended December 31
	2003	2004
Charges incurred with Janifast
included in:
Cost of sales and ending inventory	$1,816,019	$398,715

Total Janifast	$1,816,019
		$398,715
Charges incurred with Microphase
Corp.
included in:
Cost of sales and ending inventory	$191,133	$11,784
(Including Royalties)
Research and development	$54,000	$41,000
General and administrative	$15,000	$147,213
Total Microphase Corp.	$260,133	$199,997
Charges incurred with Lintel &
Affiliates
included in:
Research and development	$0	$ 0
General and administrative	$0	$0
Total Lintel & Affiliates	$0	$0
Charges incurred with Joint Venture
Partners & Affiliates
included in:
Research and development	$0	$0
General and administrative	$0	0
Total Joint Venture Partner & Affiliates	$0	$0
Total Charges with Related Parties
included in:
Cost of sales and ending inventory	$2,007,152	$410,499
Research and development	$54,000	$41,000
General and administrative	$15,000	$147,213
Total Charges with Related Parties	$2,076,152	$598,712

Liquidity and Capital Resources

From inception (October 2, 1996) through December 31, 2004 and June 30, 2004 the Company has incurred cumulative (a) development stage losses and has an accumulated deficit of $120,912,875 and $115,775,083 respectively and (b) negative cash flow from operations of $50,890,701 and $47,842,742 respectively. The auditors report for the fiscal year ended June 30, 2004 includes the statement that "there is substantial doubt of the Company's ability to continue as a going concern". Management estimates that the Company needs to raise approximately $5-10 million during the next 12 months to continue operations. As of June 30, 2004, the Company had a negative net worth of $2,917,962 down from a negative net worth of $3,228,886.

At June 30, 2004 mPhase had working capital deficit of $2,111,452 as compared to a working capital deficit of $1,405,331 at June 30, 2003. Through June 30, 2004, the Company had incurred development stage losses totaling $115,775,083. At June 30, 2004, the Company had $90,045 of cash and cash equivalents and $64,100 of net accounts receivables to fund short-term working capital requirements. At December 31, 2004 mPhase had working capital deficit of $3,093,403 as compared to working capital deficit of $2,111,452 at June 30, 2004. Through December 31, 2004, the Company had incurred development stage losses totaling approximately $120,912,875. At December 31, 2004, the Company had approximately $1,010,903 of cash, cash equivalents and approximately $206,069 of trade receivables to fund short- term working capital requirements. The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

Historically, mPhase has funded its operations and capital expenditures primarily through private placements of common stock.

Management expects that its ongoing financial needs will be provided by financing activities and believes that the sales of its line of POTS Splitter products and other related DSL component products will provide some offset to cash flow used in operations, although there can be no assurance as to the level and growth rate of such sales in future periods as seen with quarter to quarter fluctuations in component sales. At June 30, 2004, the Company had cash and cash equivalents of $90,045 compared to $396,860 at June 30, 2003, net accounts receivable of $64,100 and net inventory of $1,237,972. This compared to $287,135 of net accounts receivable and $2,103,328 of net inventory at June 30,

2003. At December 31, 2004, the Company had cash and cash equivalents of $1,010,903 compared to $90,045 at June 30, 2004, accounts receivable of $13,909 and inventory of $1,153,232. This compared to $64,100 of accounts receivable and $1,237,972 of inventory at June 30, 2004.

Cash used in operating activities was $3,037,959 during the six months ending December 31, 2004. The cash used by operating activities principally consists of the net loss, and significant changes in assets and liabilities, including additional cash provided by increasing accounts payable and accrued expenses by approximately $1,031,926 offset by depreciation and amortization of $128,506, and by non-cash charges of $1,222,054 for common stock options and warrants issued for services and offset by cash outflow from an increase in inventory of approximately $237,251. The Company expects that it will not have a need to increase inventory until the roll out of our TV+ platform.

The Company has entered into various agreements with GTARC, pursuant to which the Company receives technical assistance in developing the Digital Video and Data Delivery System. The Company has incurred expenses in connection with technical assistance from GTARC totaling approximately $0 and $0, for the three month periods ended December 31, 2004 and 2003, respectively, and $13,539,932 from the period from inception through December 31, 2004..

In February of 2004, the Company and GTRC entered into a final agreement to convert approximately $1.8 million in payables outstanding to GTRC and exchange mutual releases in consideration for the issuance to GTRC of a Warrant (which has been exercised on a cashless basis in February of 2005) resulting in the issuance of 4,949,684 shares of the Company's common stock valued at $.35 per share. In addition the Company was obligated to pay GTRC a total of $100,000 in quarterly installments payments commencing at the end of March of 2004 that is currently the subject of a renegotiation downward as the Company reexamines its need to maintain certain patents with respect to the Traverser DVDDS product.. mPhase is the sole, worldwide licensee of the technology developed by GTARC in conjunction with the Traverser DVDDS product line. Upon completion of the commercial product, GTRC may receive a royalty of up to 5% of product sales.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

During the fiscal year ended June 30, 2002 certain strategic vendors and related parties converted approximately $2.7 million of accounts payable and accrued expenses into 7,492,996 shares of the Company's common stock and 5,953,490 warrants. Such vendors include Microphase Corporation, Janifast, Ltd., and Piper Rudnick LLP, mPhase's outside counsel.

During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company's common stock and warrants to purchase 3,706,800 shares of common stock of mPhase.

During the twelve months ending June 30, 2004, certain strategic vendors and related parties converted approximately 1,963,202 million of accounts payable and accrued expenses into 110,467 shares of the Company's common stock and warrants to purchase 5,069,242 shares of common stock of mPhase.

During the six months ending December 31, 2004, certain strategic vendors and related parties converted approximately $543,975 million of accounts payable and accrued expenses into 2,739,875 shares of the Company's common stock and warrants to purchase 2,739,575 shares of common stock of mPhase.

As of December 31, 2004, mPhase is obligated to pay Lucent Technologies, Inc., the sum of $784,000 in 5 payments of $156,800 each against project milestones under its current Development Agreement for development of Version 3.0 of its TV+ product. In addition, the Company is obligated to make payments of $100,000 per month through December of 2004 under a separate Development Agreement with Lucent covering development of its new battery developed through the science of NanoTechnology.

The Company does, however, expects an increase in research and development costs beginning in February, 2005 with the expansion of its research and development efforts with Lucent Technologies Inc in the science of Nanotechnology commencing with a renewal for an additional 12 months of a $1.2 million contract with Lucent to continue work on its nano power cell technology and the entering of a second Research and Development Agreement in March of 2005 to develop a Magnetometer product through the science of Nanotechnology for an additional $1.2 million contract for 12 months. In order to broaden and diversify its current line of business into additional high growth technology areas, the Company has previously entered into a Development Agreement, effective February 3, 2004, with the Bell labs division of Lucent Technologies, Inc. to commercialize the use of nano power cell technology. Under the terms of the $1.2 million contract, Lucent/ Bell Labs will develop for mPhase micro-power source arrays fabricated using nanotextured, superhydrophobic materials. This new business arrangement with Lucent Bell Labs will give mPhase the opportunity to develop and offer breakthrough battery technology applications, initially to government market segments including defense and homeland security, and ultimately to the commercial market. The initial applications for the nano power cell technology will address the need to supply emergency and reserved power t o a wide range of electronic devices for the defense department.

The Company has no commitments from affiliates or related parties to provide additional financing. The Company has, from time to time, been able to obtain financing from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates. As a result, conversions of Debt with related parties and strategic vendors during the periods enumerated is a follows:

				For the Six Months
				Ended December 31,
	For the Years Ended June 30,			(Unaudited)
Equity Conversions of Debt With Related	2002	2003	2003	2004
Parties and Strategic Vendors
Related Party Conversions
Number of shares	6,546,550	5,533,333	0	4,510,275
Number of warrants	3,733,334	3,491,800	0	4,510,275
Amount converted to equity	$1,594,628	$1,760,967	$0	$565,679
Strategic Vendor Conversions
Number of shares	999,662	390,000	0	100,000
Number of warrants	870,000	215,000	0	100,000
Amount converted to equity	$529,503	$198,032	$0	$20,000
Total Related Party and Strategic
Party Conversions
Number of shares	7,546,212	5,923,333	0	4,610,275
Number of warrants	4,603,334	3,706,800	0	4,610,275
Amount converted to equity	$2,124,131	$1,958,999	$0	$585,679
Gain (Loss) on Extinguishment of Debt	$142,236	$61,226	$0	$(40,500)

Effective November 28, 2004 and September 2,, 2004, the Company entered into software development agreements with Espiral and Magpie respectively calling for the payments of $95,000and $312,000 in connection with development of Version 3.0 of its TV+ system. Effective September 2, 2004, the Company became obligated to pay Lucent Technologies Inc. a total amount of $1.2 million for development of Version 3.0 of its TV+ product. Such amount is payable in 8 installments of $158,600 each against 7 project milestones all of which are expected to be completed during fiscal year 2005.

Effective February 3, 2004, the Company became obligated to pay a total of $1.2 million to Lucent Technologies Inc. under a new Development Agreement in installments of $100,000 per month for a period of 12 months to develop a micro power source array using nanotextured superhydrophobic materials.

Effective August 30, 2004, the Company successfully renegotiated its payment agreement originally entered into in March of 2002 with Piper&Rudnick LLC, its outside counsel to cure all past arrearages owed under the original payment agreement. On August 30, 2004, the Company paid Piper &Rudnick the sum of $100,000 cash and agreed to make future payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005 with a payment of $50,000 on December 1, 2005 and payments of $25,000 each on March 1, 2006, June 1,2006, September 1, 2006 and a final payment of $75,000 on December 1, 2006. In addition, the Company issued a 5 year cashless warrant for 750,000 shares of its common stock valued at $.25 per share. The common stock in which such warrant is convertible into is being registered hereunder on this Form S-1 (See Selling Shareholders list on page 65) and could be sold in the open market (see Risk Factor on Page 8 hereof). In addition, Piper Rudnick LLC holds a cashless warrant covering 2,233,490 shares of its common stock that was originally issued as part of its original payment agreement in March of 2002 which shares are being registered as part of this Registration Statement filed on form S-1 by the Company (see Selling Shareholders).

Effective February 18, 2004 of fiscal year ended June 30, 2004, GTRC agreed to convert approximately $1.8 million of aggregate invoices for work performed for the Company in development of its TraverserDVDDS product into a 5 year cashless warrant to purchase5,069,200 shares of the Company's common stock or stock valued at $.35 per share.

During the fiscal years ended June 30, 2002 and 2003 the Company was able to negotiate extended payment terms for overdue accounts payable with strategic vendors. These obligations are now classified as notes payable and included in current and long-term portions of notes payable in the accompanying balance sheets, based upon the revised payment terms. The company believes they can maintain its present repayment schedule, or otherwise renegotiate such terms that are satisfactory to the Company and these vendors.

We have evaluated our cash requirements for fiscal year 2005 and beyond based upon certain assumptions, including our ability to raise additional working capital from equity financing and increased sales of our POTS Splitter. The Company anticipated that it would need to raise, at a minimum, approximately $5-10 million primarily in private placement of its common stock with accredited investors, in the current fiscal year. As of December 31, 2004, the Company has raised in the current fiscal year approximately $3,945,190.

Management believes that the $5-10 million to be raised, in new Private Placements in the capital markets, will be sufficient to cover its current operating expenses and permit the company to maintain its present operational levels. This amount may be supplemented with additional funds that could be received from investors, including selling shareholders' listed in this prospectus, currently holding warrants to purchase up to a total of approximately 56,216,363 million shares of common stock at exercise prices ranging from $.25 to approximately $.45 per share which may trade "in the money" and can be exercised during the next 12 months; the likelihood and potential for which will increase should this prospectus become effective and should the price of the Company's common stock rise.

Should these cash flows not be available to us, we believe we would have the ability to revise our operating plan and make certain further reductions in expenses, so that our resources which were available at June 30, 2004, plus financing to be secured during fiscal year 2005, and expected POTS splitter revenues, will be sufficient to meet our obligations until the end of fiscal year 2004 and for the second half of fiscal year 2005. We have continued to experience operating losses and negative cash flows. To date, we have funded our operations with a combination of component sales, debt conversions with related parties and strategic vendors, and private equity offerings. Management believes that we will be able to secure the necessary financing in the short-term to fund our operations into our next fiscal year. However, failure to raise additional funds, or generate significant cash flows through revenues, could have a material adverse effect on our ability to achieve our intended business objectives.

Subsequent to the December 31 Quarterly Report Date, outstanding subscriptions receivable of $ 50,000 was fully collected in January of 2005. Additionally, the December 2004 private placement was closed out in January of 2005 with the placement of an additional 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus 5 year warrants for a like amount of shares with a strike price of $.25 per share. This generated net proceeds of $720,000 to the Company.

A January Private Placement realized additional net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share

On January 15, 2005, the company converted a $ 100, 000 convertible note payable to Martin Smiley in exchange for 400,000 shares and a like number of warrants that were price at $25 per unit or $100,000 in aggregate.

Also in January of 2005, Martin Smiley was awarded additional compensation of 400,000 shares of common stock. . This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

In late February and early March of 2005, the Company converted approximately $173,898 in accounts payable due various vendors into 535,296 shares of common stock aggregating $183,310 in full settlement of those obligations.

Current Developments

During the months of January, February and March of 2005, the Company raised a total of $2,759,000 in two Private Placements pursuant to Section 506 of Regulation D of the Securities Act of 1933 with approximately 21 Accredited Investors. The proceeds received from such placements is being used by the Company for general corporate purposes including working capital and the payment of Research and Development Expenses primarily to Lucent Technologies Inc. in connection with the continuing development of the Company's TV+ and Nanotechnology fuel cell products. The Company is focusing upon a dual strategy of maximizing sales from its new cutting edge products and continued development of such products to achieve maximum returns to its shareholders as a high growth technology enterprise.

On February 28, 2005, the Company announced that it will collaborate with Rutgers, the State University of New Jersey, on broadening of its nanotechnology based battery to include chemistries such as Lithium as well as the Zinc and Manganese Dioxide chemistries that it is developing through the Bell Labs division of Lucent Technologies Inc. The agreement with Rutgers is contingent upon obtaining federal and state funding for the project.

BUSINESS

Overview

We develop, market and sell innovative DSL broadband telecommunications equipment. Our main focus is developing the most cost effective products to enable telecommunications service providers to deliver digital quality television (together with data and voice) over ordinary copper telephone lines. The primary markets for mPhase's television delivery products are regions of the world outside of the United State that do not have coaxial fiber infrastructure capable of delivering a large number of digital broadcast television channels. mPhase is not seeking, at this point in time, to develop robust feature-intensive expensive television platforms to compete with cable in the United States currently both of our TV over DSL solutions support a single television stream over a telephone wire. Therefore our television products are targeted primarily for International markets outside of the United States.

On February 3, 2004, mPhase entered into the emerging area of NanoTechnology as a new and second line of business with its execution of a new Research and Development Agreement with the Bell Labs division of Lucent Technologies, Inc. NanoTechnology involves the synthetic assembly of new structures and materials at the molecular level. NanoTechnology has many potential applications including in industries such as biotechnology, semi conductors and power cells and sensors. The Company is initially focusing its efforts in developing new power cells and sensors NanoTechnology products designed for military applications.

Outsourcing

The Company practices an outsourcing model whereby it contracts with third party vendors to perform certain functions rather than performing those functions internally. For instance, mPhase out sources its research and Micro Electro Mechanical Systems development of both its TV+ product and its exploratory development of power source array fabrication using nanotextured superhydrophobic materials to Lucent Tecnologies Inc.. It also out sources analog engineering development and certain administrative functions to Microphase Corporation and manufacturing of its POTS Splitter product to Janifast Ltd.

We have currently have no contracts in place for the manufacturing of our products with either Microphase Corporation or Janifast Ltd. or any other non-affiliated third party manufacturers. We periodically execute purchase orders for the the manufacture of quantities of POTS Splitters that are made by Janifast Ltd.

With respect to manufacturing of its TV+ Platform, mPhase is targeting leading contract manufacturing companies with strategically located facilities globally with which it can establish long-term relationships. By using contract manufacturers, mPhase will attempt to avoid the substantial capital investments required for internal production.

The Company has entered into various Project Development Agreements with Lucent Technologies, Inc in fiscal years 2004 and 2005 described above, as well as other significant agreements that include a Co-Branding Agreement, dated as of January 21, 2003, allowing the Company to add the Lucent name and Logo to its cost-reduced INI set top box for use with its TV+ products. Such agreement is for an initial period of one year and is subject to renewal on an annual basis by mutual consent. In addition, the Company has entered into a Systems Integrator Agreement, dated as of April 4, 2003 designating the Company as a reseller of the Lucent Stinger DSL transport product when bundled as part of the mPhase TV+ platform globally. Such agreement gives mPhase the exclusive right to sell the TV+ product worldwide containing the Lucent Stinger as the DSL transport mechanism for delivering broadcast television, high speed data and voice over copper telephone wires. In order to qualify for such status, as an accredited reseller, Lucent Technologies, Inc. determined that the Company's TV+ platform added significant software and hardware value to the Stinger DSL product by enabling such product to deliver broadcast television over ADSL in addition to the Stinger's well known existing world-class capabilities for the delivery of voice and high-speed data over copper telephone lines. Such agreement is for an initial two year term provided that either party may cancel such agreement with 60 days' notice to the other party.

As a member of the Lucent Business Partner organization, mPhase is able to leverage established relationships with an existing Stinger customer base without having to expand its sales force. To date there are approximately 4 million ports of the Stinger deployed around the world. mPhase and the Lucent Global Business Partners group are also targeting other Business partners in markets where there currently is a lack of cable television infrastructure.

mPhase also develops and designs component DSL products including Plain Old Telephone Service Splitters (POTS Splitters) and low pass filters. Since its inception in 1996, virtually all of mPhase's sales revenue has been derived from the sales of POTS Splitters and other DSL component products. mPhase's product line also includes its intelligent line of POTS Splitter products. The i POTS is a device which allows telecommunications service providers to perform DSL loop qualification from a central office without having to deploy workers to the field. mPhase has established a worldwide non-exclusive distribution agreement with Corning Cable for the i POTS product and continues to market such product directly.

Industry Background

The Company believes there is a significant market for its television over DSL products, in particular, for its latest TV+ Platform. Telephone companies worldwide need to deliver a combination of services (i.e., voice, television and data) in order to reverse negative economic trends of reduced margins and customers. The multichannel television business is a growing industry. Much of the world is largely underserved, with little access to digital television programming. Cable, outside the US and pockets of Europe, is in the early stages of deployment. In fact, according to Kagan World Media, the percent of television-owning households subscribing to multi-channel television services outside of North America in 2002 was only 36%. The mPhaseTV+ platform empowers telecommunications service providers to (a) capitalize upon this growing revenue-generating segment and (b) be able to compete more effectively with other technologies, such as cable where installed, and direct broadcast satellite (DBS) services.

We believe the incentive for telephone companies to deploy advanced digital services is significant. The traditional revenue model for telecommunications service providers is shifting as fixed line calling revenues are continuing to decline with the advent of as wireless telephony and voice delivered over the Internet. Traditional telephone companies can no longer rely on a captured market and need to offer new, revenue-generating services in order to maintain or increase profitability and by offering new services to their customers.

Cable television providers are also beginning to offer cable telephony and cable modems for high-speed Internet service, in addition to their traditional multichannel television services. Additionally, in the U.S., direct broadcast satellites providers (DBS) are upgrading to two-way satellite communication to provide data services. In more advanced markets, these technologies have converged, leaving telephone, cable and direct satellite television providers competing for the same customers and the same dollars.

mPhase's flagship TV+ solution enables telephone companies and other communications service providers utilizing twisted pair telephone wires to respond to these competitive threats and immediately offer fully integrated broadband service packages to their subscribers. Importantly, with mPhase's products, telecommunications service providers are able to compete with cable and satellite providers in the high-margin multichannel digital television market. mPhase's product solution do not require a capital-intensive fiber nor cable build- out, long lead times, or a technically challenging deployment. Instead, utilizing their already installed copper telephone line infrastructure, telephone companies can increase their per subscriber revenue, capture additional marketshare, stave off competition and ultimately increase their overall market valuation by becoming full-service communications providers today.

Incumbent telecommunications service providers will have an opportunity to preempt wide digital cable or satellite adoption that deploy mPhase's systems DSL and become market leaders in providing data and video services. Most telecommunications companies and industry analysts currently understand that data-only solutions are not sufficient to attract new customers, retain existing ones, and maintain or achieve profitability.

Our Television Over DSL Solution

mPhase markets and sells a line of innovative DSL (digital subscriber line)-based broadband telecommunications equipment. Our flagship product line is our TV+ solution enabling the delivery of television over DSL. This product facilitates telephone companies becoming full service communications providers by enabling the simultaneous delivery of digital broadcast television, high speed data and voice services over the existing telephone line infrastructure. mPhase has developed its TV+ solution with a specific target in mind, specifically, telephone companies in parts of the world where access to multi-channel television is limited, as well as domestic, rural telephone operators.

mPhase introduced its first TV over DSL product, the Traverser Digital Video and Data Delivery System, (DVDDS) in 1998. The DVDDS, is an end-to-end system based upon proprietary technology developed in conjunction with Georgia Tech Research Corporation. Because it is an end-to-end video-over-ADSL (asymmetric digital subscriber line) equipment. The proprietary transport method utilized in the Traverser System is patent protected. The intellectual property embodied by the DVDDS System includes the ability to deliver a plurality of channels to a plurality of users, ensuring that all channels are available to all users at all times. The Company has replaced this legacy product with its newer TV+ solution.

The DVDDS is installed at Hart Telephone Company in Hartwell, Georgia, that is currently being upgraded to the TV+ solution. Another DVDDS system is installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a closed television system in a commercial setting.

mPhase recently has completed development of Versions 1.0 and 2.0 of the TV+ product and has recently commenced development of its new IP based Version 3.0 of the TV+ solution.

Bell Labs approached mPhase about creating a hybrid, mPhaseTV+ solution that would capitalize upon the strengths of each company's DSL platform in December of 2002. Prior to this, Bell Labs had been working in a contract engineering capacity helping mPhase to cost-reduce its digital set top box.

The two companies elected to team and create what we believe to be the most reliable, scaleable and cost-effective system for the delivery of television services over copper telephone wires. This collaborative platform combines the data centric strengths of Lucent's Stinger with the TV-centric strengths of mPhase's Traverser™ resulting in a best of breed solution. For mPhase, the TV+ Solution marks a shift in strategy from selling a complete, proprietary platform to providing an industry-standard, modular solution. This joint approach offered a number of advantages. For instance, by utilizing the Lucent Stinger for transport, mPhase's mPhaseTV+ platform can capitalize upon the proven, extremely robust and cost effective method of supporting and delivering data combined with the Traverser's method of supporting video.

Versions 1.0 and 2.o of the TV+ platform eliminates the need for telephone companies to replace their already installed equipment. Because this solution is modular, telephone companies that already have Stingers deployed can quickly and easily upgrade to support television in addition to data and voice services. There are currently 4 million Stinger ports deployed in 20 countries around the globe that deliver voice and data over DSL. With minor modifications, mPhase's BTS and Traverser CPE are also interoperable with other leading vendor's DSLAMs on the market today, making it possible for any telephone company with an installed base of equipment to quickly and relatively inexpensively become full service communications providers.

Version 3.0 of the TV+ platform will be an IP based solution ideally suited for large-scale deployments, and in parts of the world which cannot afford the cost of upgrading to cable infastructure. In contrast to the Versions 1.0 and 2.0, Version 3.0 will interoperate with the Stinger as well as DSLAM's of all other major vendors and give a telephone service provider ultimate software enabling flexibility resulting the lowest cost of deployment by providing a total open architecture allowing a telephone company to optimize its own system solution for delivery of a "triple play" of services based upon the characteristics of its customer base and the topology of its current infrastructure.

NanoTechnology

mPhase has recently entered the business of NanoTechnology which represents the latest scientific area involving the disciplines of molecular engineering, quantum physics and electrochemistry, amongst others to create new advances in products. mPhase is currently focusing primarily upon exploratory research for the development of advanced battery and power cell products and Electro Mechanical Systems for a new generations of sensors for military applications.

Business Development, Organization, and Acquisition Activities

We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., the Company has primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31,1997 after we transferred the assets and liabilities, including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

On June 2, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and changed our name to mPhase Technologies, Inc.

On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications' principal assets were patents and patent applications utilized in the development of our proprietary Traverser technology (as discussed in related footnote 11 of financial statements on P F-35). See also "Material Related Party Transactions," contained with "Critical Accounts Policies" on P 27 and "Certain Relationships and Related Transaction" P 51.

In March 2000, we entered into a joint venture with Alphastar International, Inc. to form a company called mPhase Television.net, Inc., (mPhaseTV) in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTV, and made it one of our consolidated subsidiaries.

On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser for BMW's telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW's facilities. BMW has made two (2) subsequent purchases increasing the size of its deployment to 48 unique units.

Our flagship installation, Hart Telephone, has completed the build and development of its digital headend during fourth quarter of 2001. The completion of their digital headend marks the move from beta to commercial deployment of the Traverser platform. Hart currently has approximately 70 customers receiving about 80 channels of television services.

In May of 2002 mPhase initiated discussions for development of a cost-reduced intelligent network interface (INI) set top box with the Bell Laboratories division of Lucent Technologies, Inc.

Effective December 1, 2002, mPhase entered into a Development Agreement with the Bell Laboratories division of Lucent Technologies, Inc. for the development of mPhase's broadcast television switch (BTS) as an intergrated platform with the Lucent Stinger DSL Access Concentrator.

On December 9, 2002, pursuant to a Statement of Work, Lucent commenced development of the BTS for mPhase.

On December 15, 2003, mPhase engaged Lucent for the cost-reduction of its Traverser INI set top box.

On January 21, 2003, mPhase entered into a Co-Branding Agreement with Lucent under which mPhase's INI set top box will be co-branded with the Lucent Technologies, Inc. name and logo.

On April 4, 2003, mPhase entered into a Systems Integration Agreement with Lucent. Under the terms of the agreement, mPhase has been given the exclusive right to sell worldwide a "bundled" solution consisting of mPhase BTS and the Lucent Stinger.

In May of 2003, MPhase has announced development of the mPhaseTV+ Platform with Lucent Technologies' Bell Labs. This modular product, as described in the "Our Solutions" section earlier, utilizes the industry-standard Lucent Stinger for transport. Bell Labs has been design contracted to design the mPhase BTS and Traverser CPE to be used in conjunction with the Lucent Stinger. A redesigned cost reduced second generation set top box CPE equipment has been completed. A prototype version of the BTS is also completed and has been successfully tested with 3 customers at Hart telephone in July of 2003. The first version of our TV+ product is scheduled to be completed during the second quarter of fiscal year 2004.

In November of 2003, mPhase announced that it had entered into a $1.0 million Project Development contract with Lucent Technologies' Bell Labs division to complete development of Version 1.0 of its TV+ solution by the summer of 2004.

In February of 2004, mPhase announced that it had entered into a $1.2 million Project Development contract with Lucent Technologies' Bell Labs division to perform exploratory research and development of micro power source arrays fabricated using nanotextured, superhydrophobic materials.

In September of 2004, mPhase announced that it had entered into a new $1.2 million Project Development contract with Lucent Technologies' Bell Labs division to develop Version 3.0 of the TV+ solution centered around a new "Video Soft Switch" enabling the delivery of broadcast television, high speed internet and voice over an new IP based system with an open standards architecture.

In November of 2004, mPhase announced the selection by Lucent Russia to deploy 1,000 ports of mPhase's TV+ solution to a telecom services company in the far eastern region of Russia that is one of 7 regional mega communications service providers. In addition the Company announced that it had received a $1 million order for its IPOT3 product renamed as the Broadband Loop Watch from Lucent Saudi Arabia.

In March of 2005, mPhase extended its Project Development Agreement with Lucent Technologies Inc. covering its power cell product for an additional 12 months at a cost of $1.2 million and also entered into a new 12 month Project Development Agreement for development of its new MEMS based Magnetometer sensor product.

Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal years ended June 30, 2003 and June 30, 2004 respectively, we generated approximately $2.6 million and $4.8 million in revenue and $474,687 in revenue for the six months ended December 31, 2004, respectively, from the commercial sale of our component products. Our other component products, including Filters and Central Office POTS Filter Shelves, are marketed to other DSL equipment vendors. We do not believe that the sales of our TV+ feature product will be materially impaired by the sale of these component products to these potential competitors.

mPhase is in the process of evaluating a full range of contract manufacturers, including manufacturers outside of the U.S. We believe that there are many qualified manufacturers around the world. mPhase is likely to contract with multiple companies depending on which countries the TV+ product is deployed and depending upon cost-competitiveness.

Our Products & Services

To date mPhase's revenue has been derived almost exclusively from sales of DSL component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. We have just received our first order for 1000 ports of our broadcast television platform over DSL platform and our first order for $1 million of our IPOTS-s or Broadband Loop watch Product. In our fiscal years ended June 30, 2004 and June 30, 2003 we generated approximately $4.8 million and $1.6 million in revenue, respectively, from the commercial sale of our component products and overall losses for such years of $7,758,586 and $6,650,211, respectively.

mPhase supplies the telecommunications industry with products designed to enable, enhance or support broadband DSL services. mPhase's line of TV-over-DSL products include Versions 1.0 and 2.0 of its TV+ Platform with Version 3.0 of its TV+ product expected to be available during the third quarter of fiscal year 2002. Additionally, mPhase markets a line of DSL component products ranging from commodity items such as traditional POTS Splitters and microfilters to higher-end, feature-rich products such as the recently introduced Intelligent POTS Splitter.

Traverser DVDDS

mPhase's legacy television-over-DSL System is the Traverser DVDDS. This system is a patented end-to-end solution enabling the delivery of digital broadcast television, high speed data services, and traditional voice services (requires Class5E voice switch) over a pair of copper telephone wires. It has been recently replaced by the mPhase TV+ platform.

mPhaseTV+ Platform

mPhase and Bell Labs Lucent Technologies have teamed together to create an industry-standard, high quality and cost effective television over DSL platform known as the mPhaseTV+ Platform.Versions 1.0 and 2.1 of this solution consists of three key elements:

The mPhase BTS (broadcast television switch) layer interfacing the video headend and the DSLAM;

Lucent's Stinger DSL Access Concentrator, a field-tested central office (CO) piece of equipment which provides DSL connections to individual customers; and

mPhase CPE, a highly integrated set top box to deliver video in the home environment from the DSL link.

This hybrid, collaborative platform capitalizes upon the strengths of both Lucent's and mPhase's technology. The BTS embodies the same video networking intelligence as the Traverser DVDDS. However, when combined with the proven, robust Stinger, which effectively and cost-effectively supports data, the end result is what we believe to be a best-of-breed, industry-standard solution.

The mPhase BTS resides between the DSLAM and the video headend and provides video networking intelligence that enables television services over DSL. The BTS is also responsible for video-related functionality such as demuxing and mapping MPEG-2 bitstreams, video subscriber management, video content management and billing management.

MPhase has developed, in conjunction with Bell Labs, a low cost, efficient and compact digital set top box with an integrated DSL Modem called the INI Version 400. Various versions of this device exist or are in development such as a standards-based product inoperable with the Lucent Stinger as well as other manufactures' DSLAMs.

Together with a digital video headend (or PCC) and the Lucent Stinger, the Versions 1.0 and 2.0 of the TV+ platform provide an ATM (asynchronous transfer mode) based end-to-end solution for customers wanting to provide television and high-speed data services over their existing copper infrastructure. Based on a streamlined, modular architecture, future upgrade, additional features and ancillary services can be implemented without major modifications to the entire system.

The Company expects to sell Version 3.0 or its IP(internet protocol) based TV+ platform to customers planning to support large scale deployments, delivering both high speed data and television services. Such system is designed for maximum flexibility cost effectiveness and highly scaleable for large deployments by telephone service providers and represents a shift of the Company's focus from hardware to software.

The Company believes the initial major deployments and any revenues from sales of its flagship TV+ product, are not expected until the third or fourth quarter of fiscal year 2005. An upturn of spending in the telephone industry should also increase sales and improve the Company's margins and provide the Company with the opportunity to attain profitability.

Component Parts Pots Splitter Shelves Intelligent Pots Splitter (iPots)

mPhase also designs and markets a line of DSL component products ranging from commodity items such as carrier-class POTS splitters located at the central office as well as CPE splitters and filters located in the home. Recently, mPhase has introduced a line of innovative loop management products intended to lower the operational costs involved with supporting DSL services. The i POTS, (intelligent POTS Splitter), product line includes the i POTS 1 and the i POTS 3 . These products mark a significant advancement in automating loop management by utilizing "intelligent functionality" thereby enabling testing of a telephone loop for DSL deployment without having to dispatch personnel to the field to manually perform such tests. These products reduce the operational costs of deploying and maintaining DSL services. The i POTS 3 is an upgrade from the original i POTS 1 , allowing service providers a 3-way view of the network and is compatible with DSLAM's of most vendors. The i POTS 1 is designed for use only with the Lucent Stinger DSLAM.

Microfilters

We have developed a complete line of microfilters, including a 2 and 4 pole filter for use in single and multiphone households, as well as a network interface splitter.

mPhase Television.Net, Inc.

mPhase Television. Net, Inc. (mPhase TV) has established licensing agreements with content originators thus allowing service providers to offer subscribers a full complement of U.S. television programming. mPhase TV has secured rights to rebroadcast television content from

U.S. network and cable broadcasters. mPhase TV can offer programming content in the U.S. to U.S. telephone service providers seeking to deploy either of mPhase's television platforms. This eliminates the need for service providers from having to negotiate many separate contracts with U.S. broadcast television programmers.

It is important to note that the role of mPhaseTV has changed since its inception. Originally, mPhaseTV was to act as a content aggregator, downlinking a complete lineup of channels, digitizing those channels and uplinking them via satellite for further delivery to each telco site. The benefit of mPhaseTV acting as a content aggregator was that service providers would not have to build a full-scale headend that included encoders, and other equipment. However, recent advances in technology have significantly reduced the costs for a telephone company to build a full scale headend. Therefore the role of mPhaseTV is now limited to providing the appropriate licenses and relationships as opposed to offering a content aggregation solution. Telephone companies purchasing content through mPhaseTV are required to build a full-scale digital headend.

In March of 2000, mPhase provided the initial funding for mPhaseTV, by lending it $1,000,000 at 8% per annum interest. The loan is repayable to us in common stock at the time that mPhase Television qualifies for listing in the NASDAQ Small Cap Market. We also contributed $20,000 in cash to the joint venture and granted options to Alphastar Internal Inc. (Alphastar) to purchase 200,000 shares of our stock for $4.00 per share. The agreement required Alphastar to provide mPhase Television the right to transmit television broadcasts over Alphastar's digital satellite network. On May 1, 2000, we acquired an additional 6.5% interest in mPhase Television for an additional $1,500,000 in cash. We report mPhaseTV as a consolidated subsidiary.

As part of its cost reduction efforts in fiscal year 2002, mPhase renegotiated its joint venture relationship with Alphastar that originally established mPhaseTV. Under the new arrangement, mPhaseTV terminated its lease of the rights to use Alphastar's earth station satellite uplink and downlink facility in Oxford, CT. Such facilities had enabled mPhaseTV to aggregate television content from the multiple networks and content providers eliminating the need for telecommunications service providers in the United States from building a master headend as an additional cost to the TV+ platform. As noted above, recent developments in technology have significantly reduced the cost of such master headend facilities which eliminates the need for mPhase to aggregate television content. mPhaseTV may serve as a strategic asset for selling the mPhase's video over DSL solutions in the U.S. by having secured the rights to transmit over DSL over a number of television channels directly from the content providers for test deployments. This experience should be helpful to a U.S. telecommunication services provider from purchasing the TV+ television delivery platform in future efforts to assemble such rights itself from each of such content providers. mPhase currently owns a 56% controlling interest in mPhaseTV.

Research and Development Activities

As of June 30, 2004, we had been billed approximately $13,563,000 for research and development conducted by Georgia Tech Research Institute (GTRC) in connection with the development, over 5 years of the legacy Traverser DVDDS system .On March 26, 1998, we entered into a license agreement with Georgia Tech which owns the Digital Video and Data System technology. GTRC and its affiliates have granted us the exclusive license to use and re-sell Traverser DVDDS worldwide. We are obligated to pay Georgia Tech royalties of up to 5% on future sales of the Traverser™ The license agreement expires automatically when the patents covering the invention expire.

The Company has paid Lucent Technologies, Inc, through December 31, 2004 a total of $2,764,522 for development of its TV+ solution which commenced in the second quarter of fiscal year 2003. In September of 2004, mPhase announced a new Project Development contract with the Bell Labs division of Lucent Technologies Inc to develop Version 3.0 of its TV+ platform as a new IP based system with an open standards-based architecture based upon a new "Soft Switch" software enabling the delivery of broadcast TV, high-speed internet and voice over fiber and copper.The Company is obligated to pay $470,400 primarily to Lucent Technologies Inc and Magpie as of March 1, 2005 in remaining payments in order to complete Release 3.0 of the TV+ product .

In February of 2004 mPhase announced that it had entered into a new $1.2 million Project Development contract with the Bell Labs division of Lucent Technology Inc. for the exploratory research of micro power cell arrays using superhydrophobic nanotextured materials with the first commercial application expected to be a new miniature power cell with a very long shelf life for military and commercial applications. Under the terms of such agreement the Company has paid Lucent $100,000 per month commencing in February of 2004 for a 12 month period for a total of $1.2 million. As of March 1, 2005, the Company owes to Lucent Technologies Inc., two final monthly payments totaling $200,000 that have been invoiced under the contract. The Company and Lucent have extended such contract for another 12 months on similar terms to continue development of the miniature power cell product.

Market

Currently, mPhase's target market for its television over DSL solutions include telephone companies and telecommunications service providers worldwide. By deploying converged voice, video and data over their existing copper telephone infrastructure, telecommunications service providers can increase revenue and profitability and retain valuable market share. In most parts of the world, the telephone company is strongly positioned to be first to market with an integrated bundle of communications services. There are over 1 billion telephone lines serving consumers around the globe compared to only 586.9 (source: Kagan World Media) million homes passed by cable. In today's competitive telecommunications landscape, both the Traverser and the mPhaseTV+ platform have now become necessary solutions for all telecommunications service providers to compete effectively in today's marketplace.

We estimate that on average, a typical telco using mPhase's current Version 1.0 and 2.1 of its TV+ platform utilizing the Lucent Stinger can generate significant revenue with a payback on its initial investment in either system within 2-3 years depending on the size and scope of the deployment. Importantly, this relatively short payback period is still applicable in countries where the average cost of a basic cable television package is well below the US average. The economics of mPhase's video over DSL platforms are such that, for example, when charging as little as $7 per month per subscriber for a basic television package, the system operator can expect a full return on investment within a three-year period of time. Furthermore, over 5 years a telecommunications service provider can achieved a significantly higher rate of return on its investment in either of our TV platforms than would be possible with deploying voice and data alone. mPhase has developed a detailed and highly customizable return on investment model to assist the telco in assessing its rates of return and profitability based on additional revenue generated by the new services.

mPhase expects to derive the majority of its revenue from the sale of its TV+ solution over DSL platform, developed in conjunction with Lucent Technologies, for a number of reasons:

  The platform has been designed to achieve maximum cost efficiencies. Initial versions 1.0 and 2.1 of this product will be cost-competitive by utilizing the Lucent Stinger for transport. It is anticipated that as Lucent continues to drive down the cost of the Stinger and as further engineering efforts are completed in the Stinger to better and more efficiently support broadcast video services, we believe the total per port cost of Versions 1.0 and 2.0 TV+ platform will be the most cost-effective (ATM) solutions available on the market.

  mPhase believes its business partnership with Lucent will help validate our products and result in greater sales. mPhase will be able to leverage Lucent's relationships with its estimated 250 business partners around the globe, thereby increasing exposure for its mPhaseTV+ product set significantly.

  Version 3.0 of the TV+ solution, the Soft Switch product expected to be available in the third or fourth quarter of fiscal year 2005, will be an IP based solution and is a powerful software enabling tool providing complete standards-based flexibility for any combination of hardware DLAM's , set top boxes and other features necessary to optimize a solution by a telephone service provider for the delivery of broadcast television, voice and high-speed internet.

mPhase is currently targeting international incumbent telephone companies and rural independent domestic local exchange carriers for sale of its TV over DSL platforms. The Company expects to derive the majority of its system sales abroad, specifically from telephone service providers in Europe, Latin America, Asia and Africa. Additionally, the modular video elements of mPhase's mPhaseTV+ platform (i.e., the BTS and INI) can be retrofitted to existing Lucent Stinger deployments. mPhase, through the support of Lucent, anticipates targeting many of the customers of Lucent that currently have deployed over 4 million ports of the Stinger data and voice delivery product in over 20 countries around the globe.

mPhase believes that foreign telco markets will adopt its TV over DSL product solutions more rapidly than domestic service providers since there is not generally the demand outside of the United States for robust cable features (such as simultaneous delivery of 3 different TV channels through one set top box) as there is in the United States. Therefore, the Company has placed much of its initial emphasis on targeting the international telco market.

The demand for alternative television options is high in Europe, Asia and Latin America. According to the Yankee Group, European countries have been early adopters of video-over-DSL and alternative video delivery technologies, deploying and testing services more aggressively than North America. These markets possess pockets of moderate to high-income households willing and able to purchase advanced digital services, but very few alternatives exist. According to the Gartner Group, another industry analyst, the number of carriers in the Europe, Middle East and African regions planning on deploying video over DSL services has "leapt from 40 percent to almost 75% in 2002." Analysts from the Gartner Group commented that, "This is a clear sign that carriers realize they need to move upstream with broadband value-added services."

Cable television and digital broadcast satellite (DBS) services are less competitive internationally than in North America. Because of the limited expansion of cable, especially two-way digital cable and satellite networks abroad, access to advanced communications services such as high-speed Internet and digital television in many areas is limited to copper-based delivery methods.

Parts of the world representing the largest opportunities for mPhase include Latin America, Eastern Europe and parts of Africa. For instance, multichannel television service providers in Latin America have only penetrated 18.3% of the 94.7 million television-owning households (source: Kagan World Media). In Latin American telecommunications service providers deploying one of mPhase's solutions for TV over DSL will be able to offer television services at very competitive rates. Currently, multichannel television services are only available to the top-tier consumers in Latin America as well as in other developing parts of the world. mPhase's return on investment models indicate that telecommunications service providers charging as little as $7 a month for basic services can anticipate a return on investment within a very short period of time. This attractive business model will help make digital multichannel television service available to a large number of potential new users.

The U.S. multichannel television market is highly competitive, because the penetration of cable services in North America is much higher than the rest of the world and there are numerous service options for multichannel pay TV customers, telecommunications service providers must provide incentives for cable television subscribers to switch service providers. However, in foreign markets, where (a) there is a high penetration of television sets, a very limited number of broadcast television channels are received using antennas from "through-the-air" broadcast and (b) direct-to-home satellite providers cannot currently support the delivery of reliable, two-way data services. In such markets we believe that a telephone company is much better positioned to be the initial and primary provider of bundled converged services.

The following table represents the estimated number of television viewers in select countries.

	TV	*Multichannel
	Households	Subscribers
		(in millions)
Worldwide	994	430.55
Asia	519.3	207.6
Europe	233.3	94.8
Latin America	118.7	24
North America	112.7	104.15

* Multichannel subscribers includes cable and DBS subscribers

Source: Global Multichannel Markets 2002: Performance and Projections for 59 countries. Kagan World Media.

Competition in the telco market is becoming increasingly aggressive due to changing telecommunications regulation, heightened competitive threats from alternative technologies, such as cable and digital broadcast satellite, and price declines in local and long distance telephony services.

Domestic telecommunications service providers face difficulty in maintaining market share and revenue. Price declines in traditional voice services and the proliferation of Internet telephony are impacting operating margins. mPhase believes that the independent, rural domestic telco is the especially vulnerable to these competitive threats and has a need to develop new product delivery capabilities to increaserevenues and margins. However, independent telecommunications service providers are not as well capitalized as the larger domestic regional bell operating companies and other large incumbent service providers and therefore tend to be very cost conscious in equipment deployment.

In areas where there is sparse cable deployment, or the cable infrastructure is antiquated, there is an increasing demand for better quality of service, more programming channels and additional services. The independent telecommunications service providers operating in these areas can benefit from the incremental revenue generated by services offered through mPhase's TV-over-DSL platforms.

Beyond selling its solution to telephone companies, mPhase believes it will eventually experience success in serving the global multi-dwelling unit (MDU) market. This market consists of large residential or multi-office complexes, hotels, and campus environments. The MDU can effectively become its own multichannel television content distributor using either the Traverser or the mPhaseTV+ solution by building a digital video head-end to downlink broadcast television programming and installing mPhase's equipment.

mPhase is in the process of evaluating market opportunities in North America and around the world to address commercial applications of the Traverser DVDDS and TV+ platforms. However, the Company believes that commercial sales to manufacturing or enterprise customers will only represent a marginal source of revenue because of the limited scope and demand for internal broadcasting networks in the commercial market.

Sales Strategy

TV over DSL products

mPhase will pursue sales opportunities through a variety of channels, including direct sales by the Company's internal sales team, distributors and in conjunction with Lucent Technologies, Inc.

mPhase's initial product offerings, Versions 1.0 and 2.1 of the TV+ is designed to utilize Lucent Technologies' Stinger for transport. By adding an mPhase BTS at the central office and mPhase's standards-based digital set top box at the customer premises, mPhaseTV+ services can be added anywhere the Stinger is or going to be deployed. The Lucent Stinger is an already proven solution with over 4 million ports deployed in 20 countries around the globe. In parts of the world lacking cable infrastructure where the Stinger is deployed represents an opportunity to retrofit these deployments with television services. And for new deployment opportunities,

mPhase will be able to leverage the Lucent brand and the reputation of the Stinger as a highly scaleable and cost-effective transport medium. An example of this is found with respect to mPhase's initial deployment of 1000 ports of its TV+ solution to a major telephone service provider in Russia through Lucent Russia as an addition to the Lucent Stinger DSLAM.

mPhase has also established a reseller agreement with Lucent, making it a part of Lucent's Global Business Partner organization. As a result of this agreement, mPhase can sell carriers a complete solution by reselling the Lucent Stinger along with mPhase's BTS and Set Top Box. In addition, mPhase and Lucent are developing a joint marketing program. As part of this program, the two companies will identify target markets where their combined television, voice and data over DSL solution is most competitive. Together, Lucent and mPhase will approach Lucent's established global business partners with the mPhaseTV+ solution for further marketing to targeted telecommunications service providers. This partnership represents a tremendous opportunity for mPhase, as Lucent has over 250 business partners in more than 40 countries around the globe.

In markets where Lucent is directly selling into accounts deemed to be strong potential markets, the two companies can collaborate their efforts to bring forth a compelling product solution.

Joint Venture Opportunities

There also exist opportunities for mPhase to capture recurring revenue from the sale and deployment of its video over DSL systems through a joint venture business model. Under this scenario, mPhase would sell its equipment to a joint venture company, of which mPhase retains a minority position. This company would negotiate either a line leasing or revenue share program with the incumbent telephone company and subsequently deploy and operate one of mPhase's television over DSL platforms. mPhase believes a JV may provide additional opportunities for sales to international telephone carriers that may not have the funds to procure mPhase's television over DSL system, yet recognize the potential business opportunity for such a platform.

Funding of the equipment and operation of the system would be the responsibility of the JV. Member companies of the JV would include entities interested in controlling television services such as the government and large media groups. For example, mPhase is pursuing a JV in Turkey where the funding partners include companies that own newspapers and television stations that are looking to expand their revenues. Although a JV requires greater involvement from mPhase in terms of organizing and coordinating the appropriate parties, the long term potential benefits to mPhase are great. mPhase would not only secure equipment sales, but would benefit from the recurring revenues from a JV engaged in being a broadcast television service provider.

DSL Component Products

mPhase also sells a line of DSL component products including: POTS Splitter Shelves i POTS Splitters, in-line microfilters, Continuity Test Cards and Network Intelligent Device splitters. These products are essential components to any DSL installation, regardless of the DSL equipment vendor. The mPhase components are interoperable with Digital Subscriber Line Access Multiplexing equipment from a broad range of DSL manufacturers. Potential customers for the DSL component products include other DSL equipment manufacturers, re-sellers, network integrators and telecommunications service providers deploying DSL worldwide.

To date, mPhase has deployed over 250,000 POTS Splitter ports. The mPhase DSL component products are sold both by mPhase directly as well as through established distribution agreements.

The Company recognizes the depressed market conditions that began in 2001 that continue to pervade the telecommunications equipment industry. Although the Company experienced a rebound in the market in the first quarter sales of POTS Splitters during fiscal year ended June 30, 2004, it has continued to experience a decline in such sales in each quarter thereafter through the six months ended December 31, 2004.

We are continuously in discussions with various original equipment manufacturers of telecommunications equipment to identify opportunities for joint bids for infrastructure deployment with major domestic and international telecommunications service providers. We also continue to market our component products directly.

Intellectual Property, Patents and Licenses

The Company has recently entered into software development and licensing agreements with Magpie with respect to certain software used in connection with Version 3.0 of its TV+ product. Such development and licensing Agreement call for aggregate payments of approximately $320,000 plus a licensing fee per set top box sold as par of the TV+product. It is anticipated that the Company will enter into a second development agreement with Magpie in the third quarter of fiscal year 2005 calling for payments of approximately $430,000 in order to complete software development necessary for Release 3.0 of its TV+ solution.

We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators, strategic partners or on our own. There can be no assurance, however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States regarding patent protection of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents that will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

The intellectual property owned and licensed by us falls into two general categories, analog and digital intellectual property. We have a pending patent application that was filed in June 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser DVDDS platform.

Our DSL filter technology enables increased video clarity over copper wire, longer transmission distances and decreased signal error rate. The intellectual property related to the DSL filters includes:

low pass filter shelves and POTS Splitters, which combine the Traverser DSL spectrum from the traditional voice service; and

ADSL filters, which are filters that conform to the worldwide DSL standard and are utilized in the transmission of data and voice service at up to 8 Mbps. We believe that both of these components are key to providing a DSL signal at sufficient quality and service distances for combined video and data delivery.

We license our digital intellectual property. We also have an exclusive, worldwide license to manufacture and market products using the technology developed by Georgia Tech under our contract with them. The exclusive license with Georgia Tech is applicable for the duration of their patent protecting the system design and other technology related to the legacy Traverser DVDDS platform.

The licensed patented and patent-pending technology developed at Georgia Tech covers the capabilities of the Traverser DVDDS.

A patent for the System and Method for the Delivery of Digital Video and Data over a Communications Channel was issued on November 28, 2000 to the Georgia Tech Research Corporation.

The digital intellectual property that we license provides several unique aspects of the Traverser DVDDS. Among these is the backplane design, which provides every subscriber the ability to view any channel available. All subscribers in a given system could be watching the same channel, or could be watching different channels with no degradation of service. The proprietary design, which does not incorporate a Digital Subscriber Line Access Multiplexer architecture, makes the Traverser DVDDS a true broadcast system rather than a mere video delivery system.

The patent issued on March 27, 2001 to the Georgia Tech Research Corporation for the System and Method for Maintaining Timing Synchronization in a Digital Video Network covers the development of the Framer and the Framer chip. The Framer is an Integrated Circuit which gives the Traverser the capability of allocating both the downstream and upstream bandwidth into virtually any application required. This feature allows the Traverser to deliver both MPEG-2 Digital Video and Internet data simultaneously and also allows for future applications of the Traverser™ This technology is exclusively licensed worldwide to mPhase Technologies, Inc.The patent issued on November 27, 2001 to the Georgia Tech Research Corporation for the Method and Apparatus for Combining a Plurality of 8B/10B Encoded Data Streams addresses video data transport between digital headends and the access network serving subscribers. A further patent is pending covering other methods of video program transport.

We also have patents pending that protect:

the software management and control of the individual Traverser links, the DVDDS, and the channel changing methodology and interface to the electronic program guide at the customer site through the Intelligent Network Interface;

apparatus and methods of remote control of the Intelligent Network Interface; and,

systems and methods to provide subscribers means to playback previously recorded video content.

We purchase from GlobeSpan telecommunication rate adaptive DSL chipsets used in the Traverser DVDDS.

The Company plans to file joint patent applications with Lucent Technologies Inc. with respect to the nanotechnology products currently under development.

We also rely on unpatented proprietary technology, and we can make no assurance that others may not independently develop the same or similar technology to ours or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of the Traverser technology, our future operations could be adversely affected.

With the migration of the Company's television delivery platform from the Traverser to the TV+ solution, the Company is currently reexamining the need to maintain the cost of patent protection with respect to the legacy Traverser product.

Regulation

The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

Competition

mPhase competes with broadband equipment manufacturers including cable and digital broadcast satellite equipment manufacturers, as well as other equipment vendors manufacturing DSL and/or video over DSL equipment. The global telco customer base has the ability to adopt other forms of content distribution if it chooses to compete in the multi-channel home entertainment market. However, mPhase believes its television platforms are attractive to a broader range of customers of telecommunication service providers. The following sections outline the competitive landscape for mPhase.

Direct Broadcast Satellite Services

In the US, direct broadcast satellite (DBS) providers have experienced increased market penetration over the past few years. DBS service is the only alternative television delivery method in rural areas where cable has not been deployed, or antiquated analog cable is predominant. However, in some cases, DBS service does not include local off-air channels and most DBS operators are not able to provide competitively-priced wireless high-speed Internet service. Technology enabling two-way, high-speed Internet access over DBS is relatively new and we expect it will take time to reach broad market acceptance as a cost-effective, reliable data delivery method.

Cable Television Network Operators

Although the cable industry is our indirect competitor, the Company believes that two-way cable service provides incentive to telecommunications service providers to explore additional services. Cable companies pose a serious competitive threat to telephone company market share. However, in order for cable companies to compete for high-speed Internet and telephony customers, the cable plant must be upgraded to two-way digital cable. Cable companies have invested large amounts of capital to upgrade dense service population areas in the US. However, cable operators typically underserved less densely populated regions with antiquated analog cable systems. Outside of the U.S., very little two-way cable plants have been installed.

Telecommunications service providers around the world have the incentive to deploy TV-over-DSL solutions either because of the threat of the cable companies, or because of the lack of cable infrastructure. The Company believes that its TV over DSL platforms are the most cost effective and robust video delivery technology deployable by our primary target market of international telecommunications service providers. Installing our platforms will facilitate telephone companies in retaining and capturing market share, as well as generating incremental revenue. mPhaseTV+ solution enable telecommunications service providers to compete effectively in a converging services market with a "triple play" of services-digital television, high-speed data and voice services in an attractive bundled package.

Other DSL and Video over Copper (VoC) Equipment Manufacturers

mPhase competes with vendors of DSL equipment and system software. Companies that supply DSL technology including 2Wire, ADC telecom, Advanced Fiber Communications, Alcatel, Broadcom, Copper Mountain, Corning Cable System, Ericson, Fujtsu, Motorola, Minerva, ECI Telecom, Turnstone, Westell, Teradyne, TuT Systems, Marconi Communications, NEC, Nokia, Paradyne, Samsung, Texas Instruments, DVTel, Inc., Pace Micro Tech., Net to Net, and Myrio.

Other Video-over-DSL technologies compete with the TV+ platform are summarized below.

Differentiating Factors

mPhase believes that it offers the most reliable, scaleable and cost effective television over copper solutions. The mPhase TV+ over DSL solution is designed specifically to enable delivery of broadcast television over DSL. Versions 1.0 and 2.0 of the TV+ platform are basic ATM solutions for delivery of digital broadcast television over DSL without expensive features such as interactive television, video-on-

demand and simultaneous multi channel delivery over a copper telephone line. Such features will be available on our new IP based Version 3.0 of the TV+ system expected to be available during fiscal year 2005. Versions 1.0 and 2.0 of the TV+ product are ATM solutions for parts of the world that are in need of "just TV" rather than costly, feature rich solutions. We believe there is a significant market that is not currently serviced world wide for delivery of broadcast television programming on a cost-effective basis. mPhase's future IP solution is a streamlined solution is designed to be the most cost-effective scaleable solution in emerging international markets as well as flexible enough to be upgraded with enhanced features of more robust systems for high end customers.

There are a number of telecommunications equipment providers competing in the television over DSL space. For instance, a new division of Motorola (formerly known as Next Level Communications) has secured over 100 customers predominantly in the United States. The majority of their video deployments utilize a specific form of DSL known as VDSL (very fast digital subscriber line). VDSL requires that telecommunications service providers install fiber optics into the neighborhood, or close to the customer premises because signals can only travel up to 3-4,000 feet over copper telephone wires. As a result, compared to the mPhase solutions, the platform is significantly more capital intensive and therefore expensive due to the cost of the infrastructure upgrade (i.e., installing fiber optics closer to the customer premises). Motorola has also introduced an ADSL version of its equipment, which has a serviceable distance radius of approximately 8,000 feet. This newer product could compete more directly with both the ATM and IP versions of the TV+ over DSL solutions. Motorola's Television over DSL products tend to be more feature rich and expensive than mPhase's Version 1.0 and 2.0 TV+ solutions. Motorola concentrates the majority of its sales efforts within the US market where consumers demand a robust viewing experience due to the penetration of fiber and cable.

Another company that sells equipment similar to mPhase is Alcatel. Alcatel is the leading supplier of DSLAMS (digital subscriber line access multiplexers) around the globe. Alcatel has deployed several video over DSL trials although its largest, with Aliant Telecom in Canada, was discontinued. Historically, Alcatel has worked with multiple equipment vendors to create a complete, end-to-end video solution, including software providers and set top box provider, Pace. Recently Alcatel acquired iMagicTV, adding to its product line for delivery of television over DSL. Alcatel recently announced upgrades to its DSLAM line or products to better support the delivery of converged voice, video and data.

Other major competition in the DSLAM market include UT Starcom and HUWAEI Company.

Lucent also offers another video-over-DSL solution currently deployed at SakTel in Canada. This solution, similar to Motorola's products, offers greater functionality and features, however is more costly in terms of per port equipment cost than the TV+ platform. Finally, other smaller vendors are emerging, partnering with third party equipment vendors to create a video-over-DSL platform. Equipment providers such as Net to Net and Paradyne are modifying their data platforms to support the delivery of television services. However, mPhase believes it has certain cost of equipment advantages over other vendors making its system more economically viable for potential customers. The Company believes that the strength of the video-centric BTS coupled with the strength of the data-centric Lucent Stinger make its solution extremely competitive in its target markets.

Headend Equipment Providers

As discussed earlier, mPhase does not manufacturer digital head end gear. All customers interested in deploying an mPhase video over DSL system must build a digital headend to receive, digitize and groom the television signals. Through extensive lab and field testing, mPhase has established an approved vendor list of several headend providers.

Nanotechnology

The science of nanotechnology is very new and evolving.  There has been significant venture capital fundings of start up companies during calendar year 2005 focusing upon development of a wide range of potential products and applications.

Employees

We presently have nineteen (19) full employees, two (2) of whom are also employed by Microphase Corporation. See the description in the section entitled "Certain Relationships and Related Transactions." Properties.

We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06854, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to-month basis. We also maintain offices in New York, N.Y and Little Falls , New Jersey.

LEGAL PROCEEDINGS

The Company has recently been advised that, following an investigation by the staff of the Securities and Exchange Commission, the staff intends to recommend that the Commission file a civil injunctive action against Packetport and its Officers and Directors. Such recommendation relates to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a)of the Securities Act of 1933 and Sections 10(b)and 13(d)of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. Such persons have advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation.

From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

OUR MANAGEMENT

Executive Officers and Directors

Our officers and directors, and their ages, as of June 30, 2004, are as follows:

Name	Age	Position(s)
Necdet F. Ergul	81	Chairman of the Board and Director
Ronald A. Durando	47	President, Chief Executive Officer And Director
Gustave T. Dotoli (2)	70	Chief Operating Officer and Director
Martin S. Smiley	57	Executive Vice President, Chief Financial Officer
		and General Counsel
Outside Directors
David L. Klimek	50	Chief Technology Officer and Director
Anthony H. Guerino, Esq. (1)(2)	58	Director
Abraham Biderman (1)(2)	56	Director
Michael P. McInerney	49	Director

(1) Member of Audit Committee.
(2) Member of Compensation Committee.

The following is biographical information about each of our Officers and Directors.

Necdet F. Ergul has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. He is also a Director of Janifast Ltd. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

Ronald A. Durando is a co-founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. In addition, Mr. Durando has been the Chief Operating Officer of Microphase Corporation since 1994. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a Hong Kong corporation for operational and manufacturing companies in China. Mr. Durando is also President and Chief Executive Officer and Director of PacketPort.com, Inc.

Gustave T. Dotoli has served as our Chief Operating Officer and a Director since our inception in October 1996. In addition, Mr. Dotoli has been the Vice President of Corporate Development of Microphase Corporation since December of 1996. Mr. Dotoli is also a Director and Vice President Corporate Secretary of PacketPort.com, Inc. He formerly was the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dickinson University in 1959.

David Klimek is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. Mr. Klimek joined our Board of Directors in October 1996. From 1990- 1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.

Michael P. Mcinerney is President of Lintel, Inc. subsidiaries; Hart Telephone Company, a 10,000-line local exchange carrier in Northeast Georgia, Hart Communications, a telecommunication company, Hart Cable, a cable television company and Diversified Golf. Mr. McInerney was Vice President of Lintel, Inc. from 1994 until he became President in 2001. From 1991 to 1994, Mr. McInerney was Executive Director of Standard Telephone Company. In the period from 1980-1991, Mr. McInerney was a regional manager, state manager and an account executive with AT&T. Mr. McInerney earned a Masters of Business Administration degree at Winthrop college and a B.S. degree at the University of Vermont.

Anthony H. Guerino has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law's Trial Moot Court Program.

Abraham Biderman has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

Martin Smiley joined us as Executive Vice President, Chief Financial Officer and General Counsel on August 20, 2000. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase's strategic financial leader. Prior to joining the Company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, and as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from the University of Virginia School of Law.

Board Committees

Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000.

The compensation committee makes recommendations to our Board of Directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three (3) Directors, Messrs. Biderman, Dotoli and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors in cash as well as in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table "Security Ownership of Certain Beneficial Owners and Management" and the notes thereto.

Executive Compensation

The following table sets forth, for the fiscal year ended June 30, 2004 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by, our Chief Executive Officer; and our four most highly compensated executive officers, other than the Chief Executive Officer, whose compensation during the fiscal year ended June 30, 2004 was greater than $100,000 for services rendered to us in all capacities during such year.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
				Securities		Restricted
				Underlying		Stock
Name And				Options/Sars
Principal Position	Year	Salary	Bonus	Award(s)	(Shares)	(Shares)
Ronald A. Durando(1)(2)	2004	$285,000	-	-		1,500,000
Chief Executive Officer	2003	$234,504	-	-		450,000
and President	2002	$388,504	-	-		1,850,000

Gustave T. Dotoli(1)(2)	2004	$225,000	-	-		750,000
Chief Operating Officer	2003	$193,254	-	-		350,000
	2002	$313,504	-	-		1,225,000
			-	-
David L. Klimek(1)	2004	$89,062	-	-		100,000
Chief Technology Officer	2003	$90,958	-	-		75,000
	2002	$106,606	-	-		162,500

Martin S. Smiley	2004	103,958	-	-
Executive VP, Chief	2003	109,583	-	-		200,000
Financial Officer	2002	l58,712	-	-		540,000
& General Counsel

  Includes $7,500 stipend as a director for fiscal year ended June 30, 2002. No such cash stipend was recorded for fiscal years ended June 30, 2003 and June 30, 2004.

  Does not include warrants to purchase 1,395,400 shares of common stock issued Mr. Durando and Warrants to purchase 1,096,400 of common stock of Mr. Dotoli respectively to cancel previously unpaid compensation. Such warrants relate to $234,362 and $35,000 of unpaid cash compensation to Mr. Durando for fiscal years 2002 and 2003 and $184,105 and $27,500 of unpaid cash compensation to Mr. Dotoli for fiscal years 2002 and 2003, respectively the amount of which is included as cash compensation in the above table.

  No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person's salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

STOCK OPTIONS

The following table contains information regarding options granted in the fiscal year ended June 30, 2004 to the executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2004, mPhase granted options to acquire up to an aggregate of 1,615,000 shares to employees and directors.

Option Grants in Last Fiscal Year
(Individual Grants)
						Potential Realizable
						Value of
	Number of	% of Total	Weighted	Weighted		Assumed Annual
	Securities	Options/SARS	Average	Average		Rates of Stock Price
	Underlying	Granted to	Exercise	Market		Appreciation for 5
	Options/SARS	Employees	or Base	Price		Year Option Term
	Granted	in Fiscal	Price	on Grant	Expiration
Name	(#)	Year	($/Share)	Date	Date	0%	5%	10%
Ronald A.
Durando	1,500,000	44%	$.45	$.39	2009	$0	$0	$42,750
Gustave	750,000	22%	.45	.39	2009	0	$0	$21,375
T. Dotoli
David	100,000	3%	.45	.39	2009	0	$0	$2,850
Klimek

The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 2004. During the fiscal year ended June 30, 2003, no options were exercised. The value realized is the difference between the closing price on the date of exercise and the exercise price. The value of unexercised in-the-money options is based upon the difference between the closing price of mPhase's common stock on June 30, 2004, and the exercise price of the options.

Fiscal Year-End Option Values
			Number of Securities		Value of Unexercised
	Shares	Value	Underlying Unexercised		In-the-Money Options at
	Acquired	Realized	Options at year end (#)		Year-End ($)
	on
Name	Exercise	$	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald A.	-	-	4,730,000	-	$-	$-
Durando
Gustave	-	-	3,000,000	-	-	-
T. Dotoli
David	-	-	372,500	-	-	-
Klimek
Martin	-	-	1,070,000	-	-	-
Smiley

Employment Agreements

All employment agreements with our current management have expired and are in the process of being renegotiated subject to approval of the Board of Directors of the Company.

Long-Term Stock Incentive Plan

We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. Our shareholders approved our 2001 Stock Incentive Plan at our annual meeting of shareholders on May 30, 2001. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.

With respect to our current plan, the compensation committee of the Board of Directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

Upon stockholder approval, the Board of Directors merged our prior Long-Term Stock Incentive Plan into the 2001 Plan.

The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our Company plan, but which are not issued before our current plan is merged into the 2001 Plan.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 2,500,000 subject to the exceptions made by the Board of Directors. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

The 2001 Plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All three (3) non-employee directors and approximately ten

(10) employees will be eligible to participate in the 2001 Plan.

The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stockholder approval since the Prior Plan was previously approved by the stockholders.

Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2004 were Messrs. Dotoli, Mr. Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs Guerino nor Biderman is not one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2004 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Ergul is a controlling shareholder and Director of Microphase corporation (which provides certain administrative services to mPhase) and Mr. Dotoli and Mr. Durando are Officers of Microphase., Mr. Dotoli, together with Mr. Durando and Mr. Ergul, are controlling shareholders, officers and directors of Janifast Ltd. Janifast Ltd. has produced components for the Traverser™ and is expected to produce a material amount of DSL components for us in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 16, 2005 certain information regarding the beneficial ownership of our shares:

  by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;
  each of our directors;
  by each executive officer named in the Summary Compensation Table; and, by all of our directors and executive officers as a group.

Name and Address of Beneficial	Number of	Percentage
Owner(1)	"Shares"	Ownership
	of Common Stock	of Common
	Beneficially	Stock(2)
	Owned

Necdet F. Ergul(7)(9)	2,616,250	2.7%
Ronald A. Durando(3)(7)	11,644,382	8.3%
Gustave T. Dotoli(7)(10)	6,021,100	4.6%
J. Lee Barton(4)(6)(8)
David Klimek(7)	424,500	*
Lintel, Inc.(6)
Abraham Biderman(5)(7)	694,000	*
Anthony Guerino(7)	657,500	*
Michael McInerney(7)(8)	425,500	*
Martin Smiley(11)	5,676,132	4.17%
Microphase Corp,(12)	14,704,686	10.8%
Janifast(13)	10,935,000	8.2%
All executive Officers Directors, and (2)	49,640,418	40%
beneficial owners

* Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

(2) Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on107,364,442 shares outstanding on March 8, 2005, and, with respect to each person holding options or warrants to purchase shares that are exercisable within 60 days after February 24, 2005, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

Necdet F. Ergul	1,766,250
Ronald A. Durando	8,614,367
Gustave Dotoli	6,537,067
J. Lee Barton	250,500

David Klimek	1,197,500
Martin Smiley	3,554,543
Michael McInerney	740,500
Abraham Biderman	1,017,500
Anthony Guerino	552,000
Microphase Corporation	5,650,000
Janifast Ltd.	2,200,000

(3) Includes 1,396,148 shares held by Durando Investment LLC, and does not include, as separately stated below, 8,395,000 shares and 2,200,000 warrants held by Janifast which Mr. Durando controls and 530,000 shares owned by Karen and Ronald Durando Foundation; and 695,000 shares owned by Durando Charitable Remainder Trust.

(4) Does not include shares held by Lintel Inc.

(5) Includes 5,233 shares of common stock, options and warrants for 272,500 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co, where Mr. Biderman is a director.

(6) The address for Lintel, Inc. and J. Lee Barton, who is Chief Executive Officer of Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.

(7) Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.

(8) Mr. Michael P. McInerney, President of Lintel, Inc. subsidiaries, was appointed to the Board at the 2002 Annual Shareholders meeting.

(9) Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,000 owned by Eda Peterson, his daughter. This does not include, as separately stated below,  8,244,667 shares and 3,200,000 warrants and 1,200,000 shares and warrants to purchase 1,200,000 shares issuable pursuant to the terms of a convertible note held by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.

(10) Includes 277,500 shares owned by Patricia and Gustave Dotoli Foundation; and 195,000 shares owned by Dotoli

Charitable Remainder Trust.

(11) Includes 333,334 shares and warrants to purchase 333,334 shares issuable pursuant to the terms of a convertible note.

(12) Includes 8,244,667 shares and 3,200,000 warrants and 1,200,000 shares and warrants to purchase 1,200,000 shares issuable pursuant to the terms of a convertible note held by Microphase Corporation, the totals of which are included in the total beneficially owned shares of Necedet F. Ergul.

(13) Includes 7,350,000 shares and 1,200,000 warrants, the totals of which are included in the total beneficially owned shares of Ronald A. Durando.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain retransmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the TV+ within its incorporated joint venture mPhase Television.Net, in which the Company owns a 56.5% interest.

The Company has also incurred charges for beta testing and on-site marketing, including the display of a live working model at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone, which may commence upon the commercial production of Version 3.0 of the TV+ solution.

In addition the Company is currently upgrading its testing of its Traverser™ product to its TV+ product with customers of Hart

Telephone. A member of mPhase's Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone. Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and COB of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone have converted significant liabilities to equity in fiscal years June 30, 2001, 2002, and 2003. There have been no significant conversions by such entities of liabilities to equity in the current fiscal year.

Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company.

Transactions with Officers, Directors and their Affiliates

Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotoli, and Necdet F. Ergul.

During the six months ending December 31, 2004, accounts payable in the amount of $ 250,000 owed by mPhase to MicroPhase Corporation was cancelled in exchange for the 1,250,000 shares of common stock and a like number of 5 year warrants to purchase shares at $.25 a share. In addition, Janifast Ltd cancelled @ 200,000 of accounts payable owed by mPhase in exchange for 1,000,000 of common stock and a like number of 5 year warrants to purchase shares at $.25 a share.

In December, a demand not payable to Martin Smiley and accrued interest, CFO and General Counsel of mPhase, in the amount of $75,000 and $9,975, respectively, was converted into 424,875 shares of common stock plus a like amount of warrants to purchase an additional share at $.25 per share.

Mr. Ronald Durando converted $ 13,000 of accrued and unpaid interest into 65,000 shares of stock plus a like amount of warrants to purchase an additional share at $.25 per share. Additionally, Mr. Durando converted $ 13,954 of principal in a $ 75,000 note into cash and utilized this cash to purchase 1,395,400 shares of common stock. This purchase was made upon exercise of 1,395,400 warrants entitling purchase of a share $.01 per share pursuant to a previous award granted to Mr. Durando for unpaid compensation.

Mr. Gustave Dotoli, Chief Operating Officer of the Company, $3,750 of accrued and unpaid interest on a $ 75,000 note into 375,000 shares of stock plus a like amount of warrants to purchase an additional share at $.25 per share. Mr. Gustave Dotoli, Chief Operating Officer of the Company, converted $ 3,750 of accrued interest on a $ 75,000 note into cash and utilized this cash to purchase 375,000 shares of common stock. This purchase was made upon exercise of 375,000 warrants entitling purchase of a share $.01 per share pursuant to a previous award granted to Mr. Dotoli for unpaid compensation.

In January of 2005, Martin Smiley was awarded additional compensation of 400,000 shares of common stock.

On October 8, 2004, Mr. Durando agreed to lend the Compnay $75,000 and the Company issued a demand note for such amount at 12% interest.

On September 30, 2004, Mr. Durando agreed to lend the Company $175,000 and the Company issued a demand note for such amount at 12% interest.

On September 28, 2004, Mr. Durando agreed to lend the Company $75,000 and the Company issued a demand note for such amount at 12% interest.

On August 30,2004, Mr. Durando agreed to lend the Company $200,000 and the Company issued a demand note for such amount at 12% interest.

On August 30, 2004, Messrs. Dotoli and Smiley each agreed to lend the Company $75,000 and the Company issued two demand notes for such amount at 12% interest. Mr. Smiley also invested $25,000 in the Company's August Private Placement receiving 100,000 shares of the Company's common stock valued at $.25 per share plus a 5 year warrant to purchase an additional 100,000 shares of common stock at $.25 per share.

On July 25, 2004, Mr. Smiley agreed to convert his 12% convertible promissory note for $100,000 that had matured into a demand promissory at the same interest rate with interest payable quarterly, in arrears.

On November 11, 2002 and November 12, 2002, the Company issued warrants to purchase 2,491,080 shares of common stock of the Company which were valued at $480,917 or $.193 per share with an exercise price of $.01 per share for the cancellation of unpaid compensation to two officer's of the Company as of October 14, 2002.

In March of 2003, Messrs, Durando, Dotoli and Smiley participated in a private placement of the company investing $20,000, $20,000 and $75,000 respectively, receiving common stock of mPhase at $.30 per share plus 5 year warrants of mPhase to purchase a like amount of common stock at $.30 per share.

In March of 2003, Messrs. Durando the CEO and President and Smiley the CFO and General Counsel of the Company lent the Company $30,000 and $100,000 respectively evidenced by two promissory notes bearing interest at 12% per annum due in September of 2003. As of June 30,2003 the Company prepaid Mr. Durando's promissory note in full together with accrued interest. In June 2003, Mr. Smiley agreed to extend his note until July, 2004. Also in June, 2003, Microphase agreed to convert $360,000 of accounts payable to a note payable, interest at 12%, due in July, 2004. The notes have provisions for prepayment by the Company, and, at the option of the holder, provide for the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company's common stock and a one warrant to purchase the Company's common stock at $.30 per share for a period of 5 years.

Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice- president of PacketPort.com., respectively.

On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

Mr. Michael McInerney, an outside Director, is employed by Lintel Inc. and Mr. Abraham Biderman was employed until September 30, 2003 by our former investment banking firm Lipper & Company.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the Company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001.

Abraham Biderman became a member of our Board in August 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements. In July, 2001 and November, 2001 Lipper and Company received 138,000 shares and 300,000 shares in additional common stock in mPhase for services rendered to the Company as placement agent in a Private Placement and for general investment banking and financial advice services.

In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. Theseissuances included 1,000,000 shares to Mr. L. Barton, a director at that time, for an investment of $500,000; 400,000 shares to Mr. Ronald A. Durando, the Company's president and a director, for an investment of $200,000; 400,000 shares to Mr. Gustave Dotoli , the Company's vice-president and a director, for an investment of $200,000; and; 200,000 shares to Mr. Martin S. Smiley, the Company's vice-president, for an investment of $100,000; and were exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

For consulting services rendered in connection with the joint venture, the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

Messrs. Biderman, McInerney and Mr. Anthony Guerino own a relatively small amount of stock, warrants and options in mPhase Technologies, Inc.

Transactions with Microphase Corporation

On September 28, 2004, Microphase lent to mPhase the sum of $175,000 as evidenced by a 12% demand promissory note issued from mPhase to Microphase.

mPhase's President and Chairman of the Board of the Company are also employees of Microphase Corporation. On May 1, 1997, the Company entered into an agreement with Microphase Corporation, whereby it will use office space as well as the administrative services of Microphase Corporation, including the use of accounting personnel. This agreement for fiscal year 2004 was for $10,000 per month . Microphase Corporation also charges fees for specific projects on a project-by-project basis. During the year ended June 30, 2004 and for the period from inception (October 2, 1996) to June 30, 2004, 386,113 and $7,610,639 and $7,224,526, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

The Company is obligated to pay a 3% royalty to Microphase Corporaiton on revenues from its legacy Traversr DVDDS product andDSL component products. During the year ended June 30, 2004 such amount equaled $140,123.

At June 30, 2004, approximately $60,000 of undelivered purchase orders remain outstanding at Microphase Corporation

On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the "Agreement") with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 had been charged to expense under this Agreement and is included in licensing fees in the consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement was no longer in effect.

During the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000.

The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser Digital Video and Data Delivery System and DSL component products. During the years ended June 30, 2001, 2002 and 2003 mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively.

Pursuant to a debt conversion agreement between the Company and Microphase for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock. For the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements, Microphase received 2,900,000 shares of mPhase common stock and warrants to purchase 2,200,000 mPhase common stock in connection with the cancellation of $740,000 of outstanding liabilities.

During the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock plus five year warrants to purchase 1,000,000 shares of common stock of mPhase at $.30 per share in exchange for the cancellation of accounts payable totaling $920,000. As of June 30, 2002, the Company had $92,405 included in other liabilities-related parties in the accompanying consolidated balance sheet and as of June 30, 2003 $360,000 in notes payable-related parties. Additionally, at June 30, 2003, approximately $142,000 of undelivered purchase orders remain outstanding with Microphase.

Transactions with Janifast

Janifast Ltd., a Hong Kong corporation manufacturer, which has produced components for our prototype Traverser DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast. During the year ended June 30, 2004 and for the period from inception to June 30, 2004 respectively, $2,889,609 and $13,581,295 or products and services have been charged to inventory expense-other liabilities-related parties as long term liabilities in the consolidated balance sheet as of June 30, 2004. Additionally, at June 30, 2004, approximately $470,857 of undelivered purchase orders remain outstanding with Janifast Ltd. and outstanding payables to Janifast Ltd. amounted to $150,000.

During the year ended June 30,2000, mPhase advanced money to Janifast Ltd., which is a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter Shelves and DSL component products. As of June 30, 2000, the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2001 and June 30, 2002.

Pursuant to a debt conversion agreement between the Company and Janifast Ltd, for the year ended June 30, 2001, Janifast Ltd received 1,200,000 shares of the Company's common stock. For the hear ended June 30, 2002, pursuant to debt conversion agreements, Janifast Ltd. received 3,450,000 shares of mPhase common stock and warrants to purchase 1,200,000 shares of common stock in connection with the cancellation of $720,000 of outstanding liabilities. During the year ended June 30, 2003, Janfiast Ltd. was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company's common stock on the effective date of the settlement. No gain or loss was recognized in connection with the conversion by Janifast Ltd. for the fiscal year ended June 30, 2003. During the years ended June 30, 2001, 2002 , 2003 and 2004, and the period from inception (October 2, 1996) to June 30, 2004, $8,932,378, $1,759,308, $178,959, $2,771,925 and $13,642,570 respectively, of invoices for products and services have been charged to inventory or expense-other liabilities-related parties and long term liabilities in the consolidated balance sheet. And as of June 30, 2003 no amounts remained payable to Janifast Ltd.. Additionally, at June 30, 2003, approximately $1,435,000 of undelivered purchase orders remained outstanding with Janifast Ltd.

Transactions with Lintel, Inc and Affiliates

A member of mPhase's Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. The Company is currently installing with 25 customers of Hart Telephone its TV+ solution.

In addition the Company entered into a supply agreement with Hart Telephone that was to commence upon the completion of beta testing and commencement of production of its legacy Traverser DVDDS system. In May 2,000, mPhase issued Hart Telephone options to purchase 125,000 shares of mPhase common stock at an exercise price of $1.00 (valued at $1,010,375), that is included in research and development expenses in the accompanying statement o operations as of June 30, 2000. Mr. J. Lee Barton the President and Chief Executive Officer of Lintel, Inc. (the parent of Hart Telephone), and at such time Mr. Barton was a Director of mPhase. Mr. Barton received a bonus of $285,000, a stock award of 140,000 shares and options to acquire an additional 100,000 shares for the year ended June 30,2000 and options to acquire 120,000 shares of mPhase common stock for services as a Director or mPhase for the fiscal year ended June 30, 2001.

Michael McInerney, one of our directors, is the president of Lintel, Inc. In fiscal year 2004, Mr. McInerney received 5 year options to purchase 100,000 shares of mPhase common stock at $.45 per share as compensation for his services as a director.

Transactions with Other Related Parties

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner, in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company's common stock for $4.00 per share (valued at $2,633,400). This non-cash charge was included in general and administrative expenses in the statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black- Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulated for mPhase's joint venture partner, AlphaStar International, Inc., ("Alphastar"), to provide mPhaseTelevision.Net right of first transmission for its transmissions of MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000. As of June 30, 2003 mPhase owns a 56.5% interest in mPhaseTelevision.net. The Company terminated the lease of the earth station for business reasons, and there was no material impact on mPhaseTelevision.net's operating activities.

Pursuant to an agreement dated as of June 18, 2002, mPhaseTelevision.Net has terminated its lease of the earth station and Alphastar and its affiliated entity have converted certain accounts payable into shares of the Company's common stock.

Additionally, under this Agreement, mPhase is obligated to pay Alphastar and its affiliates $35,000, which is included in amounts due to related parties in the consolidated balance sheet as of June 30, 2003.

During the fiscal years ended June 30, 2002, 2003 and 2004, the joint venture was charged $64,039, $0 and $0, respectively for fees and costs by its joint venture partner and its affiliates.

Transactions with Strategic Vendors

Transactions with Other Significant Beneficial Owners of mPhase Common Stock and Warrants

As of June 30, 2004, the Company was approximately $473,787 in arrears with respect to a Promissory Note issued to Piper Rudnick LLP plus other legal fees of $118,773. It should be noted that Piper & Rudnick received such Promissory Note plus two warrants received in March of 2002 in exchange for cancellation of certain payables. Such warrants have conversion rights into our common stock for a total of 2,233,490 shares that have been registered under a recently effective Form S-1 Registration Statement, and are cashless. On September 3, 2003, the Company paid $100,000 in cash to Piper in exchange for reducing the total payable to $550,000 plus the issuance of additional cashless warrant for $150,000 worth of the Company's common stock valued at $.25 per share. The remaining $300,000 payable has the following future payment schedule :

1. Payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006.

2. A payment of $50,000 on December 1, 2005

3. A payment of $75,000 due on December 1, 2006

On February 18, 2004, the Company entered into an Agreement with Georgia Tech Applied Research Corporation and Georgia Tech Research Corporation (collective "GTRC") to settle a payable of approximately $1.8 million pursuant to the issuance of a warrant convertible into 5,069,200 shares of the Company's common stock on a cash-less basis plus a note for $100,000 payable over a 18 month period of installments of $16,667 per quarter. The Company is presently renegotiating the amount and payment terms of the Note with GTRC since the Note covered certain licensing fees for patents that the Company may determine are not necessary in connection with its TV platforms going forward.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory Note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company is $35,000 in arrears with respect to the $5,000 per month payment of the Promissory Note. On December 31, 2003, the Company became in arrears with respect to $420,872 of a balloon payment on a Note payable to its outside Law Firm, Piper & Rudnick LLC. The Company is in discussion with respect to such law firm to extend and/or cancel all or portions of this debt. It should be noted that Piper & Rudnick hold warrants received in March of 2001 in exchange for cancellation of certain payables. Such warrants have conversion rights into our common stock for 2,233,490 shares that are being registered hereunder (see Selling Shareholders list-page 65 hereof) and are cashless. Such warrants could be exercised shares of our common stock which could then be sold in the open market upon the effectiveness of this Registration Statement on Form S-1 in the open market to recover our outstanding payable. See also Risk Factor Section on Page 8 hereof.

On October 14, 2002, the Company entered into a memorandum on intention with Georgia Tech Research Corporation (GTRC) and its affiliate, Georgia Tech Applied Research Corporation (GTARC), which memorandum was revised on November 12, 2002 and in October of 2003 and is subject to the approval of the respective board of directors of the parties thereto and the exchange of mutual releases. The memorandum provides for the settlement of any and all amounts outstanding to GTRC and GTARC in consideration of the issuance of warrants to purchase 5,069,242 shares of the Company's common stock at $.01 per share (with a cashless exercise right) in exchange for cancellation of an approximately $1.3 million portion of the Company's accounts payable. In addition the Company would issue a term promissory note in the principal amount of $674,235 with interest at prime+1% and varied payments through 2008 in exchange for cancellation of an account payable by the Company in an same amount. The non-current amount of two promissory notes plus two warrants that were part of the proposed transaction as originally negotiated and as reflected in the memorandum of November 12, 2002 are reflected on the balance sheet dated June 30, 2003 as long-term debt and other liabilities for the amounts that were expected on June 30, 2003 to be converted to the two promissory notes payable and the warrants respectively. As of February 12, 2004 we are finalizing an agreement to convert all of such payables, approximating $1.8 million and including amounts reflected as Notes Payable as of June 30, 2003 and September 30, 2003, into a warrant convertible into our Common Stock on a cashless basis of approximately $.35 per share. This agreement is still subject to final execution of legal documentation by GTRC.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements. During the fiscal year ended June 30, 2002 certain strategic vendors and related parties converted approximately $2.7 million of accounts payable and accrued expenses into 7,492,996 shares of the Company's common stock and 5,953,490 warrants. During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company's common stock and warrants to purchase 3,706,800 shares of common stock of mPhase. . Such vendors include Microphase Corporation, Janifast, Ltd., and Strategic Vendors including Piper Rudnick LLP, mPhase's outside counsel. Conversions with related parties only consisted of the following:

				For the Six Months
				Ended December 31,
	For the Years Ended June 30,			(Unaudited)
Equity Conversions of	2002	2003	2004	2003	2004
Debt and Other
Financial Instruments
with Related Parties
Janifast
Number of shares	3,450,000	1,500,000	0	0	1,000,000
Number of warrants	1,200,000	0	0	0	1,000,000
Amount converted to	$720,000	$360,000	$0	$0	$200,000
equity
Microphase
Corporation
Number of shares	2,700,000	4,033,333	0	0	1,250,000
Number of warrants	2,200,000	1,000,000	0	0	1,250,000
Amount converted to	$740,000	$920,000	$0	$0	250,000
equity
Lintel Corporation and
Affiliates

Number of shares	0	0	0	0
Number of warrants	0	0	0	0
Amount converted to	$0	$0	$0	$0
equity
Officers
Number of shares	333,334	0	0	489,875
Number of warrants (A)	333,334	2,491,800	0	489,875
Amount converted to	$103,000	$480,967	$0	97,975
equity
Joint Venture Partner
and Affiliates
Number of shares	63,216	0	0	0
Number of warrants	0	0	0	0
Amount converted to	$31,628	$0	$0	$0
equity
Total Related Party
Conversions
Number of shares	6,546,550	5,533,333	0	2,739,875
Number of warrants	3,733,334	3,491,800	0	2,739,875
Amount converted to	$1,594,628	$1,760,967	$0	547,975
equity
(A) Includes $12,206 settlement expense incurred to the Company's President and Vice President in connection with the exchange of warrants to purchase the company's common stock to cancel unpaid compensation, which is included as a reduction to gain on Settlements in fiscal 2003.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The number of shares of common stock that may be actually purchased by certain selling stockholders under the warrants and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because certain selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.
		Maximum Number of
NAME	Beneficial Shares	Shares Being Offered	Note
ACE FOUNDATION	250,000	250,000	A-1
ADVISOR ASSOCIATES	600,000	600,000	A-2
AIELLO, ROSE	2,000	2,000	A-3
ALEXANDER HASENFELD INC. PROFIT SHARING AND RETIREMENT PLAN	364,841	364,841	A-4
ALEXANDER HASENFELD, INC.	83,334	83,334	A-5
AMATO, SALVATORE	500,000	500,000	A-6
ANDERSON, JAMES RONALD	45,500	45,500	A-7
ANNESE, DAVID E.	600,000	600,000	A-8
AREIVIM - SHMUEL GLUCK - DIRECTOR	900,000	900,000	A-9
ASHFORD, ALEXANDER WOODSON, MD	5,000	5,000	A-10
ASHFORD, CLINTON B.	15,000	15,000	A-11
ASPIOTES, NICHOLAS	100,000	100,000	A-12
ASPIOTES, NICHOLAS & ASPIOTES, NANCY	1,330,000	1,330,000	A-13
ASSURED MORTGAGE LENDERS, INC.	83,334	83,334	A-14
BALMORE S.A.	75,000	75,000	A-15
BANDMAN, SHIMSON Z	500,000	500,000	A-16
BARTON, J. LEE	545,000	545,000	A-17
BERNARD, ADRIENNE	46,000	46,000	A-18
BETH MAYER ASSOCIATES	1,333,160	1,333,160	A-19
BIDERMAN, ABRAHAM	385,000	385,000	A-20
BOGART, STEVEN & FRANCINE (JT W/ROS)	25,000	25,000	A-21
BOLLETTIERI, ANGELA	134,500	134,500	A-22
BOWES, JOHN	5,000	5,000	A-23
BRANDT, JOHN	19,000	19,000	A-24
BRIZELLIFSHITZ, DAVID	25,000	25,000	A-25
BURNETT, ANDREW	44,000	44,000	A-26
CAMEALJON FAMILY LTD PARTNERSHIP	70,000	70,000	A-27
CAPASSO, STEPHEN	54,500	54,500	A-28
CASTELLI, CHARLES	2,000	2,000	A-29
CHABAD COLEL	3,000,000	3,000,000	A-30
CHAIM SHOLOM & SARAH R. BABAD	166,667	166,667	A-31
CHAIM, SHAREI	428,334	428,334	A-32
CHANCELLOR APARTMENTS	333,334	333,334	A-33
CHAYA SHAFRAN & SALLY FRENKEL	20,000	20,000	A-34
CHENG, TOMMY	1,018,250	1,018,250	A-35

		Maximum Number of
NAME	Beneficial Shares	Shares Being Offered	Note
CHIODO, FRANK	44,000	44,000	A-36
CHITRIK, JOSEPH	10,000	10,000	A-37
CHUN, CHHARM	2,000	2,000	A-38
CONGREGATION IRGUN SHIURAI TORAH	400,000	400,000	A-39
CONGREGATION KHAL BREZNA, INC.	42,000	42,000	A-40
CONGREGATION OF NEW SQUARE	400,000	400,000	A-41
CONGREGATION SHAREI CHAIM	1,262,500	1,262,500	A-42
CONGREGATION SHARIT HAPLETA	75,000	75,000	A-43
COOKE, AMY	2,000	2,000	A-44
COONS, MARY E.	1,000,000	1,000,000	A-45
CORNELIO, DONALD	2,000	2,000	A-46
CRUZ, ARTURO	2,000	2,000	A-47
CUSICK, MICHAEL	450,000	450,000	A-48
DAVID FARBER & DEBORAH FARBER JTWROS	475,000	475,000	A-49
DAVIS, JR., PAUL L.	5,000	5,000	A-50
DEHASS, ROGIER	100,000	100,000	A-51
DENNIS, THOMAS	2,000	2,000	A-52
DEVLIN, MICHAEL	775,000	775,000	A-53
DIAZ, RUBEN	2,000	2,000	A-54
DIPACE, JR., JOHN M.	300,000	300,000	A-55
DOTOLI CHARITABLE REMAINDER TRUST	195,000	195,000	A-56
DOTOLI, FRANKLIN	50,000	50,000	A-57
DOTOLI, GUSTAVE	5,773,600	5,773,660	A-58
DOUBLE U MASTER FUND L.P.	2,000,000	2,000,000	A-59
DURANDO CHARITABLE REMAINDER TRUST	695,000	695,000	A-60
DURANDO INVESTMENT LLC	1,396,148	1,396,148	A-61
DURANDO, RONALD	9,043,234	9,043,234	A-62
EDWARDS, T.W. JR.	100,000	100,000	A-63
ENGLARD, TZVI	50,000	50,000	A-64
ERGUL, NECDET	2,141,250	2,141,250	A-65
ESCHEL	500,000	500,000	A-66
ESQUIRE TRADE & FINANCE	333,334	333,334	A-67
ESTATE OF GEORGE SILCOTT	41,667	41,667	A-68
ESTATE OF JAMES VIADELLA	19,000	19,000	A-69
ESTATE OF KIN CHAU	159,500	159,500	A-70
EVANGELISTA, EVERETTE	2,000	2,000	A-71
EXHIBIT CRAFTS	332,669	332,669	A-72
F&N ASSOCIATES	435,269	435,269	A-73
FARBER, DAVID	660,000	660,000	A-74
FENMORE HOLDINGS LLC	2,142,858	2,142,858	A-75
FIE, CATHERINE	2,000	2,000	A-76
FILAKOVSKY, JOHN	2,000	2,000	A-77
FIRST MEDIA GROUP	75,000	75,000	A-78
FIRST MONTAUK FINANCIAL CORP.	444,336	444,336	A-79
FISERV SECURITIES	33,333	33,333	A-80
FISHER, MAYER	90,000	90,000	A-81
FLINT, SUE	27,000	27,000	A-82
FOX, HARRY	43,000	43,000	A-83
FRIEDMAN, MORRIS	3,200,000	3,200,000	A-84
FUCHS, ROBERTA I.	440,000	440,000	A-85
GASPARINI, PETER	254,500	254,500	A-86
GAVRITY, CAMILLE	20,000	20,000	A-87
GEMILAS CHESED ACH TOV	150,000	150,000	A-88
Georgia Tech Research Corporation	4,949,684	4,949,684	A-89
GIDAS, PETER	45,000	45,000	A-90
GIDAS, PETER & GIDAS, CINDY	730,000	730,000	A-91
GOLDEN, BRUCE & MARIA	50,000	50,000	A-92
GOLDEN, HYMAN & MILDRED	50,000	50,000	A-93
GOLDENBURG, LEON	966,667	966,667	A-94
GREENBERG FAMILY FUND, THE	125,000	125,000	A-95

		Maximum Number of
NAME	Beneficial Shares	Shares Being Offered	Note
GRENVILLE FINANCE LTD.	500,000	500,000	A-96
GRONNER, SAM	50,000	50,000	A-97
GUARDINO, TORRY	105,500	105,500	A-98
GUERINO, ANTHONY	527,500	527,500	A-99
HART, JEAN	2,000	2,000	A-100
HASENFELD STEIN, INC.	266,459	266,459	A-101
HASENFELD STEIN, INC., PENSION TRUST	426,858	426,858	A-102
HASENFIELD, ALEXANDER	57,144	57,144	A-103
HEIMAN, S.	203,335	203,335	A-104
HSI PARTNERSHIP	319,167	319,167	A-105
HSU, EDDIE	5,000,000	5,000,000	A-106
HUANG, LEE	25,000	25,000	A-107
HURD, STEVEN	2,000	2,000	A-108
HUYNH, AN	2,000	2,000	A-109
IBER INTERNATIONAL LTD.	6,671,429	6,671,429	A-110
INVESTEC	150,000	150,000	A-111
IRGUN SHIURAI TORAH	2,010,000	2,010,000	A-112
JAFFE, ROBERT	86,000	86,000	A-113
JANIFAST LTD.	10,550,000	10,550,000	A-114
JEURKAR, SHRIRANG	151,492	151,492	A-115
KAREN AND RONALD DURANDO CHARITABLE FOUNDATION	530,000	530,000	A-116
KAUFMAN BROTHERS	250,000	250,000	A-117
KENNEDY, PAUL	78,068	78,068	A-118
KENTUCKY NATIONAL INSURANCE COMPANY	119,644	119,644	A-119
KESHET FUND, L.P., THE	15,625	15,625	A-120
KESHET, L.P.	21,875	21,875	A-121
KIVELL, BRITTA	89,500	89,500	A-122
KLEIN, MERVYN	1,933,334	1,933,334	A-123
KLIMEK, DAVID	424,500	424,500	A-124
KLINE, RICHARD	50,000	50,000	A-125
KOVACS, OLIVER	50,000	50,000	A-126
KOWALKOWSKI, SONIA	2,000	2,000	A-127
LAYCHAK, FRANCIS	2,000	2,000	A-128
LEBED AND LARA, LLC	100,000	100,000	A-129
LEBED, JOHN	175,000	175,000	A-130
LEE, RONNIE	2,000	2,000	A-131
LEVAL TRADING	50,000	50,000	A-132
LEVIN, CHANNA	1,000,000	1,000,000	A-133
LEVITANSKI, MOSHE	175,000	175,000	A-134
LEVITANSKI, RIVKAH	1,000,000	1,000,000	A-135
LEVY, ROGER	25,000	25,000	A-136
LIFTON, VICTOR	100,000	100,000	A-137
LINCOLN TRUST COMPANY	500,000	500,000	A-138
LINTEL CORP	694,000	694,000	A-139
LIPPER & COMPANY. L.P.	20,000	20,000	A-140
LLB HOLDINGS	15,000	15,000	A-141
LOEWY, ROBERT	120,000	120,000	A-142
LUZZI, JAMES	80,000	80,000	A-143
MAI, MANNY	2,000	2,000	A-144
MANELA, NAFTALI	450,000	450,000	A-145
MARCINIAK, NORA	2,000	2,000	A-146
MARY PARK PROPERTIES	8,185,526	8,185,526	A-147
MATHEWS, BOYD	50,000	50,000	A-148
MATHEWS, KIM	50,000	50,000	A-149
MCCARTHY, JOHN	115,000	115,000	A-150
MCCARTHY, TIMOTHY	650,000	650,000	A-151
MCINERNY, MICHAEL	385,500	385,500	A-152
M-COM	30,000	30,000	A-153
MEDEIROS, ANA CLAUDIA	300,000	300,000	A-154
MEEK, MICHAEL	75,000	75,000	A-155

		Maximum Number of
NAME	Beneficial Shares	Shares Being Offered	Note
MESIVTA OF LONG BEACH	300,001	300,001	A-156
METELITSA, ANGELA	6,000	6,000	A-157
MICROPHASE	14,966,686	14,966,686	A-158
MILLER, JEROME	66,668	66,668	A-159
MILLER, PHYLLIS	70,000	70,000	A-160
MILLER, WAYNE	200,000	200,000	A-161
MITRO, LORETTA	89,750	89,750	A-162
MJN ENTERPRISE, INC.	41,667	41,667	A-163
MOISE, BAIS YAAKOV	390,000	390,000	A-164
MOSHEL, AVROHAM	1,766,668	1,766,668	A-165
MUELLER, MARK	110,200	110,200	A-166
MURRAY HUBERFELD DAVID BODNER PARTNERSHIP	2,000,000	2,000,000	A-167
NELSON, TODD	255,500	255,500	A-168
NESHER LIMITED	125,000	125,000	A-169
NEUBART, GARRETT S.	266,667	266,667	A-170
NGUYEN, HENRY	2,000	2,000	A-171
NHOK, CHIN	2,000	2,000	A-172
NUELLE, FRANK	2,000	2,000	A-173
ONE STOP SYSTEMS INC	227,719	227,719	A-174
OSTRANDER, JAN	550,751	550,751	A-175
PAGLIUCA, VINCENT	2,000	2,000	A-176
PARIELLO, LINDA	74,750	74,750	A-177
PARK, CANDACE	50,000	50,000	A-178
PARNES, CHAIM S.	250,000	250,000	A-179
PATEL, NISHA	2,000	2,000	A-180
PATH, SOVANN	2,000	2,000	A-181
PATRICIA AND GUSTAVE DOTOLI CHARITABLE FOUNDATION	277,500	277,500	A-182
PELLEGRINO, ERNEST	203,976	203,976	A-183
PETERKIN, TERESA	39,000	39,000	A-184
PETERSON, EDA	125,000	125,000	A-185
PETERSON, JEFFREY	2,000	2,000	A-186
PETREGLIA, CHRISTINE	15,000	15,000	A-187
PETTINELLI, JAMES	2,000	2,000	A-188
PIPER MARBURY RUDNICK	2,233,490	2,233,490	A-189
PLATINUM PARTNERS GLOBAL MACRO FUND	566,668	566,668	A-190
PLATINUM PARTNERS LONG TERM GROWTH FUND	2,500,000	2,500,000	A-191
POVOLOTSKY, MAXIM	10,000	10,000	A-192
PROPERTY TAX APPEALS II, LLC	41,667	41,667	A-193
PSCHERAHOFER, GEORGE	42,000	42,000	A-194
PUTNAM, WALTER F.	20,000	20,000	A-195
RAAB, SAMUEL	455,000	455,000	A-196
RAFAEL, ALAN	50,000	50,000	A-197
RANDAZZO, JOHN	69,500	69,500	A-198
RAYMOND, BRITTANY	67,750	67,750	A-199
REB EPHRAIM CHAIM & MIRIAM RACHEL KLEIN CHARITABLE FOUNDATION	2,825,000	2,825,000	A-200
REUTER, BRIAN	50,000	50,000	A-201
REVA ENTERPRISES	35,468	35,468	A-202
ROBBINS, MICHAEL	30,000	30,000	A-203
ROBERTS, BEVERLY	40,000	40,000	A-204
RODRIGUEZ, CARLOS	2,000	2,000	A-205
ROMANO, REGINA	41,667	41,667	A-206
ROOZ, MAYER	2,000	2,000	A-207
ROSENBERG, DAVID	180,000	180,000	A-208
ROSENTHAL, ELIEZER M.	1,433,334	1,433,334	A-209
ROSENTHAL, ELIEZER M. AND SHAYNIE	900,000	900,000	A-210
ROSENTHAL, JUDY	400,000	400,000	A-211
RUDDER, RICHARD & CYNTHIA	308,335	308,335	A-212
RUTGERS CASUALTY INSURANCE COMPANY	751,550	751,550	A-213
RUTGERS ENHANCED INSURANCE COMPANY	779,050	779,050	A-214
RYLANDER, SANDY	2,000	2,000	A-215

		Maximum Number of
NAME	Beneficial Shares	Shares Being Offered	Note
SABIA, WILLIAM	2,000	2,000	A-216
SANDBERG, JAVIER	2,000	2,000	A-217
SANTIAGO, JAVIER	2,000	2,000	A-218
SARNO, GIULIA	2,000	2,000	A-219
SATTA, CAROLYN	2,000	2,000	A-220
SCARI, STEVEN	350,000	350,000	A-221
SCHOEMAKER, HOWARD	54,000	54,000	A-222
SCHOTTENSTEIN, JAY L., TRUSTEE	62,500	62,500	A-223
SCHUHALTER, COUGHLIN & SUOZZO, P.C.	1,085,800	1,085,800	A-224
SEMINORO, JOSEPH	2,000	2,000	A-225
SHEA, COLLEEN	25,000	25,000	A-226
SHEBAR, KEVIN J.	16,334	16,334	A-227
SICILIANO, ANTHONY	204,500	204,500	A-228
SILCOTT, JENNIFER	318,918	318,918	A-229
SIM, SOKPHON	2,000	2,000	A-230
SIMON, STEVE	500,000	500,000	A-231
SINGALIESE, MICHAEL	170,500	170,500	A-232
SINICOLA, JOSEPHINE	2,000	2,000	A-233
SIU, STEVEN	114,750	114,750	A-234
SLOMOVICS, ABRAHAM	146,000	146,000	A-235
SMILEY, MARTIN	5,676,132	5,676,132	A-236
SMITH, DAVID REVOCABLE LIVING TRUST	46,667	46,667	A-237
SMITH, DAVID REVOCABLE LIVING TRUST	426,667	426,667	A-238
SNYDER, BERRIN	75,000	75,000	A-239
SPENCER, RICHARD	260,000	260,000	A-240
SPIELMAN, MARK	79,500	79,500	A-241
SPITZER, MICHAEL	118,000	118,000	A-242
STEIN, NACHUM	1,343,365	1,343,365	A-243
STEIN, NACHUM & FEIGE	30,000	30,000	A-244
STEIN, S.	50,000	50,000	A-245
STEIN, YAKOV	240,000	240,000	A-246
STERNFELD, MURRAY	2,835,500	2,835,500	A-247
STUNKEL, DAVID	2,000	2,000	A-248
SULLIVAN, PAUL	2,000	2,000	A-249
SUTTER, ED	50,000	50,000	A-250
SYNDER, BERRIN	2,000	2,000	A-251
TABOLA, MICHAEL	125,000	125,000	A-252
TACOPINO, COSIMO	500,000	500,000	A-253
TALBIYA B. INVESTMENTS LTD.	3,125	3,125	A-254
TEITELBAUM, JOSHUA AND HELEN	750,000	750,000	A-255
TEMEL, SELIM	2,000	2,000	A-256
TENNENHAUS, EDMUND	1,000,000	1,000,000	A-257
THE SINAI HERITAGE	60,000	60,000	A-258
THOMPSON, KATHY	2,000	2,000	A-259
THOMPSON, PHIL	450,000	450,000	A-260
THORNE, DANIEL K.	125,000	125,000	A-261
TOCI, FATMIR	125,500	125,500	A-262
TOWER 50 PARTNERS L.P.	6,000,000	6,000,000	A-263
TRAUT, FRED	270,500	270,500	A-264
TURCHAN, THEODORE	240,000	240,000	A-265
TURCHAN, THEODORE & TURCHAN, EILEEN	400,000	400,000	A-266
VIADELLA, SHIRLEYANNE	2,000	2,000	A-267
WARRENFELDS, MEL	29,000	29,000	A-268
WASHBURN, E.R.	50,000	50,000	A-269
WEC PARTNERS LLC	166,668	166,668	A-270
WEI, JAMES	2,000	2,000	A-271
WEINBERGER, GEORGE	4,672,900	4,672,900	A-272
WEISS, HENRY	10,000	10,000	A-273
WEITMAN, YITZCHAK	65,000	65,000	A-274
WELZ, SIDNEY	250,000	250,000	A-275

			Maximum Number of
NAME		Beneficial Shares	Shares Being Offered	Note
WENG, XIAOXI		2,000	2,000	A-276
WERDIGER FAMILY FOUNDATION INC.		1,462,500	1,462,500	A-277
WERDIGER, SOL		80,000	80,000	A-278
WESCO, INC.		333,334	333,334	A-279
WESTROCK ADVISORS		1,500,000	1,500,000	A-280
WHELAN, MARY K.		550,000	550,000	A-281
WHITE, THEODORE		2,000	2,000	A-282
WHITWORTH, JOHN		91,667	91,667	A-283
WILFORD, PAUL		50,000	50,000	A-284
WILLIAMS, JOHN		2,000	2,000	A-285
WILLIS, HAL		155,000	155,000	A-286
WILLOUGHBY, VICTORIA		10,000	10,000	A-287
WOLF, HIRSCH		12,500	12,500	A-288
WOLFSON EQUITIES		4,883,334	4,883,334	A-289
WOLFSON, AARON		950,000	950,000	A-290
WOLFSON, ABRAHAM		200,000	200,000	A-291
WOLFSON, MORRIS		300,000	300,000	A-292
WOLKOW, ALLEN & SHEILA		20,000	20,000	A-293
YADRE, STEPHEN		78,000	78,000	A-294
YESHIVA D'VAR TORAH		70,000	70,000	A-295
YMSF FAMILY PARTNERSHIP		54,000	54,000	A-296
YOHO, MICHAEL		14,908	14,908	A-297
YU, CHRIS		50,000	50,000	A-298
ZADROVICZ, ROBERT		2,000	2,000	A-299
	TOTAL	178,046,810	178,046,810

  Mr. Biderman, Mr. Guerino, and Mr. McInerny are directors of our Company.

  Mr Smiley is Executive Vice President, Chief Financial Officer, and General Counsel of our Company. Total shares include 400,000 shares plus a warrant to purchase 400,000 additional shares of common stock at $0..25 per share expiring 5 years from receipt upon the election to convert a $100,000 promisory note of the Company bearing interestat 12% per annum scheduled to mature July 25, 2005.

  Mr Durando, CEO of our Company, , Mr. Ergul, Chairman of the Board of our Company, and Mr. Dotoli, COO of our Company, are controlling shareholders of Janifast Ltd. With aggregate ownership interest of greater than 65% of Janifast Ltd.

  Mr. Ergul, Chairman of the Board of the Company, is a majority shareholder of Mircophase Corporation.

  Mircophase Corporation Total includes 600,000 shares plus a warrant to purchase 600,000 additional shares of common stock at $0.30 per share expiring 5 years from receipt upon the election to convert a $180,000 promisory note of the company bearing interest at 12% per annum.

  Mr. Durando is the controlling shareholder of the Durando Charitable Remainder Trust and the Karen and Ronald Durnado Charitable Foundation.

  Mr. Dotoli is the controlling shareholder of the Dotoli Charitable Remainder Trust and the Patriica and Gustave Dotoli Charitable Foundation.

(A-1) Includes no warrants or options.
(A-2) Includes warrants to purchase up to 500,000 shares of common stock.
(A-3) Includes no warrants or options.
(A-4) Includes warrants to purchase up to 201,983 shares of common stock.
(A-5) Includes warrants to purchase up to 66,667 shares of common stock.
(A-6) Includes warrants to purchase up to 250,000 shares of common stock.
(A-7) Includes options to purchase up to 45,500 shares of common stock.
(A-8) Includes warrants to purchase up to 300,000 shares of common stock.
(A-9) Includes warrants to purchase up to 600,000 shares of common stock.
(A-10) Includes warrants to purchase up to 5,000 shares of common stock.
(A-11) Includes warrants to purchase up to 15,000 shares of common stock.
(A-12) Includes warrants to purchase up to 50,000 shares of common stock.
(A-13) Includes warrants to purchase up to 770,000 shares of common stock.
(A-14) Includes warrants to purchase up to 83,334 shares of common stock.
(A-15) Includes warrants to purchase up to 75,000 shares of common stock.
(A-16) Includes warrants to purchase up to 250,000 shares of common stock.

(A-17) Includes options to purchase up to 545,000 shares of common stock.
(A-18) Includes options to purchase up to 46,000 shares of common stock.
(A-19) Includes options to purchase up to 425,000 shares of common stock and warrants to purchase up to 783,493 shares of common stock.
(A-20) Includes options to purchase up to 350,000 shares of common stock and warrants to purchase up to 35,000 shares of common stock.
(A-21) Includes warrants to purchase up to 25,000 shares of common stock.
(A-22) Includes options to purchase up to 132,500 shares of common stock.
(A-23) Includes warrants to purchase up to 5,000 shares of common stock.
(A-24) Includes options to purchase up to 19,000 shares of common stock.
(A-25) Includes no warrants or options.
(A-26) Includes options to purchase up to 44,000 shares of common stock.
(A-27) Includes warrants to purchase up to 70,000 shares of common stock.
(A-28) Includes options to purchase up to 52,500 shares of common stock.
(A-29) Includes no warrants or options.
(A-30) Includes warrants to purchase up to 1,500,000 shares of common stock.
(A-31) Includes options to purchase up to 33,333 shares of common stock and warrants to purchase up to 66,667 shares of common stock.
(A-32) Includes warrants to purchase up to 226,667 shares of common stock.
(A-33) Includes warrants to purchase up to 166,667 shares of common stock.
(A-34) Includes warrants to purchase up to 20,000 shares of common stock.
(A-35) Includes options to purchase up to 916,250 shares of common stock and warrants to purchase up to 50,000 shares of common stock.
(A-36) Includes options to purchase up to 44,000 shares of common stock.
(A-37) Includes warrants to purchase up to 10,000 shares of common stock.
(A-38) Includes no warrants or options.
(A-39) Includes warrants to purchase up to 400,000 shares of common stock.
(A-40) Includes warrants to purchase up to 42,000 shares of common stock.
(A-41) Includes warrants to purchase up to 200,000 shares of common stock.
(A-42) Includes warrants to purchase up to 662,500 shares of common stock.
(A-43) Includes warrants to purchase up to 75,000 shares of common stock.
(A-44) Includes no warrants or options.
(A-45) Includes warrants to purchase up to 500,000 shares of common stock.
(A-46) Includes no warrants or options.
(A-47) Includes no warrants or options.
(A-48) Includes warrants to purchase up to 225,000 shares of common stock.
(A-49) Includes warrants to purchase up to 300,000 shares of common stock.
(A-50) Includes warrants to purchase up to 5,000 shares of common stock.
(A-51) Includes options to purchase up to 100,000 shares of common stock.
(A-52) Includes no warrants or options.
(A-53) Includes options to purchase up to 475,000 shares of common stock and warrants to purchase up to 200,000 shares of common stock.
(A-54) Includes no warrants or options.
(A-55) Includes warrants to purchase up to 200,000 shares of common stock.
(A-56) Includes no warrants or options.
(A-57) Includes options to purchase up to 50,000 shares of common stock.
(A-58) Includes options to purchase up to 3,650,000 shares of common stock and warrants to purchase up to 1,138,067 shares of common stock.
(A-59) Includes warrants to purchase up to 1,000,000 shares of common stock.
(A-60) Includes no warrants or options.
(A-61) Includes no warrants or options.
(A-62) Includes options to purchase up to 6,780,000 shares of common stock and warrants to purchase up to 581,667 shares of common stock.
(A-63) Includes warrants to purchase up to 50,000 shares of common stock.
(A-64) Includes warrants to purchase up to 25,000 shares of common stock.
(A-65) Includes options to purchase up to 1,091,250 shares of common stock and warrants to purchase up to 200,000 shares of common stock.
(A-66) Includes warrants to purchase up to 250,000 shares of common stock.
(A-67) Includes warrants to purchase up to 333,334 shares of common stock.
(A-68) Includes warrants to purchase up to 41,667 shares of common stock.
(A-69) Includes options to purchase up to 19,000 shares of common stock.
(A-70) Includes options to purchase up to 157,500 shares of common stock.
(A-71) Includes no warrants or options.
(A-72) Includes warrants to purchase up to 120,000 shares of common stock.
(A-73) Includes warrants to purchase up to 266,697 shares of common stock.
(A-74) Includes warrants to purchase up to 330,000 shares of common stock.
(A-75) Includes warrants to purchase up to 714,286 shares of common stock.
(A-76) Includes no warrants or options.

(A-77) Includes no warrants or options.
(A-78) Includes no warrants or options.
(A-79) Includes options to purchase up to 250,000 shares of common stock and warrants to purchase up to 115,918 shares of common stock.
(A-80) Includes no warrants or options.
(A-81) Includes warrants to purchase up to 45,000 shares of common stock.
(A-82) Includes options to purchase up to 25,000 shares of common stock.
(A-83) Includes options to purchase up to 43,000 shares of common stock.
(A-84) Includes options to purchase up to 100,000 shares of common stock and warrants to purchase up to 1,850,000 shares of common stock.
(A-85) Includes warrants to purchase up to 220,000 shares of common stock.
(A-86) Includes options to purchase up to 147,500 shares of common stock and warrants to purchase up to 105,000 shares of common stock.
(A-87) Includes warrants to purchase up to 20,000 shares of common stock.
(A-88) Includes warrants to purchase up to 150,000 shares of common stock.
(A-89) Includes no warrants or options.
(A-90) Includes no warrants or options.
(A-91) Includes warrants to purchase up to 537,500 shares of common stock.
(A-92) Includes warrants to purchase up to 50,000 shares of common stock.
(A-93) Includes warrants to purchase up to 50,000 shares of common stock.
(A-94) Includes warrants to purchase up to 716,667 shares of common stock.
(A-95) Includes warrants to purchase up to 125,000 shares of common stock.
(A-96) Includes warrants to purchase up to 500,000 shares of common stock.
(A-97) Includes options to purchase up to 50,000 shares of common stock.
(A-98) Includes options to purchase up to 103,500 shares of common stock.
(A-99) Includes options to purchase up to 492,500 shares of common stock and warrants to purchase up to 35,000 shares of common stock.
(A-100) Includes no warrants or options.
(A-101) Includes warrants to purchase up to 143,125 shares of common stock.
(A-102) Includes warrants to purchase up to 220,429 shares of common stock.
(A-103) Includes warrants to purchase up to 28,572 shares of common stock.
(A-104) Includes warrants to purchase up to 133,334 shares of common stock.
(A-105) Includes warrants to purchase up to 140,833 shares of common stock.
(A-106) Includes warrants to purchase up to 2,500,000 shares of common stock.
(A-107) Includes options to purchase up to 25,000 shares of common stock.
(A-108) Includes no warrants or options.
(A-109) Includes no warrants or options.
(A-110) Includes warrants to purchase up to 4,121,429 shares of common stock.
(A-111) Includes warrants to purchase up to 150,000 shares of common stock.
(A-112) Includes warrants to purchase up to 1,210,000 shares of common stock.
(A-113) Includes no warrants or options.
(A-114) Includes warrants to purchase up to 2,200,000 shares of common stock.
(A-115) Includes warrants to purchase up to 96,996 shares of common stock.
(A-116) Includes no warrants or options.
(A-117) Includes warrants to purchase up to 250,000 shares of common stock.
(A-118) Includes options to purchase up to 30,000 shares of common stock and warrants to purchase up to 48,068 shares of common stock.
(A-119) Includes warrants to purchase up to 91,072 shares of common stock.
(A-120) Includes warrants to purchase up to 15,625 shares of common stock.
(A-121) Includes warrants to purchase up to 21,875 shares of common stock.
(A-122) Includes options to purchase up to 89,500 shares of common stock.
(A-123) Includes options to purchase up to 200,000 shares of common stock and warrants to purchase up to 1,733,334 shares of common stock.
(A-124) Includes options to purchase up to 347,500 shares of common stock and warrants to purchase up to 75,000 shares of common stock.
(A-125) Includes options to purchase up to 50,000 shares of common stock.
(A-126) Includes warrants to purchase up to 50,000 shares of common stock.
(A-127) Includes no warrants or options.
(A-128) Includes no warrants or options.
(A-129) Includes no warrants or options.
(A-130) Includes options to purchase up to 175,000 shares of common stock.
(A-131) Includes no warrants or options.
(A-132) Includes warrants to purchase up to 50,000 shares of common stock.
(A-133) Includes warrants to purchase up to 500,000 shares of common stock.
(A-134) Includes options to purchase up to 25,000 shares of common stock and warrants to purchase up to 75,000 shares of common stock.
(A-135) Includes warrants to purchase up to 500,000 shares of common stock.
(A-136) Includes options to purchase up to 25,000 shares of common stock.

(A-137) Includes options to purchase up to 100,000 shares of common stock.
(A-138) Includes warrants to purchase up to 250,000 shares of common stock.
(A-139) Includes no warrants or options.
(A-140) Includes warrants to purchase up to 20,000 shares of common stock.
(A-141) Includes no warrants or options.
(A-142) Includes warrants to purchase up to 60,000 shares of common stock.
(A-143) Includes warrants to purchase up to 40,000 shares of common stock.
(A-144) Includes no warrants or options.
(A-145) Includes warrants to purchase up to 225,000 shares of common stock.
(A-146) Includes no warrants or options.
(A-147) Includes warrants to purchase up to 4,485,430 shares of common stock.
(A-148) Includes options to purchase up to 50,000 shares of common stock.
(A-149) Includes options to purchase up to 50,000 shares of common stock.
(A-150) Includes options to purchase up to 100,000 shares of common stock.
(A-151) Includes warrants to purchase up to 475,000 shares of common stock.
(A-152) Includes options to purchase up to 350,500 shares of common stock and warrants to purchase up to 35,000 shares of common stock.
(A-153) Includes warrants to purchase up to 30,000 shares of common stock.
(A-154) Includes warrants to purchase up to 150,000 shares of common stock.
(A-155) Includes options to purchase up to 75,000 shares of common stock.
(A-156) Includes warrants to purchase up to 100,001 shares of common stock.
(A-157) Includes warrants to purchase up to 3,000 shares of common stock.
(A-158) Includes warrants to purchase up to 4,450,000 shares of common stock.
(A-159) Includes warrants to purchase up to 33,334 shares of common stock.
(A-160) Includes warrants to purchase up to 70,000 shares of common stock.
(A-161) Includes warrants to purchase up to 100,000 shares of common stock.
(A-162) Includes options to purchase up to 33,750 shares of common stock and warrants to purchase up to 54,000 shares of common stock.
(A-163) Includes warrants to purchase up to 41,667 shares of common stock.
(A-164) Includes warrants to purchase up to 300,000 shares of common stock.
(A-165) Includes options to purchase up to 200,000 shares of common stock and warrants to purchase up to 1,500,001 shares of common stock.
(A-166) Includes warrants to purchase up to 20,100 shares of common stock.
(A-167) Includes warrants to purchase up to 1,000,000 shares of common stock.
(A-168) Includes options to purchase up to 203,500 shares of common stock and warrants to purchase up to 50,000 shares of common stock.
(A-169) Includes warrants to purchase up to 125,000 shares of common stock.
(A-170) Includes warrants to purchase up to 141,667 shares of common stock.
(A-171) Includes no warrants or options.
(A-172) Includes no warrants or options.
(A-173) Includes no warrants or options.
(A-174) Includes no warrants or options.
(A-175) Includes options to purchase up to 283,750 shares of common stock and warrants to purchase up to 147,501 shares of common stock.
(A-176) Includes no warrants or options.
(A-177) Includes options to purchase up to 74,750 shares of common stock.
(A-178) Includes options to purchase up to 50,000 shares of common stock.
(A-179) Includes warrants to purchase up to 125,000 shares of common stock.
(A-180) Includes no warrants or options.
(A-181) Includes no warrants or options.
(A-182) Includes no warrants or options.
(A-183) Includes warrants to purchase up to 136,988 shares of common stock.
(A-184) Includes options to purchase up to 37,000 shares of common stock.
(A-185) Includes no warrants or options.
(A-186) Includes no warrants or options.
(A-187) Includes no warrants or options.
(A-188) Includes no warrants or options.
(A-189) Includes warrants to purchase up to 2,233,490 shares of common stock.
(A-190) Includes warrants to purchase up to 233,334 shares of common stock.
(A-191) Includes warrants to purchase up to 1,250,000 shares of common stock.
(A-192) Includes warrants to purchase up to 5,000 shares of common stock.
(A-193) Includes warrants to purchase up to 41,667 shares of common stock.
(A-194) Includes warrants to purchase up to 42,000 shares of common stock.
(A-195) Includes warrants to purchase up to 20,000 shares of common stock.
(A-196) Includes warrants to purchase up to 290,000 shares of common stock.

(A-197) Includes options to purchase up to 50,000 shares of common stock.
(A-198) Includes options to purchase up to 67,500 shares of common stock.
(A-199) Includes options to purchase up to 67,750 shares of common stock.
(A-200) Includes warrants to purchase up to 1,425,000 shares of common stock.
(A-201) Includes options to purchase up to 50,000 shares of common stock.
(A-202) Includes no warrants or options.
(A-203) Includes options to purchase up to 30,000 shares of common stock.
(A-204) Includes options to purchase up to 40,000 shares of common stock.
(A-205) Includes no warrants or options.
(A-206) Includes warrants to purchase up to 41,667 shares of common stock.
(A-207) Includes warrants to purchase up to 2,000 shares of common stock.
(A-208) Includes warrants to purchase up to 180,000 shares of common stock.
(A-209) Includes warrants to purchase up to 716,667 shares of common stock.
(A-210) Includes warrants to purchase up to 600,000 shares of common stock.
(A-211) Includes warrants to purchase up to 200,000 shares of common stock.
(A-212) Includes warrants to purchase up to 175,001 shares of common stock.
(A-213) Includes warrants to purchase up to 365,358 shares of common stock.
(A-214) Includes warrants to purchase up to 357,858 shares of common stock.
(A-215) Includes no warrants or options.
(A-216) Includes no warrants or options.
(A-217) Includes no warrants or options.
(A-218) Includes no warrants or options.
(A-219) Includes no warrants or options.
(A-220) Includes no warrants or options.
(A-221) Includes warrants to purchase up to 275,000 shares of common stock.
(A-222) Includes warrants to purchase up to 54,000 shares of common stock.
(A-223) Includes warrants to purchase up to 62,500 shares of common stock.
(A-224) Includes options to purchase up to 495,000 shares of common stock and warrants to purchase up to 415,800 shares of common stock.
(A-225) Includes no warrants or options.
(A-226) Includes options to purchase up to 25,000 shares of common stock.
(A-227) Includes warrants to purchase up to 8,167 shares of common stock.
(A-228) Includes options to purchase up to 182,500 shares of common stock and warrants to purchase up to 10,000 shares of common stock.
(A-229) Includes options to purchase up to 256,250 shares of common stock and warrants to purchase up to 60,668 shares of common stock.
(A-230) Includes no warrants or options.
(A-231) Includes options to purchase up to 500,000 shares of common stock.
(A-232) Includes options to purchase up to 168,500 shares of common stock.
(A-233) Includes no warrants or options.
(A-234) Includes options to purchase up to 92,750 shares of common stock and warrants to purchase up to 20,000 shares of common stock.
(A-235) Includes warrants to purchase up to 96,000 shares of common stock.
(A-236) Includes options to purchase up to 995,000 shares of common stock and warrants to purchase up to 1,406,209 shares of common stock.
(A-237) Includes warrants to purchase up to 46,667 shares of common stock.
(A-238) Includes warrants to purchase up to 421,667 shares of common stock.
(A-239) Includes no warrants or options.
(A-240) Includes warrants to purchase up to 130,000 shares of common stock.
(A-241) Includes options to purchase up to 77,500 shares of common stock.
(A-242) Includes warrants to purchase up to 80,000 shares of common stock.
(A-243) Includes warrants to purchase up to 870,745 shares of common stock.
(A-244) Includes warrants to purchase up to 30,000 shares of common stock.
(A-245) Includes options to purchase up to 50,000 shares of common stock.
(A-246) Includes warrants to purchase up to 120,000 shares of common stock.
(A-247) Includes warrants to purchase up to 1,836,500 shares of common stock.
(A-248) Includes no warrants or options.
(A-249) Includes no warrants or options.
(A-250) Includes options to purchase up to 50,000 shares of common stock.
(A-251) Includes no warrants or options.
(A-252) Includes options to purchase up to 125,000 shares of common stock.
(A-253) Includes warrants to purchase up to 250,000 shares of common stock.
(A-254) Includes warrants to purchase up to 3,125 shares of common stock.
(A-255) Includes warrants to purchase up to 375,000 shares of common stock.
(A-256) Includes no warrants or options.

(A-257) Includes warrants to purchase up to 1,000,000 shares of common stock.
(A-258) Includes warrants to purchase up to 25,000 shares of common stock.
(A-259) Includes no warrants or options.
(A-260) Includes options to purchase up to 450,000 shares of common stock.
(A-261) Includes warrants to purchase up to 125,000 shares of common stock.
(A-262) Includes options to purchase up to 103,500 shares of common stock and warrants to purchase up to 20,000 shares of common stock.
(A-263) Includes warrants to purchase up to 3,700,000 shares of common stock.
(A-264) Includes options to purchase up to 268,500 shares of common stock.
(A-265) Includes warrants to purchase up to 160,000 shares of common stock.
(A-266) Includes warrants to purchase up to 200,000 shares of common stock.
(A-267) Includes no warrants or options.
(A-268) Includes options to purchase up to 29,000 shares of common stock.
(A-269) Includes warrants to purchase up to 50,000 shares of common stock.
(A-270) Includes no warrants or options.
(A-271) Includes no warrants or options.
(A-272) Includes warrants to purchase up to 2,225,000 shares of common stock.
(A-273) Includes warrants to purchase up to 10,000 shares of common stock.
(A-274) Includes warrants to purchase up to 22,500 shares of common stock.
(A-275) Includes warrants to purchase up to 125,000 shares of common stock.
(A-276) Includes no warrants or options.
(A-277) Includes warrants to purchase up to 762,500 shares of common stock.
(A-278) Includes warrants to purchase up to 80,000 shares of common stock.
(A-279) Includes warrants to purchase up to 333,334 shares of common stock.
(A-280) Includes warrants to purchase up to 750,000 shares of common stock.
(A-281) Includes options to purchase up to 250,000 shares of common stock and warrants to purchase up to 200,000 shares of common stock.
(A-282) Includes no warrants or options.
(A-283) Includes warrants to purchase up to 91,667 shares of common stock.
(A-284) Includes options to purchase up to 50,000 shares of common stock.
(A-285) Includes no warrants or options.
(A-286) Includes options to purchase up to 75,000 shares of common stock.
(A-287) Includes options to purchase up to 5,000 shares of common stock and warrants to purchase up to 5,000 shares of common stock.
(A-288) Includes warrants to purchase up to 12,500 shares of common stock.
(A-289) Includes warrants to purchase up to 2,441,667 shares of common stock.
(A-290) Includes warrants to purchase up to 475,000 shares of common stock.
(A-291) Includes warrants to purchase up to 100,000 shares of common stock.
(A-292) Includes warrants to purchase up to 150,000 shares of common stock.
(A-293) Includes warrants to purchase up to 20,000 shares of common stock.
(A-294) Includes options to purchase up to 56,000 shares of common stock and warrants to purchase up to 20,000 shares of common stock.
(A-295) Includes warrants to purchase up to 10,000 shares of common stock.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of shares of common stock, of which shares are issued and outstanding and up to shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $39,122,942 upon the conversion of convertible notes and the exercise of all of the warrants and options by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

  all or a portion of the shares of common stock beneficially owned by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

  each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale;

  some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions, or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers or agent that in turn may sell such shares; and

  in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, without par value. As of March 15, 2005, approximately 130 million shares of our common stock are issued and outstanding and held by approximately 16,000 stockholders of record. Of the shares of our issued and outstanding common stock, shares are covered by this prospectus. In addition shares or our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.

The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

Common Stock

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Common Stock Warrants

This prospectus also covers shares of common stock purchasable pursuant to outstanding warrants and options. The exercise price of these warrants range from $.20 to $.45. These warrants and options have expiration terms ranging from years 2005-2010.

Filling Vacancies on the Board

The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

New Jersey Shareholders Protection Act

There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder's stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An "interested shareholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, among other things:

the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder, the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation's assets, or the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "squeezed out" after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the common stock we are offering pursuant to this prospectus will be passed upon by Martin S. Smiley General Counsel to the Company. Mr. Smiley beneficially owns an aggregate of 5,676,132 shares of common stock and 5,676,132 shares are being registered as part of this prospectus.

EXPERTS

The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited or reviewed, as the case may be, by Rosenberg, Rich ,Baker, Berman & Company and audited or reviewed, as the case may be, by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, PC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports. Prior to the date of this prospectus, Arthur Andersen was indicted in connection with its rendering of services to another company. Therefore, Arthur Andersen withdrew from practice before the SEC effective prior to the date hereof and many of the accountants at Arthur Andersen have left their current jobs or have been searching for a new place of employment. Based on these factors, after reasonable efforts, including numerous phone calls, we were unable to contact our former audit partner at Arthur Andersen and therefore were unable to obtain Arthur Andersen's consent to the inclusion of their report dated October 12, 2001. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the securities act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the securities act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. As of March 11, 2005, Schuhalter, Coughlin & Suozzo, PC, owns approximately 250,000 shares of common stock directly and indirectly; options to purchase 495,000 shares of common stock and warrants to purchase 250,000 shares of common stock, of which 1,085,800 shares are being registered pursuant to this prospectus. All of such securities owned by Schuhalter, Coughlin & Suozzo, PC, other than 146,800 shares of common stock which it has acquired on the open market subsequent to April 2001, were issued to Schuhalter, Coughlin & Suozzo, PC in consideration for non-audit consulting services and/or satisfaction of payables related to non-audit consulting services and were issued after Schuhalter, Coughlin & Suozzo, PC was no longer our independent public accountants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

mPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, Connecticut 06854-0566
Attention: General Counsel
(203) 831-2242

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

mPHASE TECHNOLOGIES, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Rosenberg Rich Baker Berman & Company	F-1
Report of Arthur Andersen LLP	F-2
Report of Schuhalter, Coughlin & Suozzo, PC	F-3
Consolidated Balance Sheets as of June 30, 2003, June 30, 2004 and	F-4
December 31, 2004
(Unaudited)
Consolidated Statements of Operations for the years ended June 30, 2002,	F-5
2003, 2004, and for the
period from inception (October 2, 1996) through June 30, 2004
Unaudited Consolidated Statements of Operations for the Six months ended	F-6
December 31, 2004 and
for the period from inception (October 2, 1996) through December 31, 2004
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the	F-7-12
period from inception
(October 2, 1996) to June 30, 1998 and for each of the six years in the period ended June 30, 2004
Unaudited Consolidated Statement of Changes in Shareholders' Deficit for	F-13
the six months ended
December 31, 2004
Consolidated Statements of Cash Flows for the years ended June 30, 2002,	F-14
2003 and 2004, and for
the period from inception (October 2, 1996) through June 30, 2004
Unaudited Consolidated Statements of Cash Flows for the six months ended	F-15
December 31, 2004
and 2003, and for the period from inception (October 2, 1996) through
December 31, 2004
Notes to Consolidated Financial Statements	F-16

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2004 and June 30, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), cash flows and Schedule II (Valuation and Qualifying Accounts, Item 14B) for each of the three years in the period ended June 30, 2004 and for the period from inception (October 2, 1996) to June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 2001. Such amounts are included in the cumulative from inception to June 30, 2004 totals of the statements of operations, changes in stockholders' equity and cash flows and reflect total net loss of 78 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 2001, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material accounting misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004 and for the period from inception to June 30, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rosenberg Rich Baker Berman & Company
Bridgewater, NJ

August 27, 2004

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception (October 2, 1996) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such amounts are included in the cumulative from inception to June 30, 2001 totals of the statements of operations, changes in stockholders' equity and cash flows and reflect total net loss of 6 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP
Stamford, Connecticut

October 12, 2001

PURSUANT TO SEC RELEASE NO. 33-8070 AND RULE 437A UNDER THE SECURITIES ACT OF 1933, AS AMENDED, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO USE THIS REPORT. THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. WITH RESPECT TO THIS INSTANT 10K/A, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the statements of operations, changes in stockholders's equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

Schuhalter, Coughlin & Suozzo, PC
Raritan, New Jersey

January 28, 1999

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	June 30,		December 31,
	2003	2004	2004
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$396,860	$90,045	$1,010,903
Accounts receivable, net of bad debt reserve of $2,906	287,135	64,100	206,069
and $0, respectively
Stock subscription receivable	110,000	886,000	50,000
Inventory	2,103,328	1,237,972	790,500
Prepaid expenses and other current assets	100,329	81,061	229,123
Total current assets	2,997,652	2,359,178	2,286,595

Property and equipment, net	581,890	52,685	240,393
Patents and licenses, net	184,857	161,605	144,380
Other assets	17,250	17,250	37,250
Total assets	$3,781,649	$2,590,718	$2,708,618

LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)
Current liabilities:
Accounts payable	$2,352,961	2,088,658	2,633,363,
Accrued expenses	885,735	691,033	1,131,529
Due to related parties	187,372	625,956	310,960
Notes payable, related party	-	300,000	686,046
Notes payable, current	762,735	550,803	517,805
Deferred revenue	214,180	214,180	100,295
Total current liabilities	4,402,983	4,470,630	5,379,998

Notes payable, net of current portion	586,303	139,500	175,000
Other liabilities	1,561,249	618,550	-
Other liabilities, related parties	-	280,000
Notes payable, related parties	460,000	139,500	223,049
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock, stated value $.01, 250,000,000 shares
authorized;
71,453,521, 88,899,962 and 109,743,391 (unaudited),
shares issued and
outstanding, respectively	714,535	888,999	1,097,433
Additional paid-in capital	104,081,049	111,976,095	116,754,086

Deficit accumulated during development stage	(108,016,497)	(115,775,083)	(120,912,875)

Less-treasury stock, 13,750 shares, at cost	(7,973)	(7.973)	(7,973)
Total stockholders' equity (deficit)	(3,228,886)	(2,917,962)	(3,069,329)

Total liabilities and stockholders' equity	$3,781,649	2,590,718	2,708,718
The accompanying notes are an integral part of these consolidated balance sheets.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,			From Inception (October 2, 1996) to June 30, 2004
	2002	2003	2004
TOTAL NET REVENUES	$2,582,446	$1,581,639	$4,641,346	$19,609,041
COSTS AND EXPENSES:
Cost of Sales (see also note 11 Related Party Transactions)	2,415,129	1,493,394	4,068,255	13,913,207
Research and development (including non-cash stock related charges of $267,338, $385,495, $72,000 and $2,117,669 respectively, see also note 11 Related Party Transactions)	3,819,583	3,538,305	4,069,721	38,416,800
General and administrative (including non-cash stock related charges of $2,994,111, $748,840,$1,242,793 and $47,333,142 respectively, see also note 11 Related Party Transactions)	7,038,923	2,683,534	4,177,961	79,055,097
Depreciation and Amortization	670,183	515,417	122,878	2,889,907
Total costs and expenses	13,943,818	8,230,650	12,438,815	134,275,011
Loss from operations	(11,361,372)	(6,649,011)	(7,797,469)	(114,665,970)
OTHER INCOME (EXPENSE):
Gain On Extinguishments	142,236	61,226	150,058	353,520
Minority interest loss in consolidated subsidiary	-	-	~~----~~	20,000
Loss from unconsolidated subsidiary	-	-	~~----~~	(1,466,467)
Loss on sale of securities	-	(11,258)	~~----~~	(11,258)
Interest income (expense), net	(26,225)	(51,168)	(111,175)	(4,908)
Total other income (expense)	116,011	(1,200)	38,883	(1,109,113)
NET LOSS	$(11,245,361)	$(6,650,211)	$(7,758,586)	$(115,775,083)
Unrealized holding (loss) gain on securities	(4,026)	4,026	~~----~~	~~-----~~
COMPREHENSIVE LOSS	$(11,249,387)	$(6,646,185)	$(7,758,586)	$(115,775,083)
LOSS PER COMMON SHARE, basic and diluted	$(.23)	$(.10)	$(.10)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	49,617,280	65,217,088	77,677,120

The accompanying notes are an integral part of these consolidated financial statments.

mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

			October 2, 1996
	Six Months Ended		(Date of
	December 31,		Inception) to
			December 31,
	2003	2004	2004
REVENUES	$3,780,137	$474,687	$20,083,728
COSTS AND EXPENSES
Cost of Sales	3,289,937	374,905	14,288,122
Research and development
including non-cash stock related
charges of $7,200, $385,495
and $2,503,114, respectively)	1,454,899	2,156,161	40,572,961
General and Administrative
(including non-cash stock
related charges of $748,840
$1,127,833 and $48,460,975
respectively)	1,518,411	2,780,291	81,835,388
Depreciation and amortization	74,082	128,506	3,018,413
TOTAL COSTS AND EXPENSES	6,337,329	5,439,862	139,714,874
LOSS FROM OPERATIONS	(2,557,192)	(4,965,176)	(119,631,146)
OTHER INCOME
Gain (Loss) on extinguishments	23,087	(40,500)	318,020
Minority interest loss in
consolidated subsidiary	-	-	20,000
Capital Losses	-	(36,911)	(48,169)
Loss from unconsolidated
subsidiary	-	-	(1,466,467)
Interest Income (expense), net	(31,272)	(95,205)	(100,113)
TOTAL OTHER INCOME	(8,185)	(172,616)	(1,281,729)
(EXPENSE)
NET LOSS	$(2,565,377)	$(5,137,972)	$(120,912,875)
LOSS PER COMMON SHARE,
basic and diluted	$(.04)	$(.06)
WEIGHTED AVERAGE COMMON
SHARES
OUTSTANDING, basic and diluted	72,251,251	91,474,828

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

	Common Stock						TOTAL
		$.01		Additional			STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	(DEFICIT)
BALANCE,	1,140,427	$11,404	$-	$459,753	$-	$(537,707)	$(66,550)
OCTOBER 2,
1996
(date of
inception)
Issuance of	6,600,000	66,000	-	(537,157)	-	537,707	66,550
common
stock of Tecma
Laboratories, Inc.,
for 100% of the
Company
Issuance of common	594,270	5,943	-	752,531	-	-	758,474
stock, in private
placement, net of
offering costs of
$138,931
Net loss	-	-	-	-	-	(781,246)	(781,246)
BALANCE, JUNE	8,334,697	$83,347	$-	$675,127	$-	$(781,246)	$(22,772)
30, 1997
Issuance of common	999,502	9,995	-	791,874	-	-	801,869
stock with warrants,
in private placement,
net of offering costs
of $84,065
Issuance of common	300,000	3,000	-	147,000	-	-	150,000
stock for services
Issuance of common	250,000	2,500	-	122,500	-	-	125,000
stock in connection
with investment in
unconsolidated
subsidiary
Repurchase of	-	-	(7,973)	-	-	-	(7,973)
13,750 shares of
common stock
Issuance of common	1,095,512	10,955	-	659,191	-	-	670,146
stock with warrants
in private placement,
net of offering costs
of $121,138
Issuance of common	100,000	1,000	-	(1,000)	-	-	-
stock for financing
services
Issuance of common	2,500,000	25,000	-	1,685,000	-	-	1,710,000
stock in
consideration for
100% of the common
stock of Microphase
Telecommunications,
Inc.
Net loss	-	-	-	-	-	(4,341,059)	(4,341,059)
BALANCE, JUNE 30, 1998	13,579,711	$135,797	$(7,973)	$4,079,692	$-	$(5,122,305)	$(914,789)
The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

	Common Stock						TOTAL
		$.01		Additional			STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	(DEFICIT)

BALANCE,	13,579,711	$135,797	$(7,973)	$4,079,692	$-	$(5,122,305)	$(914,789)
JUNE 30, 1998
Issuance of	3,120,000	31,200	-	2,981,800	-	-	3,013,000
common stock with
warrants in private
placements, net of
offering costs of
$107,000
Issuance of	1,599,332	15,993	-	8,744,873	-	-	8,760,866
common stock for
services
Issuance of	642,000	6,420	-	1,553,227	-	-	1,559,647
common stock with
warrants in private
placement, net of
offering costs of
$45,353
Issuance of	4,426,698	44,267	-	10,343,167	-	-	10,387,434
common stock in
private placement,
net of offering
costs of $679,311
Issuance of stock	-	-	-	7,129,890	-	-	7,129,890
options for services
Issuance of	-	-	-	16,302	-	-	16,302
warrants for
services
Deferred employee	-	-	-	-	(140,000)	-	(140,000)
stock option
compensation
Net loss	-	-	-	-	-	(22,838,344)	(22,838,344)
BALANCE,	23,367,741	$233,677	$(7,973)	$34,848,951	$(140,000)	$(27,960,649)	$6,974,006
JUNE 30, 1999
The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

	Common Stock						TOTAL
		$.01		Additional			STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	(DEFICIT)

BALANCE,	23,367,741	$233,677	$(7,973)	$34,848,951	$(140,000)	$(27,960,649)	$6,974,006
JUNE 30, 1999
Issuance of	75,000	750	-	971,711	-	-	972,461
common stock and
options in
settlement
Issuance of	4,632,084	46,321	-	5,406,938	-	-	5,453,259
common stock
upon exercise of
warrants and
options
Issuance of	1,000,000	10,000	-	3,790,000	-	-	3,800,000
common stock in
private placement,
net of cash offering
costs of $200,000
Issuance of	1,165,500	11,655	-	9,654,951	-	-	9,666,606
common stock in
private placement,
net of cash offering
costs of $466,480
Issuance of	1,164,215	11,642	-	8,612,265	-	-	8,623,907
common stock for
services
Issuance of options	-	-	-	9,448,100	-	-	9,448,100
for services
Deferred employee	-	-	-	1,637,375	(1,637,375)	-	-
stock option
compensation
Amortization of	-	-	-	-	551,707	-	551,707
deferred employee
stock option
compensation
Net loss	-	-	-	-	-	(38,161,542)	(38,161,542)
BALANCE, JUNE	31,404,540	$314,045	$(7,973)	$74,370,291)	$(1,225,668)	$(66,122,191)	$7,328,504
30, 2000
The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

	Common Stock						TOTAL
		$.01		Additional			STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	(DEFICIT)
BALANCE,	31,404,540	$314,045	$(7,973)	$74,370,291)	$(1,225,668)	$(66,122,191)	$7,328,504
JUNE 30,
2000
Issuance of	320,000	3,200	-	324,300	-	-	327,500
common
stock
upon
exercise of
options
Issuance of	4,329,850	43,298	-	7,766,547	-	-	7,809,845
common
stock
with
warrants in
private
placements, net of
cash offering costs
of $512,195
Issuance of	450,000	4,500	-	1,003,125	-	-	1,007,625
common stock for
services
Issuance of options	-	-	-	5,849,585	-	-	5,849,585
and warrants for
services
Deferred employee	-	-	-	607,885	(607,885)	-	-
stock option
compensation
Amortization of	-	-	-	-	1,120,278	-	1,120,278
deferred employee
stock option
compensation
Issuance of	4,840,077	48,402	-	2,371,637	-	-	2,420,039
common stock in
settlement of debt
to directors and
related parties
Net Loss	-	-	-	-	-	(23,998,734)	(23,998,734)
BALANCE,	41,344,467	$413,445	$(7,973)	$92,293,370	$(713,275)	$(90,120,925)	$1,864,642
JUNE 30, 2001
The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

								TOTAL
		$.01		Additional				STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	Loss	(DEFICIT)
BALANCE	41,344,467	$413,445	$(7,973)	$92,293,370	$(713,275)	$(90,120,925)	$-	$1,864,642
JUNE 30, 2001
Sale of Common	6,980,643	69,807	-	1,903,943	-	-	-	1,973,750
stock with
warrants in
private
placement
Issuance of	2,976,068	29,760	-	1,169,241	-	-	-	1,199,001
Common stock
for services
Issuance of	-	-	-	1,877,937	-	-	-	1,877,937
options and
warrants for
services
Cancellation of	-	-	-	(140,802)	140,802	-	-	-
unearned options
to former
employees
Amortization of	-	-	-	-	548,550	-	-	548,550
deferred
employee stock
option
compensation
Issuance of	7,492,996	74,930	-	2,663,728	-	-	-	2,738,658
common stock
and warrants in
settlement of
debt to related
parties and
strategic vendors
Sale of Common	2,000,000	20,000	-	980,000	-	-	-	1,000,000
stock to certain
Officers and
Directors in
private
placement
Issuance of	13,334	133	-	3,867	-	-	-	4,000
Common stock
upon exercise of
options
Net Loss	-	-	-	-	-	(11,245,361)	-	(11,245,361)
Other	-	-	-	-	-	-	(4,026)	(4,026)
comprehensive
loss
BALANCE,	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)
JUNE 30, 2002

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

								TOTAL
		$.01		Additional				STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	Loss	(DEFICIT)
BALANCE JUNE	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)
30, 2002
Issuance of common	4,296,680	42,967	-	1,121,351	-	-	-	1,164,318
stock with warrants
in private placement
Issuance of common	426,000	4,260	-	107,985	-	-	-	112,245
stock for services
Issuance of options	-	-	-	274,100	-	-	-	274,100
and warrants for
services
Amortization of	-	-	-	-	23,923	-	-	23,923
deferred employee
stock option
compensation
Issuance of common	5,923,333	59,233	-	1,826,329	-	-	-	1,885,562
stock and warrants
in settlement of debt
to related parties and
strategic vendors
Net loss	-	-	-	-	-	(6,650,211)	-	(6,650,211)
Other	-	-	-	-	-	-	4,026	4,026
comprehensive
income
BALANCE, JUNE	71,453,521	$714,535	$(7,973)	$104,081,049	$-	$(108,016,497)	$-	$(3,228,886)
30, 2003

mPHASE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE SEVEN YEARS
IN THE PERIOD ENDED JUNE 30, 2004

								TOTAL
		$.01		Additional				STOCKHOLDERS
		Stated	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	EQUITY
	Shares	Value	Stock	Capital	Compensation	Deficit	Loss	(DEFICIT)
BALANCE JUNE	71,453,521	714,535	(7,973)	$104,081,049	$0	$(108,116,497)	$0	$(3,228,886)
30, 2003
Issuance of common	15,177,973	151,779		4,322,934	-	-	-	4,474,713
stock with warrants
in private placement
Issuance of common	924,667	9,247		238,153	-	-	-	247,400
stock for services
Issuance of options	-	-	1,067,393	-
and warrants for
services
Issuance of common	1,233,334	12,333	-	304,467	-	-	-	1,067,393
stock pursuant to
exercise of warrants					-	-	-	316,800

Issuance of common	110,467	1,105		1,962,099	-	-	-	1,963,204
stock and warrants
in settlement of debt
to related parties and
strategic vendors
Net loss	-	-		-	-	(7,758,586)	-	(7,758,586)
BALANCE, JUNE
30, 2004	88,899,962	$888,999	$(7,973)	$111,976,095	$0	$(115,775,083)	$0	$(2,917,962)
The accompanying notes are an integral part of these consolidated financial statements.

F-12 Cont'd

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN
SHAREHOLDERS' DEFICIT (UNAUDITED)

						Total
				Additional		Shareholders
		$.01 Stated	Treasury	Paid-in	Accumulated	(Deficit)
	Shares	Value	Stock	Capital	Deficit	Equity
Balance June	89,899,962	$888,999	$(7,973)	$111,976,095	$(115,775,083)	$(2,917,962)
30,
2004
Issuance of
common stock
with
warrants in
private
placements net
of cash
expenses of
$15,900	1,672,000	16,720	--	385,380	--	402,100
Issuance of
warrants to
purchase
common
stock in connection
with settlement of
liabilities	--	--		169,500	(1,831,862)	(1,831,862)
Net loss
Balance,
September 30
31, 2004	90,571,962	$905,719	$(7,973)	$112,530,975	$(117,606,945)	$(4,178,224)

The accompanying notes are an integral part of these consolidated financial statements.

F-12 Cont'd

Issuance of
common stock
with warrants in
private
placements	10,717,700	107,177	-	2,009,423	-	2,166,600
Sale of common
stock through
exercise of
warrants	2,817,954	28,179	-	535,411	-	563,590
Issue of Stock
Options to
Consultants	-	-	-	936,333	-	936,333
Issuance of
Common Stock
to Consultants for
services	134,500	1,345	-	25,555	-	26,900
Issue of
additional shares
and warrants to
effect revised
pricing on
previous private
placements	891,000	8,910	-	176,811	-	185,721
Conversion of
Debt to
Common Stock
and Warrants	4,610,275	46,103	-	539,576	-	585,679
Net loss	-	-	-	-	$(3,305,930)	(3,305,930)
Balance,
December 31,	109,743,391	$1,097,433	$(7,973)	$116,754,086	$(120,912,875)	$(3,069,329)
2004

F-12 (Cont'd)

mPHASE TECHNOLOGIES, INC.
 (A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended			Inception
		June 30,		(October 2,
				1996) to
				June 30,
	2002	2003	2004	2004
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net loss	(11,245,361)	(6,650,211)	(7,758,586)	$ (115,775,083)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	1,653,346	1,425,952	736,099	6,330,239
Book value of fixed assets disposed	-	-	-	74,272
Loss on unconsolidated subsidiary	-	-	-	1,466,467
Provision for doubtful accounts	2,906	-	-	32,124
Impairment of note receivable	20,250	-	-	232,750
Loss on securities	-	11,258	-	11,258
Gain on Extinguishments	(142,236)	(61,226)	(150,058)	(353,520)
Common stock and options and warrants for	3,261,449	1,134,335	1,314,793	49,458,890
purchase of common stock granted
Changes in operating assets and
liabilities:
Accounts receivable	15,748	(13,355)	223,035	(96,224)
Inventory	961,179	1,449,628	865,355	(1,027,733)
Prepaid expenses and other
current assets	173,649	(29,652)	19,267	(577,182)
Production advances-related parties	-
Other assets	146,420	3,580	-	-
Receivables from subsidiary	-	-	-	(150,000)
Due from officer	100,000	-	-	-
Accounts payable	(340,057)	174,939	171,712	4,329,107
Accrued expenses	332,819	273,986	(32,702)	1,779,869
Deferred revenue	214,180	-	-	214,180
Due to related parties:
Microphase	864,555	721,544	83,762	2,379,711
Janifast	907,450	99,841	422,905	2,702,905
Officers	312,504	246,835	(90,583)	468,756
Lintel	-	-	-	477,000
Due to Others	25,794	-	(32,500)	179,472
Net cash used in operating activities	(2,735,405)	(1,212,546)	(4,227,501)	(47,842,742)
CASH FLOWS FROM INVESTING
ACTIVITIES:
Investment in patents and licensing rights	(74,699)	-	(40,893)	(416,613)
Purchase of property and equipment	(31,445)	(73,305)	(104,001)	(2,641,106)
Net cash used in investing activities	(106,094)	(73,305)	(144,894)	(3,057,719)

CASH FLOWS FROM FINANCING
ACTIVITIES:
Net proceeds from private placement of	2,977,750	1,090,474	3,964,558	50,472,476
common stock and exercise of options
and warrants
Repurchase of treasury stock at cost	-	-	-	(7,973)

Advances from/repayment to Microphase	-	527,840	(180,000)	347,840
Proceeds from notes payable officers	-	130,000	300,000	430,000
Repayment of notes payable - officers	-	(30,000)	-	(30,000)
Repayment of notes payable	(120,191)	(82,668)	(18,978)	(221,837)
Net cash (use in)/provided by financing	2,857,559	1,635,646	4,065,580	50,990,506
activities
Net increase (decrease) in cash	16,060	349,623	(306,815)	-
CASH AND CASH EQUIVALENTS,	31,005	47,065	396,860	90,045
beginning of period
CASH AND CASH EQUIVALENTS,	$ 47,065	$ 396,860	$ 90,045	$ 90,045
end of period

The accompanying notes are an integral part of these consolidated financial statements.

F-13 Cont'd

mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

		Six Months Ended	October 2, 1996 (Date of
			Inception)
		December 31,	to December 31,
	2003	2004	2004
Cash Flow From Operating Activities:
Net Loss	$(2,565,377)	(5,137,792)	$(120,912,875)
Adjustments to reconcile net loss to net cash used in
operating
activities:
Depreciation and amortization	402,257	128,506	6,458,745
Book Value of fixed assets disposed	-		74,272
Provision for doubtful accounts	-		32,124
Gain on debt extinguishments	(23,087)	40,500	(313,020)
Loss on unconsolidated subsidiary	-		1,466,467
Impairment of note receivable	-		232,750
Loss on securities	-		11,258
Non-cash charges relating to issuance of common	307,245	1,122,054	50,580,944
stock, common
stock options and Warrants
Changes in assets and liabilities:
Subscription Receivable
Accounts receivable	104,999	(141,969)	(238,193)
Inventories	614,876	237,251	(790,482)
Prepaid expenses and other current assets	30,418	(165,447)	(742,629)
Other non-current assets	-	(20,000)	(20,000)
Accounts payable	401,394	564,705	4,893,812
Accrued expenses	(419,559)	467,221	2,247,090
Due to/from related parties
Microphase	313,226	(96,437)	2,283,274
Janifast	534,887	(64,636)	2,638,269
Officers	(450,583)	181,970	650,726
Lintel	-		477,000
Others	-	(50,000)	129,472
Receivables from Subsidiary	-		(150,000)
Deferred revenue	-	(113,885)	100,295
Net cash used in operating activities	(749,304)	(3,037,959)	(50,890,701)
Cash Flow from Investing Activities:
Payments related to patents and licensing rights	-	(64,902)	(481,515)
Purchase of fixed assets	(5,500)	(105,973)	(2,747,079)
Net Cash used in investing activities	(5,500)	(170,875)	(3,228,594)

Cash Flow from Financing Activities:
Proceeds from issuance of common stock and	679,867	3,945,190	54,417,666
exercises of options
and warrants
Payments of notes payable	(2,000)	(105,498)	(327,335)
Advances from Microphase Corporation	-	-	347,840
Proceeds from notes payable-officers	-	600,000	1,030,000
Repayments of notes payable-officers	-	(300,000)	(330,000)
Repurchase of treasury stock at cost	-	-	(7,973)
Net cash provided by financing activities	677,867	4,138,692	55,130,198
Net increase (decrease) in cash	(76,937)	920,858	1,010,903
CASH AND CASH EQUIVALENTS, beginning of	396,860	90,045	-
period
CASH AND CASH EQUIVALENTS, end of period	$319,923	$ 1,010,903	$1,010,903

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
June 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

1. ORGANIZATION AND NATURE OF BUSINESS

mPhase Technologies, Inc. ("mPhase" or the "Company") was organized on October 2, 1996. The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products incorporating digital subscriber line ("DSL") technology. The present activities of the Company are focused on the deployment of its TV+ System, which delivers MPEG2 digital television, high-speed Internet and voice over copper wire. Additionally, the Company sells a line of DSL component products. In February of 2004 , the Company entered the field of Nanotechnology focused upon the development of batteries and power cells with military applications as an additional product line.

On February 17, 1997, mPhase acquired Tecma Laboratories, Inc., ("Tecma") in a transaction accounted for as a reverse merger.

On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. ("MicroTel") a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company's proprietary Traverser™ Digital Video and Data Deliver System ("Traverser™").

On August 21, 1998, the Company incorporated a 100% wholly-owned subsidiary called mPhaseTV.net, Inc., a Delaware corporation, to market interactive television and e-commerce revenue opportunities. This subsidiary is dissolved.

On March 2, 2000 the Company acquired a 50% interest in mPhaseTelevision.Net, Inc., an incorporated joint venture with AlphaStar International, Inc. (Note 8) for $20,000. The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $1.5 million. Based on its controlling interest in mPhaseTelevision.Net, the operating results of mPhaseTelevision.Net are included in the consolidated results of the Company since March 2, 2000.

The Company is in the development stage and its present activities are focused on the commercial deployment of its legacy Traverser™ DVDDS and TV+ products for delivery of broadcast television over ADSL and associated DSL component products which include POTS splitters and a line of intelligent POTS splitter products and a new line of power cell batteries being developed through the use of Nanotechnology. Since mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

2. LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

Through June 30, 2004, the Company had incurred development stage losses totaling $115,775,083, and at June 30, 2004 had a stockholders' deficit of $2,917,962. At June 30, 2004, the Company had $90,045 of cash and cash equivalents and $64,100 of trade receivables to fund short-term working capital requirements.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2005 and continue its development and commercialization efforts. Management's plans in this regard include, but are not limited to, the following:

During the fiscal year ended June 30, 2004, the Company converted certain payables and accrued expenses with a strategic vendor aggregating approximately $1.8 million into 5 year cashless warrants to 5,069,200 restricted shares of the Company's common stock .

Management estimates that the Company will need additional minimum capital of $5.0-$10.0 million by June 30, 2005 to continue its operations either through revenues from sales, external independent or related party funding further expense reductions some combination thereof. The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives, one or more of which it believes will be able to successfully close to provide necessary working capital, while maintaining sensitivity to shareholder dilution issues. However, the Company has no definitive agreements to provide funding at this time.

In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company.

The Company is currently negotiating with several organizations for the commencement of field trials that would lead to commercial sales of its broadcast television platform products. The Company has had an upturn in sales of its POTS splitter products for its fiscal year ended June 30, 2004, including sales to one customer of approximately $3,551,812 million during such period.

Management believes that actions presently being taken to complete the Company's development stage through the commercial roll-out of its broadcast television platforms will be successful. However, there can be no assurance that mPhase will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements does not include any adjustments that might result from the outcome of this uncertainty.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of mPhase, its wholly-owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

CASH AND CASH EQUIVALENTS

mPhase considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

STOCK BASED COMPENSATION

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. Had compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2003 and 2004 been determined based on fair value at the grant dates.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

SHORT-TERM INVESTMENTS

Short-term investments principally consist of highly-liquid shares of corporate securities. The Company classifies all these short-term investments as available-for-sale securities. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income (loss) as a separate component of shareholders' equity. Any decline in market value judged to be other than temporary is recognized in determining net income. Realized gains and losses from the sale of these investments are included in determining net income (loss).

REVENUE RECOGNITION

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase's POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

SHIPPING AND HANDLING CHARGES

The Company includes costs of shipping and handling billed to customers in revenue and the related expense of shipping and handling costs is included in cost of sales.

BUSINESS CONCENTRATIONS AND CREDIT RISK

To date the Company's products have been sold to a limited number of customers, primarily in the telecommunications industry.

The Company had revenues from two customers representing 39% and 21% of total revenues during the year ended June 30, 2002. The Company had revenue from two customers of 31% and 25% during the fiscal year ended June 30, 2003.

The Company had revenue from two customers of 76% and 14% during the fiscal year ended June 30, 2004.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

ADVERTISING COSTS

Advertising costs are expensed as incurred.

COMPREHENSIVE INCOME (LOSS)

In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Items of comprehensive income include foreign currency exchanges and unrealized gains and losses on investments classified as available for sale.

In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the Reporting of Comprehensive Income and its components. For the years ended June 30,2004, June 30, 2003 and June 30, 2002, the items of comprehensive income include unrealized gains and losses on investments the Company had classified as available for sale.

PATENTS AND LICENSES

Patents and licenses are capitalized when mPhase determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

Amortization expense was $471,629, $468,495 and $86,395 for the years ended June 30, 2002, 2003, and 2004, respectively.

The impairment test for the Company's patents and license rights resulted in the Company concluding that no impairment in addition to amortization previously recorded was necessary during the year ended June 30, 2003.

INVENTORIES

Inventory consists mainly of the Company's POTS Splitter Shelf and Filters. Inventory is comprised of the following:

June 30

	2003	2004

Raw materials	$131,797	$75,834

Work in Progress	728,537	525,647

Finished goods	1,729,344	1,024,726

Total	2,589,678	1,626,207

Less: Reserve for obsolescence	(486,350)	(388,235)

	$2,103,328	$1,237,972

December 31, 2004
(unaudited)
2004
Raw materials	$ 75,833
Work in Progress
Finished goods	1,102,902
Total	1,178,235
Less: Reserve for obsolescence	(388,235)
$ 790,500

LONG-LIVED ASSETS

The Company accounted for long-lived assets for the years ended June 30, 2001 and 2002 in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," the Company reviewed its long-lived assets for impairment when changes in circumstances indicate, that the carrying amount of an asset may not be recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset or an asset group obsolete or noncompetitive, a significant change in the extent or manner in which an asset is used, evidence of a physical defect in an asset or asset group or an operating loss.

In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which became effective for the Company July 1, 2002 for the fiscal years ended June 30, 2003 and June 30, 2004. The Company assesses long-term assets for impairment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company also assesses these assets for impairment based on their estimated future cash flows.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for mPhase's cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheets for mPhase's notes payable, long-term debt, amounts due to related parties approximate their fair values and the amounts recorded as other liabilities and other liabilities - related parties approximate their fair values based on current rates at which the Company could borrow funds with similar maturities.

LOSS PER COMMON SHARE, BASIC AND DILUTED

mPhase accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is anti-dilutive.

WARRANTY RESERVE

The Company warrants that all equipment manufactured by it will be free from defects in material and workmanship under normal use for a period of one year from the date of shipment. Through June 30, 2004, substantially all sales by the Company have been from component telephone equipment parts, primarily the Company's POTS Splitter Shelves. The Company's actual experience for cost and expenses incurred in connection with such warranties have been insignificant. Warranty expense in the amount of $30,000 has been added to the reserve to provide for future warranty costs on fiscal 2004 sales. This brings the company's aggregate accrued liability to $70,000 at this time.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with the provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on our consolidated financial position or results of operations.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, "Accounting for Stock-Based Compensation." Additionally, SFAS 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002, with early application permitted in certain circumstances. The Company has adopted the disclosure provisions in these consolidated financial statements as disclosed above under Stock Based Compensation .

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (" FIN 45"). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002 and adoption of the disclosure requirements are effective for the Company during the first quarter ending January 31, 2003. The adoption of FIN 45 did not have a significant impact on our consolidated financial position or results of operations.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial position or results of operations.


In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.


STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

	JUNE 30		JUNE 30

		2003		2004
Interest paid		$14,512		$11,175
Taxes paid		$250		$550

Schedule of Non-Cash

Investing and Financing Activities:

Conversion of accounts payable and accrued expenses
to equity		$1,931,788		$1,963,202

Conversion of accounts payable and accrued expenses
				-
to notes payable		$360,000	$

Research and development fixed assets transferred to
				-
Work in process inventory		$210,239	$

Private Placement Reparation Expense	$

Investments in Patents and Licenses paid with equity		$-		$38,750

Non Cash Compensation		-		-

	December 31		December 31
		2003	2004

Interest paid		$6,000	$0
Taxes paid		$250	$0
Schedule of Non-Cash
Investing and Financing Activities:
Conversion of accounts payable and accrued expenses
to equity		$496,726	$470,000
Conversion of Interest Accrued to Equity			26,725
Conversion of notes payable to equity	$		$88,894
Total Liability to Equity Conversions			585,679

4. ACQUISITION OF MICROTEL

In June 1998, mPhase issued 2,500,000 shares of common stock in exchange for all of the issued and outstanding shares of MicroTel, a wholly-owned subsidiary of Microphase, Inc. ("Microphase"). The transaction was accounted for as a purchase pursuant to APB Opinion No. 16 "Accounting for Business Combinations". The total purchase price of approximately $1,870,000, which was based on the fair market value of the shares issued, was allocated to the patents acquired and is being amortized over an estimated useful life of five years. Pursuant to the agreement of merger, MicroTel has become a wholly-owned subsidiary of mPhase.

5. NOTE RECEIVABLE

As consideration for a letter of settlement with a former consultant of mPhase, the Company had loaned the former consultant $250,000 in the form of a Note (the "Note") secured by 75,000 shares of the former consultants common stock of mPhase. The Note was due April 7, 2001. The Company decreased the Note to $37,500, representing the estimated value of the underlying stock at June 30, 2001. The Company charged $212,500 to administrative expense as a result of this impairment. The Company has included the $37,500, in long-term assets in the accompanying consolidated balance sheet for the year ended June 30, 2001. The Company decreased the Note to $17,250, representing the estimated value of the underlying stock at June 30, 2002. The Company charged $20,250 to administrative expenses as a result of the further impairment of the underlying stock value at June 30, 2002 and has maintained the same balance for the Note throughout the fiscal years ended June 30, 2003 and June 30, 2004. The Company has included the $17,250 in long-term assets in the accompanying consolidated balance sheet for the years ended June 30, 2003 and June 30, 2004.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

6. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

December 31, 2004 (unaudited)

Equipment	$2,765,604
Office and marketing equipment	452,301
$3,217,905
Less-Accumulated depreciation	(2,477,512)
$ 240,393

Depreciation expense for the six months ended December 31, 2004 and December 31, 2003 was $128,506 and $74,082 respectively, of which $125,403 and $74,069 respectively, relates to research laboratory and testing equipment is included in research and development expense.

	June 30
	2003	2004
Equipment	$2,572,031	$2,676,030
Office and marketing equipment	482,464	482,464
	3,054,495	3,158,494
Less-Accumulated depreciation	(2,472,605)	(3,105,809)
	$581,890	$52,685

Depreciation expense for the years ended June 30, 2002, 2003, and 2004, was $1,181,717, $957,457 and $649,704, respectively, of which $983,163,$442,040, and $613,221 respectively, relates to research laboratory and testing equipment is included in research and development expense.

7. ACCRUED EXPENSES

Accrued expenses consist of the following:

December
31, 2004
(unaudited)
Lucent Projects (Note 13)	$247,600
Other General Expenses	883,929
$1,131,529

	June 30
	2003	2004
Lucent Projects (Note 13)	$370,795	$257,800
Other General Expenses	514,940	433,233
	$885,735	$691,033

8. JOINT VENTURE

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company's common stock for $4.00 per share (valued at $2,633,400). This non-cash charge is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black-Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulates for mPhase's joint venture partner, AlphaStar International, Inc., ("Alphastar"), to provide mPhaseTelevision.Net right of first transmission for its transmissions of MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000.

As of June 30, 2004 mPhase owns a 56.5% interest in mPhaseTelevision.net. The Company terminated the lease of the earth station for business reasons, and there was no material impact on mPhaseTelevision.net's operating activities.

Pursuant to an agreement dated as of June 18, 2002, mPhaseTelevision.Net has terminated its lease of the earth station and Alphastar and its affiliated entity have converted certain accounts payable into shares of the Company's common stock. Additionally, under this Agreement, mPhase is obligated to pay Alphastar and its affiliates $35,000, which is included in amounts due to related parties in the accompanying consolidated balance sheet.

During the fiscal years ended June 30, 2002, June 30, 2003 and ended June 30, 2004, the joint venture was charged $69,000, $0 and $0, respectively for fees and costs by its joint venture partner and its affiliates.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

9. LONG TERM DEBT

December 31,
Long-term debt is comprised of the following:	2004
(unaudited)
Settlement Agreements
Accounts payable originally expected to be converted to a $150,000 Note payable to
GTRC bearing 7% interest, amended in March 2004, and reduced to $100,000, to be amortized in equal
quarterly installments $16,667 plus interest at 7% through March 2005
(see also-Note 13-Commitments and Contingencies)	$83,333
Accounts payable originally expected to be converted to Note payable to GTRC bearing 7% interest, amortized in monthly payments scheduled to increase annually until a maturity in September 2008, yet were settled in full together with other liabilities
including the amended note above.
(see also-Note 13 - Commitments and Contingencies)
0
Note payable to law firm bearing 8% interest, originally monthly installments of $5,000 per month commencing in June 2002 and continuing
through December 1, 2003 with a final payment of principal plus accrued interest originally due at maturity on December 31, 2003, this note was in arrears as of June 30, 2004 and the company negotiated a new settlement arrangement as of August 31, 2004. Under such settlement agreement, which the Company made a $100,000 cash payment and
gave a cashless warrant to purchase $150,000 worth of common stock valued at $.25 per share. In addition the Company agreed to pay $25,000 on each of December 1, 2004,
March 1, 2005, June 1, 2005, September 1, 2005 and $50,000 shall be payable on
December 1, 2005. Thereafter the Company is obligated to pay $25,000 on each of
March 1, 2006, June 1, 2006, September 1, 2006 with a final payment of $75,000 on
December 1, 2006.	164,500
Note payable to vendor bearing 8% interest due in weekly payments of $5,000 including accrued interest. These payments commenced in
January 2002 and originally were scheduled to continue until June 2004.
This note is presently in arrears and is included in current portion of long term debt.	208,058
Note payable to vendor non interest bearing average monthly
payments of $4,167 in 2003 and $3,660 in 2004. These payments commenced in April 2002 and originally were scheduled to continue until May 2004.
This note is presently in arrears and is included in current portion of long tem debt.	209,767
Note payable, vendor, interest at 8%, with average monthly payments of
$2,000 originally scheduled to through March, 2004.
This note is presently in arrears and is included in current portion of long term debt.	27,147
Total	$692,805
Less: Current portion	517,805
Long-term Debt, non-current portion	$175,000
At December 31, 2004 total maturities of long-term debt are as follows:
2005	$517,805
2006	100,000
2007	75,000
TOTAL	$692,805

F-20

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

9. LONG TERM DEBT

Long-term debt is comprised of the following:		June 30,
	2003	2004
Settlement Agreements
Accounts payable originally expected to be converted to a $150,000 Note payable to
GTRC bearing 7% interest, amended in March 2004, and reduced to $100,000, to be amortized in equal
quarterly installments $16,667 plus interest at 7% through March 2005
(see also-Note 13-Commitments and Contingencies)	$150,000	$83,333
Accounts payable originally expected to be converted to Note payable to GTRC bearing 7% interest, amortized in monthly payments scheduled to increase annually until a maturity in September 2008, yet were settled in full together with other liabilities
including the amended note above.
(see also-Note 13 - Commitments and Contingencies)	474,235	0

Note payable to law firm bearing 8% interest, originally monthly installments of $5,000 per month commencing in June 2002 and continuing
through December 1, 2003 with a final payment of principal plus accrued interest originally due at maturity on December 31, 2003, this note was in arrears as of June 30, 2004 and the company negotiated a new settlement arrangement as of August 31, 2004. Under such settlement agreement, which the Company made a
$100,000 cash payment and
gave a cashless warrant to purchase $150,000 worth of common stock valued at $.25 per share. In addition the Company agreed to pay $25,000 on each of December 1, 2004,
March 1, 2005, June 1, 2005, September 1, 2005 and $50,000 shall be payable on
December 1, 2005. Thereafter the Company is obligated to pay $25,000 on each of
March 1, 2006, June 1, 2006, September 1, 2006 with a final payment of $75,000 on
December 1, 2006.	405,022	289,500
Note payable to vendor bearing 8% interest due in weekly payments of $5,000 including accrued interest. These payments commenced in
January 2002 and originally were scheduled to continue until June 2004.
This note is presently in arrears and is included in current portion of long term debt.	210,558	210,558
Note payable to vendor non interest bearing average monthly
payments of $4,167 in 2003 and $3,660 in 2004. These payments commenced in April 2002 and originally were scheduled to continue until May 2004.
This note is presently in arrears and is included in current portion of long tem debt.	79,765	79,765
Note payable, vendor, interest at 8%, with average monthly payments of
$2,000 originally scheduled to through March, 2004.
This note is presently in arrears and is included in current portion of long term debt.	29,458	27,147
Total	$ 1,349,038	$690,303
Less: Current portion	762,735	550,803
Long-term Debt, non-current portion	$ 586,303	$139,500
At June 30, 2004 total maturities of long-term debt are as follows:
2005		$ 550,803
2006		100,000
2007		39,500
TOTAL		$690,303

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

10. STOCKHOLDERS' EQUITY

mPhase initially authorized capital of 50,000,000 shares of common stock with no par value. On February 23, 2000, the Board of Directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock. On June 15, 2004, a Special Meeting of Shareholders of the Company approved a proposal by the Company to amend the Company's Certificate of Incorporation under New Jersey law to increase the authorized shares of common stock from 150 million to 250 million shares and change the par value of all shares of common stock from no par to $0.01 par stock.

On January 26, 2000 the Board of Directors of mPhase resolved that the stated value of the common stock was $.01 for accounting purposes and, as such, the financial statements have been retroactively restated to reflect this change.

Tecma issued 6,600,000 shares of common stock for all of the issued and outstanding shares of the Company in the reverse acquisition (Note 1).

In October 1997, mPhase issued 250,000 shares of its common stock in connection with its investment in Complete Telecommunications Inc.

During the year ended June 30, 1998, mPhase sold, pursuant to private placements, 2,095,014 shares of its common stock together with 1,745,179 warrants for proceeds to the Company of $1,472,015, net of offering costs of $205,203. The warrants were issued to purchase one share each of common stock at an exercise price of $0.75, and exercised during the year ended June 30, 2000 generating proceeds to the Company of $1,308,884. Included in offering costs are 100,000 shares of common stock issued for services provided by a third party valued at $0.50 per share, the fair market value on the date of grant.

During the year ended June 30, 1998, mPhase issued 300,000 shares of common stock to consultants for services at $0.50 per share, its fair market value. The Company recorded a charge to operations of $150,000 included in cumulative from inception in the accompanying consolidated statement of operations.

On June 25, 1998, mPhase issued 2,500,000 shares of its common stock for all of the outstanding stock of MicroTel (Note 4) for approximately $1,870,000, the fair market value.

In November 1998, mPhase sold, 3,120,000 shares of its common stock at $1.00 per share, together with 1,000,000 warrants, with an exercise price of $1.00 per share, for $3,013,000 net of offering costs of approximately $107,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On June 2, 2000 these warrants were exercised, generating proceeds to the Company of $1,000,000.

During the year ended June 30, 1999, mPhase issued 1,599,332 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April, May and June of 1999, mPhase sold a total of 642,000 shares of common stock at $2.50 per share, together with 642,000 warrants for $1,559,647, net of offering costs of $45,353 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

The warrants expire in June 2004. By June 30, 2000, 148,000 of these warrants were exercised, generating proceeds to the Company of $370,000.

In June 1999, mPhase sold 4,426,698 shares of its common stock at a price of $2.50 per share for $10,387,434, net of offering costs of $679,311, in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In December 1999 and January 2000, mPhase sold, pursuant to private placements, 1,000,000 shares of common stock at a price of $4.00 per share, net of cash offering costs of $200,000, generating net proceeds to the Company of $3,800,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placements, the Company issued 200,000 and 50,000 warrants to purchase common stock to the respective investors. The warrants had an exercise price of $4.00 and $5.00, respectively. During February 2000, these warrants were exercised, generating $1,050,000 of proceeds to the Company.

In March 2000, mPhase sold 832,500 shares of common stock at a price of $10.00 per share, net of cash offering costs of $466,480, and issued 124,875 shares to a transaction advisor for services, generating net proceeds to the Company of $7,858,520 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On May 5, 2000 the Company issued an additional 208,125 shares to these investors due to a market value adjustment. These shares were valued at $1,808,086, which is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

10. STOCKHOLDERS' EQUITY - (Continued)

During the year ended June 30, 2000, mPhase issued 1,164,215 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,623,907, based upon the fair market value of the common stock on the dates of grant.

In September 2000, mPhase issued 510,000 shares of its common stock, generating net proceeds of $2,532,120, net of cash offering costs of $17,880 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placement, the Company issued 105,750 shares of its common stock to transaction advisors.

In February 2001, mPhase issued 2,342,500 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock generating gross proceeds of $4,685,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00 per share. The Company incurred cash offering costs of $425,315 and also issued 284,600 shares of its common stock and 162,600 warrants to purchase one share each at an exercise price of $3.00 to transaction advisors.

In May and June 2001, mPhase issued 1,087,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock generating gross proceeds of $1,087,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00. The Company incurred offering costs of $69,000.

During the year ended June 30, 2001, the Company issued 450,000 shares of common stock to consultants for services performed and to be performed. The Company recognized a charge to operations of $886,534 and deferred $121,091 for services to be performed in the fiscal year ending June 30, 2002. Total expense of $1,007,625, based upon the fair market value of the common stock on the date of the grant and the balance of $121,091 was charged to operations for the year ended June 30, 2002.

Effective June 30, 2001 the Company issued 4,840,077 shares of the Company's common stock in settlement of debt totaling $2,420,039 to directors and related parties, based upon the fair market value of the common stock issued which approximated the debt settled on the measurement date on September 6, 2001, such date was determined pursuant to EITF00-19 as to when all contingent terms of the conversion agreement were set. The shares are reflected as outstanding as of June 30, 2001, pursuant to A9566 and SFAS 128.

In July 2001, the Company issued 75,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $3.00 generating proceeds of $75,000 in a private transaction with accredited investors.

In December 2001, the Company issued 3,474,671 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 generating gross proceeds of $1,042,000 in a private transaction pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors, which included a subscription receivable of $440,200, which was collected in January 2002.

In January 2002, the Company issued 2,754,503 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 generating gross proceeds of $826,351 and June 2002, the Company issued 100,000 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30, generating gross proceeds of $30,000 in a private placements pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In connection with the December 2001, January 2002, and June 2002, private placements, the Company issued 576,469 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 to finders and consultants whom assisted in the transaction.

During the year ended June 30, 2002 the Company issued 7,492,996 shares of its common stock, and 5,953,490 warrants to related parties and strategic vendors, in connection with the conversion of $2,738,658 of accounts payable and accrued expenses, of which 6,150,000 shares of common stock and 3,400,000 warrants were issued in settlement of $1,460,000 of accounts payable to related parties as follows:

Conversions Concurrent with Private Placements

Included in this total for the year ended June 30, 2002, related parties and strategic vendors converted debt aggregating approximately $1,020,000 and $96,000 respectively into:

(a)3,400,000 shares and of common stock plus warrants to purchase another 3,400,000 shares of common stock at $.30 for a term of 5 years (2,200,000 units with Microphase for $660,000 and 1,200,000 units with Janifast for $360,000) and;

(b)320,000 shares of common stock plus warrants to purchase another 320,000 shares of common stock at $.30 for a term of 5 years, respectively, were issued to strategic vendors.

Such conversions were upon the same terms of a concurrent private placement of common stock by the Company of approximately $1.8 million in cash received for 6 million shares of common stock plus warrants to purchase another 6 million shares of Company's common stock for 5 years at $.30 per share. No gain or loss was recognized in connection with conversions by related parties and strategic vendors of the above total of $1,116,000 of debt.

Conversions, Settlements and Gain on Extinguishments

In addition this total for the year ended June 30, 2002 includes 4,873,333 shares of common stock and warrants to purchase 2,656,800 shares of the Company's common stock which were issued as follows:

(a)2,750,000 shares of common stock were issued to related parties, the value of which was based upon the price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1 as to when all contingent terms of conversion agreements were met, in which no gain or loss was recognized on the conversion of $440,000 of debt; and

(b)1,022,996 shares of common stock were issued to strategic vendors, the value of which was based upon the price of the Company's common stock on the effective date of settlement with each party, and, two warrants to purchase 2,233,490 shares of the Company's common stock were issued the Company's outside counsel to settle outstanding indebtedness of approximately $450,000 as of March 15, 2002. The aggregate value of such warrants was estimated using the Black Scholes options pricing model, assuming an anual expected return of 0%, annual Beta volatility of 125.4 and a risk free interest rate of 5.9% pursuant to EITF 96-18, for the conversion of $1,182,658 of such liabilities which, together with gains from cash settelements of $27,860 resulted in an aggregate gain on extinguishments of $142,236.

F-22

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

10. STOCKHOLDERS' EQUITY - (Continued)

During the year ended June 30, 2002, certain officers, directors and related parties were issued 2,000,000 and 6,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable. (see Note 11).

During the year ended June 30, 2002, certain officers, directors and related parties were issued 2,000,000 and 6,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable. (see Note 11).

Also, during the fiscal year ended June 30, 2002, the Company granted 2,923,000 shares of its common stock and 1,675,000 warrants to consultants for services performed valued at $1,199,001 for common stock and $504,657 for warrants based upon the fair market value of the Company's common stock on the date of the grant using the Black-Scholes option premium model. These totaled $1,703,658 and the Company recorded a charge to operations of $955,668 for the year ended June 30, 2002 and the balance of $747,990 was charged to operations for the year ended June 30, 2003.

During the year ended June 30, 2003, the Company issued 426,000 shares of its common stock valued at $112,245 and 1,690,000 warrants, valued at $203,150 based upon the fair market value of the Company's common stock on the date of the grant using the Black-Scholes option pricing model. The Company recorded these changes, totaling $318,395 to operations for the year ended June 30, 2003.

During the fiscal year ended June 30, 2003, the Company converted certain payables and accrued expenses with officers, related parties and strategic vendors aggregating approximately $1.9 million into 5,923,333 restricted shares of the Company's common stock and 5 year warrants to purchase an additional 3,706,800 restricted shares of the Company's common stock, of which 5,533,333 shares of common stock and 3,491,800 warrants were issued in settlement of $1,748,756 of debt to related parties as follows:

Conversions Concurrent with Private Placements

Included in this total for the year ended June 30, 2003, related parties and strategic vendors converted debt aggregating approximately $300,000 and $15,000 respectively into:

(a) 1,000,000 shares and 5 year warrants to purchase at $.30 a share 1,000,000 shares of mPhase common stock by Microphase, a related party, which converted $300,000 of liabilities;

(b) 50,000 shares and 5 year warrants to purchase at $.30 a share 50,000 shares of mPhase common stock by a strategic vendor which converted $15,000 of liabilities.

Such conversions were upon the same terms of a concurrent private placement of common stock by the Company and no gain or loss was recognized in connection with these conversions.

Conversions, Settlements and Gain on Extinguishments

In addition this total for the year ended June 30, 2003 includes 3,772,996 shares of common stock and warrants to purchase 2,233,490 shares of the Company's common stock which were issued as follows:

(a) During the year ended June 30, 2003, these included transactions with related parties whereby the Company and the counter parties respective board of director's approved, entering into an agreement in principle with the Company's officers and affiliates, including Janiafst Ltd. and Microphase Corporation, to convert up to an amount equal to accounts payable through September 30, 2002. Such approval was received by the respective boards of directors authorizing conversions of such payables effective September 30, 2002 resulting in the conversion of $620,000 on and $360,000 on of liabilities due to Microphase corporation, and Janifast Ltd. into 3,033,000 shares and 1,500,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreement were met, in which no gain or loss was recognized on the conversion of $980,000 of debt and,

(b) Also included in such conversions during the year ended June 30, 2003, were transactions whereby the Company converted $525,967 of liabilities due to the Company's president, vice president and a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of 2,656,800 shares of the Company's common stock. The aggregate value of such warrants was estimated using the Black-Scholes options pricing model, pursuant to EITF 96-18, having an approximate value of $.21 per share, or $538,173. The Company recorded a settlement expense of approximately $12,206 with respect to these three individuals.

(c) Strategic vendors converted $117,486 of payables into 340,000 shares of the Company's common stock on the measurement date the value of which was based upon the price of the Company's common stock on the effective date of settlement with each party. This resulted in a gain of $37,383, which, when combined with all the conversions and gains from cash settlements of $36,049 for the fiscal year 2003, resulted in a net gain on extinguishments in the statements of operations of $61,226 for the year ended June 30, 2003.

Conversions Concurrent with Private Placements

Included in this total for the year ended June 30, 2003, related parties and strategic vendors converted debt aggregating approximately $300,000 and $15,000 respectively into:

(a) 1,000,000 shares and 5 year warrants to purchase at $.30 a share 1,000,000 shares of mPhase common stock by Microphase, a related party, which converted $300,000 of liabilities;

(b)50,000 shares and 5 year warrants to purchase at $.30 a share 50,000 shares of mPhase common stock by a strategic vendor which converted $15,000 of liabilities.

Such conversions were upon the same terms of a concurrent private placement of common stock by the Company and no gain or loss was recognized in connection with these conversions.

In August of 2003, the Company issued 333,334 shares of its common stock together with 5 year warrants convertible into a like amount of shares of common stock at $.30 per share generating net proceeds of $100,000 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 1 Accredited Investors. The proceeds of such placement were used for working capital purposes.

In December of 2003, the Company issued 1,550,000 shares of its common stock together with 5 year warrants convertible into a like amount of shares at $.35 per share generating net proceeds of $542,500 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 1 Accredited Investor. The proceeds of such placement were used for working capital purposes and to defray a portion of the costs of Research and Development expenses with Lucent Technologies, Inc.

From January through March of 2004, the Company issued 8,509,543 shares of common stock together with 5 year warrants convertible into a like amount of common stock at $.35 per share generating net proceeds of $2,729,213 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 25 Accredited Investors. The proceeds of such placement were used for working capital purposes and to defray a portion of the costs of Research and Development expenses with Lucent Technologies, Inc.

In March of 2004, the Company issued 691,429 shares of common stock together with 5 year warrants convertible into a like amount of common stock at $.35 per share generating net proceeds of $242,000 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 2 Accredited Investors. The proceeds of such private placement were used for working capital purposes.

In June of 2004, the Company issued 3,844,000 shares plus 5 year callable warrants to purchase a like amount of shares at $.35 plus 5 year callable warrants to purchase shares at $.50 generating net proceeds of $961,000 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 5 Accredited Investors. The proceeds of such private placement were used to pay Research and Development Expenses with Lucent Technologies, Inc and for general corporate working capital. In July of 2004 such placement was completed with the issuance by the Company of 620,000 shares of common stock plus a like amount of 5 year callable warrants at $.35 and $.50 to 5 Accredited Investors generating net proceeds of $155,000.

During the fiscal year ended June 30, 2004, the Company converted certain payables and accrued expenses with GTRC aggregating approximately $1.9 million into a cashless 5 year warrant to purchase 5,069,200, restricted shares of the Company's common stock plus a $100,000 term promissory note . In addition, the Company converted a total of $36,890 in payables to other vendors in exchange for 10,467 shares of common stock.

Conversions, Settlements and Gain on Extinguishments

As a result of the preceding, during the three years ended June 30, 2004, extinguishments, cancellations and conversions of debt for issuance of the Company's common stock to related parties is summarized in Note 11 and amounts relating to strategic investors is summarized as follows:

For the Years Ended June 30
	2002	2003	2004
Equity Conversions of Debt with Strategic Vendors
Number of Shares	999,662	390,000	110,467
Number of Warrants	870,000	215,000	5,069,200
Amount Converted to Equity	$ 529,503	$ 198,032	$1,963,202
Gain on Extinguishment of Debt	$ 142,236	$ 61,226	$ 150,058

For the Six Months Ended December 31 (Unaudited)
	2003	2004
Equity Conversions of Debt with Strategic Vendors
Number of Shares	0	0
Number of Warrants	0	0
Amount Converted to Equity	$0	$0
Gain on Extinguishment of Debt	0	$0

During the year ended June 30, 2004, the Company recorded non-cash extinguishments gains from settlements of $173,145 and after adjusting $23,087 for cash settlement expenses, resulted in net gains on extinguishments of $150,058.

The Company has no commitments from affiliates or related parties to provide additional financings. The Company has, from time to time, been able to obtain financings from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates. (See also-Note 11-Related Party Transactions)

STOCK INCENTIVE PLANS

On August 15, 1997, mPhase established its Long Term Stock Incentive Plan. Included as part of the Long Term Stock Incentive Plan, is the Stock Option Plan (the "Plan"), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. On February 23, 2000 the Board of Directors proposed and on May 22, 2000 the stockholders approved an increase in the total shares eligible under this plan to 15,000,000 shares. Vesting terms of the options range from immediately to two years and generally expire in five years.

On May 30, 2001, mPhase established the 2001 Stock Incentive Plan (the "2001 Plan"), in which incentive stock options and non-qualified stock options may be granted to officers, employees and consultants of the Company. The total shares eligible under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under the prior plan. Vesting terms of the options range from immediately to two years and options generally expire in five years. The maximum number of shares that may be granted during any one fiscal year to any one individual under the 2001 Plan is limited to 2,500,000 shares.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

10. STOCKHOLDERS' EQUITY - (Continued)

A summary of the stock option activity for the years ended June 30, 2002, 2003, 2004 pursuant to the terms of both plans, which include incentive stock options and non-qualified stock options, is set forth on the below:

	NUMBER OF	WEIGHTED

	OPTIONS	AVERAGE

		EXERCISE PRICE
Outstanding at June 30, 2002	19,107,000	$ 1.27
Granted	625,000.30
Exercised	-	-
Canceled /Expired	(2,565,000)	(1.00)
Outstanding at June 30, 2003	17,167,000	1.24
Granted	4,730,000	.42.
Exercised	-	-
Canceled/Expired	(4,172,000)	(1.43)
Outstanding at June 30, 2004	17,725,00	$ .87
	0
Exercisable at June 30, 2004	17,725,000	$ .87

The fair value of options granted in 2002 and 2003 and options and compensatory warrants granted in 2004 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 125.4% in 2002, 144.4% in 2003 and 145.3% in 2004 based upon a risk-free interest rate ranging from 2.1% to 5.8% and expected option life of 4 years.

The per share weighted average fair value of stock options granted during 2002, 2003 and 2004 was $.26, $.21, and $.35, respectively. The per share weighted average remaining life of the options outstanding at June 30, 2002, 2003, and 2004 is 3.29, 2.80 and 2.88 years, respectively.

mPhase has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options and certain compensating warrants granted to employees at fair market value. Had compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2004, been determined based on fair value at the grant dates, mPhase's net loss for 2002, 2003 and 2004 would have been increased to the pro forma amounts shown below.

During the second quarter of fiscal 2004, the Company adopted the fair value recognition provisions of FASB Statement No. 123,

Accounting for Stock-Based Compensation , for stock-based employee compensation, effective as of the beginning of the fiscal year. Under the modified prospective method of adoption selected by the Company, stock-based employee compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value recognition provisions of Statement 123 been applied to all awards granted after October 1, 1995. The following table illustrates the effect on net income and earnings per share as if the fair value based method has been applied to all outstanding and unvested awards in each period.

	Six Months ended December 31(unaudited),
	2003	2004
Net loss, as reported	$(2,563,377)	$(5,137,992)
Add: Stock-based employee
compensation expense net
included in report of net income,	--	--
net of related tax effects
Deduct: Total stock-based	--	--
employee compensation expense
determined under fair
value based method for all
awards, net of related tax effects		534,623
Pro forma net loss	$(2,563,337)	$(5,672,615)
Loss per share:
Basic and diluted-as reported	$(.04)	$(.06)
Basic and diluted-pro forma	$(.04)	$(.06)

	Twelve months ended June 30,
	2002	2003	2004
Net loss, as reported	$(11,245,361)	$(6,650,211)	$(7,758,586)
Add: Stock-based employee	548,550	23,923	72,000
compensation expense net
included in report of net income,
net of related tax effects
Deduct: Total stock-based	(976,280)	(239,983)	(810,080)
employee compensation expense
determined under fair
value based method for all
awards, net of related tax effects
Pro forma net loss	$(11,673,491)	$(6,866,231)	$(8,486,666)
Loss per share:
Basic and diluted-as reported	$(.23)	$(.10)	$(.10)
Basic and diluted-pro forma	$(.24)	$(.11)	$(.11)

For the year ended June 30, 2002, the Company recorded non-cash charges and deferred compensation totaling $927,420 and $0, respectively, in connection with the grant of 6,570,000 options to employees and options to consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

10. STOCKHOLDERS' EQUITY - (Continued)

For the year ended June 30, 2003, the Company recorded non-cash charges and deferred compensation totaling $70,950 and $0, respectively, in connection with the grant of 625,000 options to employees and consultants and the Company recorded non-cash charges of $203,155 in connection with the grant of 1,690,000 compensating warrants to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

For the year ended June 30, 2004 the Company recorded non-cash charges and deferred compensation totaling $833,100 and $0 respectively , in connection with the grant of options covering 4,370,000 shares of common stock to employees and consultants and the Company recorded non-cash charges of $170,451 in connection with the grant of 500,000 compensating warrants to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

The following summarizes information about stock options outstanding at June 30, 2004 and December 31, 2004 respectively:

RANGE OF	NUMBER	WEIGHTED	WEIGHTED	NUMBER	WEIGHTED
EXERCISE	OUTSTANDING	AVERAGE	AVERAGE	EXERCISABLE	AVERAGE
PRICE		REMAINING	EXERCISE		EXERCISE
		CONTRACTUAL	PRICE		PRICE
		LIFE

		June 30,2004

$0 - $.50	11,705,000	3.53	$.39	11,705,000	$.39
$.51-$1.50	4,603,500	1.83	$.83	4,603,500	$.83
$1.50-$16.38	1,416,500.91		$4.93	1,416,500	$ 4.93

		December 31,
		2004
		(Unaudited)

$0-$.50	18,913,333	3.75	.38	18,913,333.39
$.51-$1.50	4,607,500	1.32	.83	4,607,500.83
$1.50-$16.38	1,476,500.76		4.77	1,476,500	4.93

WARRANTS

In January and April 1998, mPhase issued 25,000 and 50,000 warrants, respectively, each to purchase one share of common stock at an exercise price of $1.06 and $2.44, respectively, for consulting services. The warrants expire five years from the date of issuance. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $5.00 per share. As of June 30, 2001, none of these warrants remain outstanding.

In July 1998, in connection with the private placements, mPhase issued 400,000 warrants, each to purchase one share of common stock at an exercise price of $1.00 per share. The Company allocated the net proceeds from the sale of the common stock to the common stock and the warrants. On July 26, 1999, pursuant to the warrant agreement these 400,000 warrants were converted into 352,239 shares of common stock. In accordance with the warrant agreement, the warrant holder had the right to initiate a cashless exercise to convert the warrants into shares of common stock in lieu of exchanging cash. The number of shares received was determined by dividing the aggregate fair market value of the shares minus the aggregate exercise price of the warrants by the fair market value of one share.

In September 1998, mPhase issued 6,666 warrants for services, each to purchase one share of common stock at an exercise price of $0.75 per share. The warrants expire five years from the date of grant. The Company determined the fair market value of the warrants issued under the Black-Scholes Option Pricing Model to be $16,302. This amount is included in the Company's general and administrative expenses in the accompanying consolidated statement of operations as of June 30, 1999. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $5,000.

In June 1999, in connection with the private placements, mPhase also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share. The warrants were to expire five years from the date of grant. These warrants were exercised during the year ended June 30, 2000 generating proceeds of to the Company of $400,000.

In January 2000, in connection with private placements, mPhase issued 200,000 and 50,000 warrants, each to purchase one share of common stock, at an exercise price of $4.00 and $5.00, respectively. The net proceeds of the private placement were allocated to the warrants and the common stock based on their respective fair values. The warrants were to expire five years from the date of issuance. These warrants were exercised in February 2000.

During the year ended June 30, 2001, mPhase issued 4,980,125 warrants to investors including 1,550,625 warrants to existing investors as compensation which resulted in a charge of $1,249,804 to operations based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model, and 162,600 to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00, for five years, in connection with private placements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

10. STOCKHOLDERS' EQUITY - (Continued)

During the year ended June 30, 2001, mPhase granted 1,180,000 warrants to consultants for services performed and for services to be performed at prices ranging from $1.25 to $5.00, which resulted in a charge of $1,185,874 to operations and deferred $457,942 for services to be performed in the fiscal year to end June 30, 2002, totaling $1,643,816 based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model.

As of June 30, 2001, 6,816,725 warrants were outstanding with a weighted average exercise price of $2.93.

During the year ended June 30, 2002, the Company issued 75,000 and 6,797,643 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00 and $.30, for five years, in connection with private placements. The Company also issued 13,334 shares of its common stock following the exercise of warrants resulting in gross proceeds $4,000. Also, during the year ended June 30, 2002, the Company granted 1,675,000 warrants to consultants for services performed and 6,043,490 warrants to creditors, including related parties, in connection with the conversion of outstanding liabilities.

As of June 30, 2002, 21,965,260 warrants were outstanding with a weighted average exercise price of $1.05.

During the year ended June 30, 2003, the Company issued 4,701,696 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $.30, for five years, in connection with private placements. Also, during the year ended June 30, 2003, the Company granted 1,690,000 5 year warrants to employees and consultants for services performed with an exercise price of $.40 per share of common stock and 3,706,800 warrants to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities.

As of June 30, 2003, 31,777,735 warrants remain outstanding with a weighted average exercise price of $.84

During the year ended June 30, 2004, the Company issued warrants to purchase 18,795,487 shares of common stock to investors and warrants to purchase 628,826 shares of common stock to finders, consultants and investment banking firms. Of such warrants, 11,106,487 shares of the Company's common stock may be purchased at $.30, for five years, 3,844,000 shares may be purchased at $.35 and 3,844,000 shares may be purchased at $.50 in connection with private placements. Also, during the year ended June 30, 2004, the Company granted 5 year warrants to purchase 500,000 shares to consultants for services performed with an exercise price of $.30 per share of common stock and 5,069,242 warrants to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities. Additionally, warrants cover 1,233,334 of common stock were exercised during the fiscal year ended June 30,2004, generating net proceeds to the Company of $316, 800. Also during the fiscal year ended June 30, 2004, warrants covering 519,000 shares with a weighted average exercise price of $2.50 were cancelled or expired.

As of June 30, 2004, 55,017,953 warrants remain outstanding with a weighted average exercise price of $.55.

The following summarizes information about warrants issued pursuant to various financing transactions and for services through June 30, 2004 and December 31, 2004 respectively.

Range of	Number	Weighted	Weighted
Exercise Price	Outstanding	Average	Average
	And	Remaining	Exercise Price
	Exercisable	Contractual
		Life

	June 30, 2004
$0 - $.30	27,996,253	3.30	$ .20
$.31-$.50	21,148,975	4.64	$ .38
$.51-$2.50	500,000	2.92	$ .68

$2.51-$5.10	5,372,225	1.24	$ 3.06

	December
	31,2004(Unaudited)

$0-$.30	46,117,186	3.28	$.27
$.31-$.50	20,098,309	4.57	$.37
$.51-$2.50	500,500	2.32	$.68
$2.51-$5.10	5,372,725.74		$3.06

RESERVED SHARES

The Company has reserved approximately 3,360,000 shares issuable upon provisions of convertible notes to related parties, which provide for, at the option of the holder's of $280,000 of notes payable, the conversion of unpaid principal and interest into units valued at $.25 each, each unit consisting of one share of the Company's common stock and a one warrant each to purchase the Company's common stock at $.25 per share and $.50 per share for a period of 5 years.

F-26 (continued)

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

11. RELATED PARTY TRANSACTIONS

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain re-transmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the Traverser™ within its incorporated joint venture mPhase Television.net, in which the Company owns a 56.5% interest.

The Company has also incurred charges for beta testing and on-site marketing, including the display of a live working model at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone, which is scheduled to commence upon the commercial production of the legacy Traverser™ DVDDS television platform. A member of mPhase's Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone.

Mr. Durando, the President and CEO of mPhase, and together with Mr. Ergul owns a controlling interest and is a director of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone have converted significant liabilities to equity in fiscal years June 30, 2001, 2002 and in the current fiscal year. Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company. mPhase's President, Executive Vice President and Chairman of the Board of the Company are also officers of Microphase (Note 4).

On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. In July 2001, the agreement was revised to $11,340 a month. In July, 2002 this was increased to $12,200 per month and as of January 1, 2003 such rent was reduced to 10,000 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Such agreement was amended as of January 1, 2002 to reduce such payment to $20,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2001, 2002, and 2003 and for the period from inception (October 2, 1996) to June 30, 2003, $2,128,983, $1,212,594, $648,102 and $7,224,526, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations.

On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the "Agreement") with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 has been charged to expense under this Agreement and is included in licensing fees in the accompanying consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement is no longer in effect.

Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its legacy Traverser™ Digital Video and Data Delivery System and its DSL component products. During the years ended June 30, 2001 , 2002 and 2003 mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively.

Pursuant to a debt conversion agreement between the Company and Microphase, for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock and for the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements canceling $740,000 of liabilities of the Company , Microphase received 2,900,000 shares of mPhase common stock and 2,200,000 warrants to purchase mPhase common stock, as discussed in Note 10. For the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock , such shares included 3,033,333 shares that the value of which was based upon the price of the Company's common stock on the effective date of settlement, plus 1,000,000 shares and 1,000,000 five year warrants to purchase shares of common stock of mPhase at $.30 per share whereby such conversions were upon the same terms of a concurrent private placement of common stock by the Company. No gain or loss was recognized in connection with conversions by Microphase for fiscal 2003 in exchange for the cancellation of accounts payable totaling $920,000. As of June 30, 2003 and 2004, the Company had $61,789 and $145,550 current accounts payable to Microphase, which are included in amounts due to related partiesas current liabilities in the accompanying consolidated balance sheet. As of June 30, 2002, the Company had $92,405 included in other liabilities- related parties and as of June 30, 2003 and June 30, 2004, $360,000 and $180,000 respectively in notes payable - related parties as long term liabilities in the accompanying consolidated balance sheet. Additionally, at June 30, 2004, no undelivered purchase orders remain outstanding with Microphase.

F-27 (continued)

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

11. RELATED PARTY TRANSACTIONS - (continued)

JANIFAST

During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is owned by U.S. Janifast Holdings, Ltd, a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances during the years ended June 30, 2002 and 2003. Pursuant to debt conversion agreements between the Company and Janifast, for the year ended June 30, 2001 Janifast received 1,200,000 shares of mPhase common stock canceling liabilities of $600,000, and for the year ended June 30, 2002 Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock for the cancellation of $720,000 of liabilities, as discussed in Note 10. During the year ended June 30,2003 Janifast was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company's common stock on the effective date of settlement. No gain or loss was recognized in connection with conversions by Janifast for fiscal 2003. During the years ended June 30, 2002, 2003 and 2004 and the period from inception (October 2, 1996) to June 30, 2004, there has been $1,754,308, $174,959, $2,771,925 and $13,463,611, respectively, of invoices for products and services have been charged to inventory or expense and is included in operating expenses in the accompanying statements of operations. At June 30, 2004 the Company had $422,905 current accounts payable, which are included in due to related parties and additionally, at June 30, 2004, approximately $400,000 of undelivered purchase orders remain outstanding with Janifast.

OTHER RELATED PARTIES

For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the Company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser™. As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations for the year ended June 30, 2000. Mr. J. Lee Baron, the president and chief executive officer of Lintel Inc., (Lintel is the parent of Hart Telephone Company), and at that time a Director of the Company, received a $285,000 bonus, a stock award of 140,000 shares and 100,000 options in addition to the 125,000 granted to Hart for Beta testing services in the year ended June 30, 2000 and 120,000 options for services as a Director for the year ended June 30, 2001.

Charges and Expenses with Related Parties	For the Years Ended June 30,
	2002	2003	2004
Charges incurred with Janifast included in:
Cost of sales and ending inventory	$1,759,308	$178,959	$2,771,925
Total Janifast	$1,759,308	$178,959	$2,771,925
Charges incurred with Microphase Corp. included in:
Cost of sales and ending inventory (Including	$200,440	$86,468	$140,123
Royalties)
Research and Development	876,074	478,434	84494
General and administrative	136,080	133,200	161,496
Total Microphase Corp.	$1,212,594	$648,102	$386,113
Charges incurred with Lintel & Affiliates included
in:
Research and Development	$0	$0	$0
General and administrative	0	0	0
Total Lintel & Affiliates	$0	$0	$0
Charges incurred with Joint Venture Partners &
Affiliates included in:
Research and Development	$64,039	$0	$0
General and administrative	0	0	0
Total Joint Venture Partner & Affiliates	$64,039	$0	$0
Total Charges with Related Parties included in:
Cost of sales and ending inventory	$1,959,748	$265,427	$2,912,048
Research and development	940,113	428,434	84,494
General and administrative	136,080	133,200	161,496
Total Charges with Related Parties:	$3,035,941	$827,061	$3,158,038

Charges and Expenses with Related Parties		For the Six Months Ended December 30
		(Unaudited),
		2003		2004
Charges incurred with Janifast included in:
Cost of sales and ending inventory		$1,816,019		$398,715
Total Janifast		$1,816,019		$398,715
Charges incurred with Microphase Corp. included
in:
Cost of sales and ending inventory (Including		$22,948		$11,784
Royalties)
Research and Development		54,000		41,000
General and administrative		15,000		147,213
Total Microphase Corp.		$91,948		$199,990
Charges incurred with Lintel & Affiliates included
in:

Affiliates included in:
Research and Development	$		$
General and administrative
Total Joint Venture Partner & Affiliates	$		$
Total Charges with Related Parties included in:
Cost of sales and ending inventory		$1,838,967		$410,490
Research and development		54,000		41,000
General and administrative		15,000		147,213
Total Charges with Related Parties:		$1,907,967		$598,712

A member of mPhase's Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. Prior to becoming a director, this individual received 25,000 options during the fiscal year ended June 30, 1999, of which 5,000 options were exercised during the fiscal year ended June 30, 2000; 23,000 options during the fiscal year ended June 30, 2001 and 15,000 options as a consultant for beta testing service during fiscal year ended June 30, 2002. In addition, during the years ended June 30, 2002, 2003 and June 30, 2004 he received options and warrants covering 62,500 shares, 35,000 shares and 100,000 shares of common stock, respectively, for services as a director.

Effective June 30, 2001, the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company has an arrearage of $ 35,000 with respect to the payments on the promissory note.

During the year ended June, 30 2003, the Company converted $525,967 of liabilities due to the Company's president, vice president and a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of shares of the Company's common stock which, pursuant to EITF 96-18, have an approximate value of $.21 per share or $538,173. The Company recorded a settlement expense of approximately $12,206, which is included as a reduction to gain on settlements in the statements of operations for the year ended June 30, 2003.

In March of 2003, Messrs, Durando, Dotoli and Smiley participated in a private placement of the company investing $20,000, $20,000 and $75,000 respectively, receiving common stock of mPhase at $.30 per share plus 5 year warrants of mPhase to purchase a like amount of common stock at $.30 per share. In March of 2003, Messrs Durando and Smiley lent to mPhase $30,000 and $100,000 respectively at 12% interest pursuant to two promissory notes originally due in September of 2003. In June 2003, Mr. Durando was repaid and Mr. Smiley agreed to extend his note until July, 2004. Also in June, 2003, Microphase agreed to convert $360,000 of accounts payable to a note payable, interest at 12%, due in July, 2004. The notes have provisions for prepayment by the Company and at the option of the holder, provide for the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company's common stock and a one warrant to purchase the Company's common stock at $.30 per share for a period of 5 years. During the fiscal year ended June 30, 2004 Microphase was repaid $180,000 and $180,000 remains outstanding.

As of June 30, 2004, Mr. Smiley and Microphase each agreed to extend to July 25, 2005, the maturity on their 12% convertible promissory notes in the principal amount of $100,000 and $180,000 respectively.

Additionally at June 30, 2004, Mr. Durando was owed $300,000 by the Company as evidenced by a non-interest bearing promissory note that was repaid in July 2004. As of June 30, 2004 a total of $55,000 in the aggregate was due to Mr. Durando and Mr. Dotoli for unpaid compensation.

Generally, as summarized below, the Company has offered conversion of debts to related parties on substantially the same terms as concurrent private placements (typically in $.30 units, such units including both shares of common stock and warrants to purchase a like amount of common stock) in addition to conversion of debts pursuant to terms of concurrent private placements and financial instruments which, pursuant to EITF 00-19 have been settled with the Company's common stock as conditioned by benchmarks, generally coinciding with the Company's negotiations to settle any and all obligations with Georgia Tech Research and its affiliate (see also Note 13) as follows:

F-29 (continued)

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

11. RELATED PARTY TRANSACTIONS - (continued)

Equity Conversions of Debt and Other Financial Instruemnets with Related Parties

	June 30,
		2002	2003
Janifast:
Number of shares		3,450,000	1,500,000
Number of warrants		12,000,000	0
Amount converted to equity		$720,000	$360,000
Microphase Corporation:
Number of shares		2,700,000	4,033,333
Number of warrants		2,200,000	1,000,000
Amount converted to equity		$740,000	$920,000
Strategic Vendor Conversions:
Number of shares		0	0
Number of warrants		0	0
Amount converted to equity		$0	$0
Officers
Number of shares		333,334	0
Number of warrants (A)		334.334	2,491,800
Amount converted to equity		$103,000	$480,967
Joint Venture Partners and Affiliates
Number of shares		63,216	0
Number of warrants		0	0
Amount converted to equity		$31,628	$0
Total Related Party Conversions
Number of shares		6,546,550	5,533,333
Number of warrants		3,733,334	3,491,800
Amount converted to equity		$1,594,628	$1,760,967

(A) Includes $12,206 settlement expense incurred to the Company's Chief Operating Officer in connection with the exchange of warrants to purchase the Company's common stock to cancel unpaid compensation, which is included as a reduction to gain on settlements in fiscal 2003.

Equity Conversions of Debt and Other Financial Instruemnets with Related Parties

		2004
Janifast:
Number of shares		0
Number of warrants		0
Amount converted to equity		$0
Microphase Corporation:
Number of shares		0
Number of warrants		0
Amount converted to equity		$0
Strategic Vendor Conversions:
Number of shares		110,467
Number of warrants		5,069,242
Amount converted to equity		$1,963,202
Officers
Number of shares		0
Number of warrants (A)		0
Amount converted to equity		$0
Joint Venture Partners and Affiliates
Number of shares		0
Number of warrants		0
Amount converted to equity	$
Total Related Party Conversions
Number of shares		110,0467
Number of warrants		5,069,242
Amount converted to equity		$1,963,202

Equity Conversions of Debt and Other Financial Instruemnets with Related Parties

2004
Janifast:
Number of shares	1,000,000
Number of warrants	1,000,000
Amount converted to equity	$200,000
Microphase Corporation:
Number of shares	1,250,000
Number of warrants	1,250,000
Amount converted to equity	$250,000
Strategic Vendor Conversions:
Number of shares	0
Number of warrants	0
Amount converted to equity	$0
Officers
Number of shares	489,875
Number of warrants (A)	489,875
Amount converted to equity	$97,975
Joint Venture Partners and Affiliates
Number of shares
Number of warrants
Amount converted to equity	$
Total Related Party Conversions
Number of shares		2,739,875
Number of warrants		2,739,875
Amount converted to equity		$547,975

F-28

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004
(Unaudited for the Periods Ended December 31, 2003 and 2004)

12. INCOME TAXES

No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2004, mPhase has operating loss carryforwards of approximately $63.2 million and $62.6 million to offset future federal and state income taxes respectively, which expire at various times from 2016 through 2024. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

At June 30, 2004 the Company has net deferred income tax assets of approximately $24.2 million comprised principally of the future tax benefit of net operating loss carryforwards, which represents an increase of $.6 million for the fiscal year ended June 30, 2004. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability.

13. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

mPhase has entered into various agreements with Georgia Tech Research ("GTRC") and its affiliate, Georgia Tech Applied Research Corporation, ("GTARC"), pursuant to which the Company receives technical assistance in developing the commercialization of its Digital Video and Data Delivery System. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended , 2002, 2003 and 2004 totaled $450,000, $100,000 and $0 respectively, and $13,539,952 from the period from inception through June 30, 2004.

If and when sales commence utilizing its legacy DVDDS digital broadcast television platform, mPhase will be obligated to pay to GTRC a royalty up to 5% of product sales, as defined.

As of June 30, 2004, mPhase is obligated to pay Lucent Technologies, Inc. $100,000 per month through and including the first of each month from July 1, 2004 through and including February 1, 2004 in connection with the development of its Nanotechnology product line. Additionally, the Company engages Lucent on a project-by-project basis for research and development of technical product related enhancements for its TV+ product. The Company owed Lucent $257,800 for amounts accrued through June 30, 2004. The amount incurred by the Company with Lucent for assistance with respect to its research and development activities during the years ended June 30, 2002, 2003, and 2004 totaled $156,250 and $1,112,500, and $2,328,602 respectively, and $3,597,102 from the period from inception through June 30, 2004.

From time to time, mPhase may be involved in various legal proceedings and other matters arising in the normal course of business. The Company currently has no material outstanding legal proceedings, nor does it anticipate any actions which would result in liabilities in excess of amounts recorded in these financial statements.

14. Subsequent Events (Unaudited)

The December 31, 2004 and outstanding subscriptions receivable balance of $ 50,000 was fully collected in January of 2005.

Additionally, the December 2004 private placement was closed out in January of 2005 with the placement of 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus5 year warrants for a like amount of shares with a strike price of $.25 per share generating net proceeds of $720,000 to the Company.

A January Private Placement realized net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share

In January of 2005 there were stock option awards issued to two consultants for services performed. The company granted 250,000 options to a consultant for professional services, these options provide for the right of stock purchase at an exercise price of $.25, these options have a five year life and expire in January of 2010. A second award issued a like number of options to another service provider under similar terms, except that the options associated with this second award offer a call feature, available to the company, for redemption of such options at a call price of $.45 at any time during their five year life. In aggregate, 400,000 options were issued in connection with these awards and will result in a charge to General and Administrative non-cash expense in the amount of $ 133,990 in the third quarter of fiscal 2005. The valuation of this charge was made on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model.

In February of 2005, GTARC tendered 5,069,242 of cashless warrants which they held in connection with a previous debt settlement in exchange for 4,949,684 if the company's shares of common stock, the balance of the 119,558 warrants were effectively cancelled as a result of certain warrant exercise exchange provisions adjusting the exchange rate based on specified stock pricing experience as per the original debt settlement agreement.

On February 17 of 2005, the Company granted 2,600,000 warrants and 400,000 options to consultants for services performed valued at $ 1,328,600 and $ 204,400, respectively. The warrants and options provide the right to purchase a share of mPhase common stock at an exercise price $.45 and $.30 per share, respectively, over their 5 year life expiring in February of 2010. These warrant and option awards were valued on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model and the value of the award will be expensed to General and Administrative non-cash expenses in the third quarter of fiscal 2005.

On January 15, 2005, the company converted a $ 100, 000 convertible note payable to Martin Smiley in exchange for 400,000 shares and a like number of warrants that were price at $25 per unit or $100,000 in aggregate.

Also in January of 2005, Martin Smiley was awarded additional compensation of 400,000 shares of common stock. . This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

In late February and early March of 2005, the Company converted approximately $173,898 in accounts payable due various vendors into 535,296 shares of common stock aggregating $183,310 in full settlement of those obligations.

PART I

Item 14. Controls and Procedures

Under the supervision and with the participation of management including the Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14c and of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no changes in our internal control over financial reporting during the fiscal year ended June 30, 2004 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting

ITEM 14B. VALUATION AND QUALIFYING ACCOUNTS

mPHASE TECHNOLOGIES, INC.
VALUATION AND QUALIFYING ACCOUNTS
Years Ended June 30, 2004, 2003 and 2002
(In Thousands)

			Additions
	Balance at	Charged to	Charged to	Deductions	Balance at
	beginning	costs and	other		end of year
	of year	expenses	accounts
Description
Year ended June 30, 2004
Allowance for doubtful accounts	$0	0	0	0	$0
(deducted from accounts receivable)
Allowance for obsolescence	$486	0	(87)	(11)	$388
(deducted from inventory, at cost)
Year ended June 30, 2003
Allowance for doubtful accounts
(deducted from accounts
receivable)	$3	0	0	(3)	0
Allowance for obsolescence	$1,243	302	0	(1,059)	486
(deducted from inventory, at cost)
Year ended June 30, 2002
Allowance for doubtful accounts	$29	3	0	(29)	3
(deducted from accounts receivable)
Allowance for obsolescence	$315	928	0	0	1,243
(deducted from inventory, at cost)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:

Securities and Exchange Commission Registration Fee	$10,593
NASD Filing Fee	-
Nasdaq Listing Fee	-
Printing Expenses	$2,000
Accounting Fees and Expenses	$12,500
Legal Fees and Expenses	$15,000
Transfer Agent's and Registrar's Fees and Expenses	-
Miscellaneous Expenses	-
Total	$40,093

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent be successful on the merits in any proceeding referred to in this paragraph.

Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

1. by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

2. or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

3. by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3-5 of the New Jersey Business Corporation Act.

Item 15. Recent Sales of Unregistered Securities

The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration under the Act, pursuant to either Rule 506 of Regulation D of the Act in connection with private placements or Section 4(2) of the act in connection with respect to services perfomed.

During the year ended June 30, 1999, we issued 1,599,332 shares of common stock to employees and consultants for services performed. We recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April 1999, we issued 642,000 shares of our common stock and warrants to purchase up to 642,000 shares of our common stock at a combined price of $2.50 per share and warrant pursuant to Rule 506 of Regulation D of the Act for an aggregate of $1,605,000 in cash.

In June and July 1999, we issued 4,426,698 shares of our common stock at $2.50 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $11,066,745 in cash.

On July 26, 1999, 400,000 warrants previously issued pursuant to Section 4(2) of the Act for services performed were converted into 352,239 shares of common stock in a cashless exercise.

In June 1999, we also issued 400,000 warrants pursuant to Section 4(2) of the Act for services performed, each to purchase one share of common stock at an exercise price of $1.00 per share which expire in June 2004. During the year ended June 30, 2000 these warrants to purchase 400,000 shares of common stock were exercised generating proceeds of $400,000.

In December 1999 and January 2000, we sold, pursuant to Rule 506 of Regulation D of the Act, 1,000,000 shares of common stock at a price of $4.00 per share, for an aggregate of $4,000,000. In connection with the private placement, we issued 200,000 and 50,000 warrants to purchase common stock for services rendered pursuant to Section 4(2) of the Act. The warrants had an exercise price of $4.00 and $5.00, respectively.

During February 2000, warrants were issued pursuant to Section 4(2) of the Act for services performed to purchase 200,000 and 50,000 shares of common stock and were also exercised, at an exercise price of $4.00 and $5.00, respectively, generating additional proceeds of $1,050,000.

In May 2000, we issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $8,325,000 in cash.

In September 2000, we issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $2,550,000 in cash and in connection therewith 38,250 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the year ended June 30, 2000, we issued 1,164,215 shares of common stock to employees and consultants pursuant to Section 4(2) of the Act for services performed.

On November 30, 2000, we granted 150,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the quarter ended December 31, 2000, we granted 30,000 warrants to a consultant for services performed pursuant to Section 4(2) of the Act.

During the six month period ended December 31, 2000, we issued 320,000 shares of our common stock following the exercise of options and warrants resulting in gross proceeds of $327,500 and granted 1,035,000 options to employees and 1,572,000 options to consultants for services performed pursuant to Section 4(2) of the Act.

In January 2001, we granted 102,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

In January 2001, we granted 250,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

On January 26, 2001 and February 9, 2001 we raised approximately $4,685,000 in cash through the issuance of 2,342,500 shares of our common stock and a like amount of warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years pursuant to Rule 506 of Regulation D of the Act. The Company issued 162,600 warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years to consultants in connection with these private placements.

On April 3, 2001 we issued warrants to purchase 1,550,625 shares of common stock at an exercise price of $3.00 per share expiring on April 3, 2005 to accredited investors, who, as consideration for consent to certain additional issuances, in May 2000, were issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act and in September 2000, were issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act.

On April 16, 2001, we issued warrants to purchase 250,000, 250,000 and 500,000 shares of common stock at respective exercise prices of $5.00, $2.50 and $1.25 per share in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 7, 2001, we issued 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $5.00 per share expiring on May 7, 2006 in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 25, 2001, we issued 587,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $587,000 in cash.

On July 18, 2001, we issued 575,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $575,000 in cash.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act. These issuances included 2,400,000 shares for the conversion of $1,200,000 of liabilities by Janifast; 1,278,000 shares for the conversion of $639,000 of liabilities by Microphase; 954,000 shares for the conversion of $477,000 of liabilities by Lintel Corporation and its affiliates at that time including Mr. L. Barton, a Director of the Company at that time; and 208,077 shares for the conversion of $104,038 of liabilities by the Company's Joint venture partner-Alpha-Star and Affiliates.

In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. These issuances included 1,000,000 shares to Mr. L. Barton, a director at that time, for an investment of $500,000; 400,000 shares to Mr. Ronald A. Durando, the Company's president and a director, for an investment of $200,000; 400,000 shares to Mr. Gustave Dotoli , the Company's vice-president and a director, for an investment of $200,000; and 200,000 shares to Mr. Martin S. Smiley, the Company's vice-president, for an investment of $100,000; and were exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

In December 2001 and January 2002, we issued 6,797,643 shares of common stock and a like amount of warrants at an exercise price of $.30 per share for a term of five (5) years pursuant to Rule 506 of Regulation D of the Act for approximately $2,000,000 in cash. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

During the year ended June 30, 2002 the Company issued 7,492,996 shares of its common stock, and 5,953,490 warrants to related parties and strategic vendors, in connection with the conversion of $2,738,658 of accounts payable and accrued expenses, of which 6,150,000 shares of common stock and 3,400,000 warrants were issued in settlement of $1,460,000 of accounts payable to related parties as follows:

  During December 2001, the Company converted $660,000 of liabilities due to Microphase and $360,000 of liabilities due to Janifast into 2,200,000 and 1,200,000, respectively, shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act and 320,000 shares of common stock plus warrants to purchase another 320,000 shares of common stock at $.30 for a term of 5 years, respectively, were issued to strategic vendors pursuant to Section 3(a)(9) of the Act.

  During the quarter ended March 31,2002 the Company converted $96,000 of liabilities due to Strategic Vendors into 320,000 shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act.

  Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase pursuant to Section 3(a)(9) of the Act into a warrant to purchase up to a total of $1,683,490 shares of the Company's common stock which pursuant to EITF 96 18, has an approximate value of $.30 per share and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. Additionally, 1,022,996 shares of common stock were issued to strategic vendors, the value of which was based upon the price of the Company's common stock on the effective date of settlement with each strategic vendor, to settle $761,786 of liabilities pursuant to Section 3(a)(9) of the Act. The conversion of $1,182,658 of such liabilities which, together with gains from cash settlements of $27,960 resulted in an aggregate gain on extinguishments of $142,236.

  Effective for June 30 2002, the Company converted $360,000 of liabilities due to Microphase and $80,000 of liabilities due to Janifast into 2,250,000 and 500,000 shares of the Company's common stock, respectively, pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act.

During the year ended June 30, 2003, we issued 4,296,680 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,296,680 shares of Common Stock at $.30 per share in a Private Placement pursuant to Rule 506 of Regulation D of the Act, generating net proceeds to the company of approximately $1,164,000.

From August 2001 to June 2002, we issued an aggregate of 2,976,068 shares of common stock to consultants for an aggregate of $1,202,997. We also issued an aggregate of 2,675,000 warrants to consultants for an aggregate of $1,040,000.

During the year ended June 30, 2003, the Company issued 426,000 shares of its common stock valued at $112,245 and 1,690,000 warrants, valued at $203,150 based upon the fair market value of the Company's common stock on the date of the grant using the Black-Scholes option pricing model. The Company recorded these charges, totaling $318,395 to operations for the year ended June 30, 2003. Each transaction was pursuant to Section 4(2) of the Act.

During the fiscal year ended June 30, 2003, the Company converted certain payables and accrued expenses with officers, related parties and strategic vendors pursuant to Section 4(2) and to Section 3(a)(9) of the Act aggregating approximately $1.9 million into 5,923,333 restricted shares of the Company's common stock and 5 year warrants to purchase an additional 3,706,800 restricted shares of the Company's common stock. Of these 5,533,333 shares of common stock and 3,491,800 warrants were issued in settlement of $1,748,756 of debt to related parties as follows:

  The conversion of $620,000 on and $360,000 on of liabilities due to Microphase corporation, and Janifast Ltd into 3,033,000 shares and 1,500,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreements were met, in which no gain or loss was recognized on the conversion of $980,000 of debt.

  Also included in such conversions during the year ended June, 30 2003, were transactions whereby the Company converted $525,967 of liabilities; $269,362 due to the Company's president, $211,605 due to the vice president and $45,000 due to the a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of 2,656,500 shares of the Company's common stock. The aggregate value of such warrants was estimated using the Black-Scholes options pricing model, pursuant to EITF 96-18, having an approximate value of $.21 per share, or $538,173. The Company recorded a settlement expense of approximately $12,206 with respect to the Company's president and vice president.

  Strategic vendors converted $117,486 of payables into 340,000 shares of the Company's common stock on the measurement date the value of which was based upon the price of the Company,'s common stock on the effective date of settlement with each party. This resulted in a gain of $37,383, which, when combined with all conversions and the gains from cash settlements of $36,049 for the fiscal year 2003, resulted in a net gain on extinguishments in the statements of operations of $61,226 for the year ended June 30, 2003.

In August of 2003, the Company issued 333,334 shares of its common stock together with a like amount of warrants in a private placement pursuant to Rule 506 of Regulation D of the Act, generating net proceeds of $100,000 which was collected during the three month period ended on September 30, 2003.

During the six months ending December 31, 2003, the Company granted 924,667 shares of its common stock and warrants to purchase 249,667 shares of its common stock to consultants for services performed value at $307,243 and charged to operations during the period. Each transaction was pursuant to Section 4(2) of the Act.

During the three months ended December 31, 2003, the Company issued 500,000 shares of its common stock pursuant to warrants previously issued to purchase said shares pursuant to Rule 506 of Regulation D of the Act for an aggregate of $150,000 in cash.

In December of 2003, the Company issued to five accredited investors 2,300,000shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $805,000, $175,000 of which was collected in January, 2004. An advisor of the Company was issued 100,000 shares for assisting in this transaction.

In January of 2004, the Company issued to twenty-three accredited investors 7,160,720 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $2,506,250, all of which was collected in January, 2004.

In March and April of 2004, the Company issued to six accredited investors 1,811,429 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $634,000, all of which was collected in March and April, 2004. Two advisors of the company were issued 128,826 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share for assisting in this transaction.

The December 31, 2004 and outstanding subscriptions receivable balance of $ 50,000 was fully collected in January of 2005.

Additionally, the December 2004 private placement was closed out in January of 2005 with the placement of 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus5 year warrants for a like amount of shares with a strike price of $.25 per share generating net proceeds of $720,000 to the Company pursuant to Rule 506 of Regulation D of the Act.

A January Private Placement realized net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share. Each transaction pursuant to Rule 506 of Regulation D of the Act

In January of 2005 there were stock option awards issued to two consultants for services performed. The company granted 250,000 options to a consultant for professional services, these options provide for the right of stock purchase at an exercise price of $.25, these options have a five year life and expire in January of 2010. A second award issued a like number of options to another service provider under similar terms, except that the options associated with this second award offer a call feature, available to the company, for redemption of such options at a call price of $.45 at any time during their five year life. In aggregate, 400,000 options were issued in connection with these awards and will result in a charge to General and Administrative non-cash expense in the amount of $ 133,990 in the third quarter of fiscal 2005. The valuation of this charge was made on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model. Each transaction was pursuant to Section 4(2) of the Act.

In February of 2005, GTARC tendered 5,069,242 of cashless warrants which they held in connection with a previous debt settlement in exchange for 4,949,684 if the company's shares of common stock, the balance of the 119,558 warrants were effectively cancelled as a result of certain warrant exercise exchange provisions adjusting the exchange rate based on specified stock pricing experience as per the original debt settlement agreement.

On February 17 of 2005, the Company granted 2,600,000 warrants and 400,000 options to consultants for services performed valued at $ 1,328,600 and $ 204,400, respectively. The warrants and options provide the right to purchase a share of mPhase common stock at an exercise price $.45 and $.30 per share, respectively, over their 5 year life expiring in February of 2010. These warrant and option awards were valued on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model and the value of the award will be expensed to General and Administrative non-cash expenses in the third quarter of fiscal 2005. Each transaction was pursuant to Section 4(2) of the Act.

In January of 2005, Martin Smiley was awarded additional compensation of 400,000 shares of common stock. . This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

In late February and early March of 2005, the Company converted approximately $173,898 in accounts payable due various vendors into 535,296 shares of common stock aggregating $183,310 in full settlement of those obligations and pursuant to Section 3(a)(9) of the Act.

Item 16. Exhibits and Financial Statements

Exhibit
	Number	Description
2.1*		Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997
(incorporated by reference to Exhibit 2(a) to our registration statement on Form
10SB-12G filed on October 16, 1998 (file no. 000-24969)).
2.2*		Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998
(incorporated by reference to Exhibit 2(b) to our registration statement on Form
10SB-12G filed on May 6, 1999 (file no. 000-24969)).
3.1*		Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979
(incorporated by reference to Exhibit 3(a) to our registration statement on Form
10SB-12G filed on October 16, 1998 (file no. 000-24969)).
3.2*		Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc.
dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
Exhibit
	Number	Description
3.3*		Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc.
filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
3.4*		Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc.
filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
3.5*		Certificate of Amendment of Certificate of Incorporation of Lightpaths TP
Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no.
000-24969)).
3.6*		Certificate of Amendment of Certificate of Incorporation of mPhase Technologies,
Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).
3.7*		Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
4.1*		Form of Registration Rights Agreement, dated January 26, 2001, by and among the
Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18,
2001 (file no. 33-63262)).
4.2*		Form of Registration Rights Agreement, dated February 9, 2001, by and among the
Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18,
2001 (file no. 33-63262)).
4.3**		Form of Warrant.
4.4**		Warrant issued to Piper Rudnick LLP.

4.5**		Warrant issued to Piper Rudnick LLP.
4.6**		Form of Subscription Agreement, dated December 15, 2001.
5.1		Opinion of Martin S. Smiley, General Counsel to the Company.
10.1*		License Agreement, dated March 26, 1998, between the Company and Georgia Tech
Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
10.2*		First Amendment to the License Agreement, dated January 8, 2001, between the
Company and Georgia Tech Research Corporation (incorporated by reference to
Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file
no. 33-63262)).
10.3*		Employment Agreement between Ronald A. Durando and the Company
(incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).
10.4*		Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on

August 13, 1999 (file no. 333-85147)).
10.5*		Employment Agreement between Martin S. Smiley and the Company, dated as of
August 15, 2000 (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.6*		Employment Agreement between David C. Klimek and the Company, dated as of
April 1, 2001 (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.7*		Manufacturing Services Agreement, dated March 14, 2001, by and between the
Company and Flextronics International USA, Inc (incorporated by reference to
Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file
no. 33-63262)).
10.8*		Supply Agreement by and between the Company and Hart Telephone Company, Inc., date of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
Exhibit
	Number	Description
10.9*		Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.10*		Company's 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no.000-
30202)).
10.11*		License Agreement, dated July 31, 1996, by and between AT&T Paradyne
Corporation and Microphase Corporation. (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.12(a)*		Assignment Agreement, dated February 17, 1997, by and between the Company and
Microphase Corporation. (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33- 63262)).
10.12(b)*		Distribution Agreement effective May 15, 2002 by and between Corning Cable
System and the Company.
10.13*		Development Agreement between Lucent Technologies, Inc. and mPhase
Technologies, Inc., effective as of December 1, 2002, relating to Video Services
Switch and Statement of Work, dated December 9, 2002.***
10.14*		Purchase Order between the Company and Lucent Technologies, Inc., dated
December 15, 2002, for cost reduction of the mPhase Traverser INI set box.***
10.15*		Co-Branding Agreement, dated as of January 21, 2003, between the Company and
Lucent Technologies, Inc.
10.16*		Systems Integrator Agreement, dated as of April 4, 2003, between the Company and
Lucent Technologies, Inc.***
10.17*		Development Agreement between Lucent Technologies, Inc. and mPhase
Technologies, Inc., relating to Broadcast Television Switch (BTS) effective as of
September 15, 2003.***
10.18*		Development Agreement effective February 3, 2004 between Lucent Technologies,
Inc. and mPhase Technologies, Inc. for development of micro fuel cell
NanoTechnology.***
10.19***		Software License Agreement between Espial Group, Inc, a Canadian Corporation and
mPhase Technologies entered into November 28, 2004
10.20***		Software Development Agreement between Magpie Telecom Insiders, Inc, and
mPhase Technologies, dated September 2, 2004 and Work Order dated January 3,
2005
10.21***		Development Agreement effective March 11, 2005 between Lucent Technologies Inc and mPhase Technologies relating to development of Magnetometers
10.22		Amendment No. 2 to Development Agreement dated as of March 9, 2005 relating to
Micro Power Source Cells between mPhase Technologies, Inc and Lucent
Technologies Inc.
10.23***		Amendment No. 2 to Development Agreement between Lucent Technologies, Inc.
and mPhase Technologies, Inc. dated as September 15, 2003
21*		List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
23.1*		Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on
October 16, 1998 (file no. 000-24969)).

23.2*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and
Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999
(file no. 000-24969)).
23.3*	Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999
(incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).
23.4	Consent of Schuhalter, Coughlin & Suozzo, LLC.
23.5	Consent of Rosenberg Rich Baker Berman and Company.
24.1**	Power of Attorney (included as a part of the signature page of the initial filing of this
Registration Statement).

---
* Incorporated by reference.
** Previously filed.
*** Portions of such documents have been omitted pursuant to Rule 406 of the Securities Act of 1933, or Rule 24(b-2) of the Securities Exchange Act of 1934. Omitted portions of documents have been separately filed with the Securities and Exchange Commission.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee" table in this Registration Statement;

      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 18th day of April, 2005.

mPHASE TECHNOLOGIES, INC.
B	/s/ Ronald A. Durando
y:	Ronald A. Durando
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board of Directors	April 18,
2005
Necdet F. Ergul
*	President, Chief Executive Officer	April 18,
2005
Ronald A. Durando	and Director (Principal Executive Officer)

/s/ Martin S. Smiley	Executive Vice President of Finance,	April 18,
2005
Chief Financial Officer, and General Counsel
Martin S. Smiley	(Principal Financial and Accounting Officer)
*	Director	April 18,
2005
Michael P. McInerney
*	Director	April 18,
2005
Anthony H. Guerino
*	Chief Operating Officer and Director	April 18,
2005
Gustave T. Dotoli
*	Chief Technology Officer and Director	April 18,
2005
David L. Klimek
*	Director	April 18,
2005
Abraham Biderman

By: /s/ Martin S. Smiley
Martin S. Smiley
Attorney-in-fact

End of Filing